Exhibit 2.3

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
COTTONWOOD COMMUNITIES, INC.,
COTTONWOOD RESIDENTIAL O.P., LP,
CC WOODNOTE MS, LLC
AND
WOODNOTE EQUITY LLC
AND
DATED AS OF SEPTEMBER 2, 2026

TABLE OF CONTENTS
    Page
Section 1.1    Definitions    2
Section 1.2    Interpretation and Rules of Construction    17
ARTICLE 2 THE MERGERS    18
Section 2.1    The Merger    18
Section 2.2    Closing    18
Section 2.3    Effective Time    18
Section 2.4    Organizational Documents of the Surviving Entity    19
Section 2.5    Tax Treatment of Mergers    19
ARTICLE 3 EFFECTS OF THE MERGERS    20
Section 3.1    Effects of the Merger    20
Section 3.2    Exchange Procedures    29
Section 3.3    Withholding Rights    30
Section 3.4    Dissenters Rights    31
Section 3.5    General Effects of the Merger    31
Section 3.6    Deposit; Escrow    31
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY    34
Section 4.1    Organization and Qualification; Subsidiaries.    34
Section 4.2    Authority; Approval Required    35
Section 4.3    No Conflict; Required Filings and Consents    36
Section 4.4    Capital Structure    36
Section 4.5    Financial Statements    38
Section 4.6    Absence of Certain Changes or Events    38
Section 4.7    No Undisclosed Liabilities    38
Section 4.8    Permits; Compliance with Law    38
Section 4.9    Litigation    39
Section 4.10    Properties    40
Section 4.11    Environmental Matters    42
Section 4.12    Material Contracts    42
Section 4.13    Taxes.    45
Section 4.14    Intellectual Property    47
Section 4.15    Insurance    47
Section 4.16    Benefit Plans; Employment Matters    48
Section 4.17    Related-Party Transactions    48
Section 4.18    Brokers    49
Section 4.19    Opinion of Financial Advisor    49
Section 4.20    Appraisal Rights    49
Section 4.21    Existing Loans    49
Section 4.22    Non-Foreign Status    49
Section 4.23    OFAC; Anti-Corruption Laws    50

Section 4.24    Solvency    50
Section 4.25    No Improper Payments    51
Section 4.26    No Other Representations and Warranties; Non-Reliance    51
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE CCI PARTIES     52
Section 5.1    Organization and Qualification; Subsidiaries    52
Section 5.2    Authority    52
Section 5.3    No Conflict; Required Filings and Consents    53
Section 5.4    Merger Consideration    53
Section 5.5    Litigation    54
Section 5.6    Brokers    54
Section 5.7    Financial Statements    54
Section 5.8    No CCI Material Adverse Effect    54
Section 5.9    Compliance with Law    54
Section 5.10    Tax Matters    54
Section 5.11    No Other Representations and Warranties; Non-Reliance    55
ARTICLE 6 COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGERS    56
Section 6.1    Conduct of Business by the Company    56
Section 6.2    Conduct of Business by CCI    59
Section 6.3    No Control of Other Parties’ Business    60
ARTICLE 7 ADDITIONAL COVENANTS    60
Section 7.1    Preparation of the PPM and Solicitation Materials; Company Member Approval    60
Section 7.2    Access to Information; Confidentiality    61
Section 7.3    No Solicitation.    62
Section 7.4    Public Announcements    66
Section 7.5    Appropriate Action; Consents; Filings    67
Section 7.6    Notification of Certain Matters; Transaction Litigation    69
Section 7.7    Tax Matters    69
Section 7.8    Release of Liens    72
Section 7.9    Intentionally Omitted    72
Section 7.10    R&W Insurance Policy    72
Section 7.11    SEC Financial Statement Cooperation    73
Section 7.12    Transaction Expenses    73
Section 7.13    Paying Agent Indemnity.    74
ARTICLE 8 CONDITIONS    75
Section 8.1    Conditions to Each Party’s Obligation to Effect the Merger    75
Section 8.2    Conditions to Obligations of the CCI Parties    75
Section 8.3    Conditions to Obligations of the Company    76

ARTICLE 9 TERMINATION, FEES AND EXPENSES, AMENDMENT AND WAIVER    77
Section 9.1    Termination    77
Section 9.2    Effect of Termination    78
Section 9.3    Fees and Expenses    79
ARTICLE 10 INDEMNIFICATION    81
Section 10.1    Survival of Representations and Warranties; Nonsurvival of Certain Covenants    81
Section 10.2    Indemnification by Sellers    81
Section 10.3    Indemnification by Buyer    82
Section 10.4    Limitations    82
Section 10.5    Claim Procedures    84
Section 10.6    Calculation, Timing, Manner and Characterization of Indemnification Payments    85
Section 10.7    Recovery    86
Section 10.8    Reliance    86
Section 10.9    Control of Third-Party Claims    86
Section 10.10    Exclusive Remedy    88
Section 10.11    Escrow Release    88
ARTICLE 11 GENERAL PROVISIONS    88
Section 11.1    Notices    88
Section 11.2    Severability    89
Section 11.3    Counterparts    90
Section 11.4    Entire Agreement; No Third-Party Beneficiaries    90
Section 11.5    Amendment; Extension; Waiver    90
Section 11.6    Governing Law; Venue    91
Section 11.7    Assignment    91
Section 11.8    Specific Performance    91
Section 11.9    Waiver of Jury Trial    92
Section 11.10    Authorship    92
Section 11.11    No Recourse; Release    92
Section 11.12    Disclosure Letters    94

DISCLOSURE LETTERS
Company Disclosure Letter
CCI Disclosure Letter

EXHIBITS

Exhibit A – Owner Entities and Properties
Exhibit B – Merger Consideration
Exhibit C – Form of Tax Protection Agreement
Exhibit D – Form of Amendment to CROP OP Agreement
Exhibit E – Accounting Principles
Exhibit E-2 – Example Net Closing Date Assets Calculation

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of September 2, 2026 (this “Agreement”), is entered into by and among Cottonwood Communities, Inc., a Maryland corporation (“CCI”), Cottonwood Residential O.P., LP, a Delaware limited partnership (“CROP”), CC Woodnote MS, LLC, a Wisconsin limited liability company and a wholly owned subsidiary of CROP (“Merger Sub” and together with CCI and CROP, the “CCI Parties”), Woodnote Equity LLC, a Wisconsin limited liability company (the “Company”) and, solely for purposes of Sections 3.1(b)(ii), 3.1(k), 3.2(b), 7.12, 7.13 and Article 11 to the extent applicable thereto, Mandel/Woodnote Equity LLC, a Wisconsin limited liability company, in its capacity as paying agent for the Members (the “Manager”). Each of the CCI Parties and the Company is sometimes referred to herein as a “Party,” and, collectively, the CCI Parties and the Company are referred to herein as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Article 1.
RECITALS
WHEREAS, CCI is the sole member of Cottonwood Communities GP Subsidiary, LLC, a Maryland limited liability company, which is the sole general partner of CROP, and CROP is the sole member of Merger Sub;
WHEREAS, Barry R. Mandel controls and manages, directly and indirectly through his Affiliates, each of the Persons listed on Exhibit A hereto (each, an “Owner Entity” and, collectively, the “Owner Entities”), each of which owns, directly or indirectly, the multifamily residential real property project identified opposite its name on Exhibit A hereto (collectively, the “Properties”);
WHEREAS, the Company is one of the Owner Entities and indirectly owns through the Company Subsidiaries the property known as Woodnote Residences located in Hartland, Wisconsin as set forth on Exhibit A hereto (the “Property”);
WHEREAS, the members of the Company (each, a “Member” and, collectively, the “Members”) own all of the issued and outstanding membership interests in the Company;
WHEREAS, pursuant to and subject to the terms and conditions of this Agreement, Merger Sub will merge with and into the Company with the Company surviving the merger (the “Merger”), in accordance with the applicable provisions of the Wisconsin Limited Liability Company Act (the “WLLCA”);
WHEREAS, pursuant to the Merger, each Member’s Company Units (as defined below) in the Company will be converted into the right to receive common units of limited partnership interests in CROP (the “CROP Units”) or cash or some combination thereof, as more particularly described herein;
WHEREAS, as a material inducement for the Manager and the Members to enter into the transactions contemplated hereby, CROP will enter into a Tax Protection Agreement in the form attached hereto as Exhibit C with certain Members, pursuant to which CROP will agree to certain tax indemnification, covenants and debt maintenance obligations for the benefit of such Members (the “Tax Protection Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the CCI Parties, and each of the other Owner Entities are entering into separate acquisition agreements (collectively, the “Other Acquisition Agreements”) pursuant to which each such Owner Entity will enter into a transaction with one or more CCI Parties or their Affiliates such that CCI and CROP will indirectly own all of the interests in the Properties (the “Related Transactions”);
WHEREAS, the closing of the Merger is conditioned upon, among other things, (a) the closing of certain of the Related Transactions under Other Acquisition Agreements representing at least fifty percent (50%) of the aggregate purchase price (including debt assumed or refinanced at Closing) for all Owner Entities and at least fifty percent (50%) of the total number of the Properties (the “Minimum Threshold”), and (b) the closing of the transactions contemplated by that certain agreement for the acquisition by CROP of all of the issued and outstanding equity interests in the successor entity to Mandel Property Services, Inc. (the “MPSI Acquisition Agreement”);
WHEREAS, the Manager has (a) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are in the best interests of the Company, (b) authorized and approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (c) recommended that the Members approve the Merger;
WHEREAS, the board of directors of CCI (the “CCI Board”) has unanimously (a) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the CCI Parties, (b) authorized and approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (c) authorized and approved, on behalf of CROP in CCI’s capacity as the sole member of the general partner of CROP, this Agreement, the Merger and the other transactions contemplated by this Agreement, and (d) authorized and approved, on behalf of Merger Sub in CCI’s capacity as the sole member of the general partner of the manager of Merger Sub, this Agreement, the Merger and the other transactions contemplated by this Agreement; and
WHEREAS, the Parties desire to set forth the terms and conditions upon which the Merger and the other transactions contemplated hereby shall be consummated.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1

DEFINITIONS
Section 1.1    Definitions.
(a)    For purposes of this Agreement:
“Accounting Principles” means the accounting principles, policies, practices and methods customarily applied by the Company in preparing its financial statements in prior years as set forth in detail on Exhibit E.

“Accredited Investor” means the same as the definition of that term in rule 501(a) of the Securities Act of 1933, as amended.
“Action” means any claim, action, cause of action, demand, suit, litigation, investigation, audit, proceeding, arbitration, mediation, interference, audit, assessment, hearing or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought, conducted, tried or heard by or before any Governmental Authority).
“Adjustment and Indemnity Cap” means, collectively, the Escrow Amount and the Restricted Units.
“Affiliate” of a specified Person means a Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such specified Person, whether through ownership of voting securities, by contract or otherwise.
“Alternative Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement relating to any Acquisition Proposal.
“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, and (ii) any applicable anti-bribery, anti-money laundering, anti-corruption or similar Law of any other jurisdiction.
“Articles of Organization” means the articles of organization of the Company filed with the Wisconsin Department of Financial Institutions on September 30, 2022.
“Benefit Plan” means, with respect to a Person, any benefit or compensation plan, program, policy, practice, Contract or other obligation, whether or not funded, that is sponsored or maintained by, or required to be contributed to, or with respect to which any material potential liability is borne by such Person or any of its subsidiaries including, but not limited to, “employee benefit plans” (within the meaning of Section 3(3) of ERISA), and any employment, consulting, termination, severance, change in control, separation, retention equity option, equity appreciation rights, restricted equity, phantom equity, equity-based compensation, profits interest unit, outperformance, equity purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy, practice, understanding or other arrangement, whether or not subject to ERISA.
“Business Day” means any day ending at 11:59 p.m., New York City time, other than a Saturday, a Sunday or any day on which the WI-DFI or banks located in New York, New York are authorized or required by Law to be closed.

“Cash Consideration” means the portion of the Merger Consideration paid in cash.
“CCI Charter” means the articles of incorporation of CCI, as amended, restated or modified from time to time.
“CCI Governing Documents” means the CCI Charter, the bylaws of CCI, the certificate of limited partnership of CROP, the CROP OP Agreement, the certificate of formation of Merger Sub and the limited liability company agreement of Merger Sub.
“CCI Material Adverse Effect” means any Effect that, individually or in the aggregate, (i) has a material adverse effect on the business, properties, assets, liabilities, financial condition or results of operations of CCI and the CCI Subsidiaries, taken as a whole, or (ii) prevents or materially impairs the ability of the CCI Parties to perform their obligations hereunder; or consummate the transactions contemplated hereby; provided, however, that no Effects relating to, arising out of or in connection with or resulting from any of the following shall be deemed, either alone or in combination with any of the following, to constitute or contribute to a CCI Material Adverse Effect or be taken into account in determining whether a CCI Material Adverse Effect has occurred or would reasonably be expected to occur: (A) any failure of CCI to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any Effect underlying such failure may be taken into account in determining whether there has been a CCI Material Adverse Effect (if not otherwise falling within any of the exceptions in clauses (B) through (J))); (B) any changes that generally affect the residential real estate industry in which CCI and the CCI Subsidiaries operate; (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates; (D) any changes in the regulatory or political conditions in the United States or in any other country or region of the world; (E) the commencement, continuation, escalation or worsening of any war (whether or not declared), military actions or armed hostilities or the occurrence of any acts of cyberattack, data breach, civil unrest, civil disobedience, national emergency, terrorism or sabotage; (F) any action taken (or not taken) by CCI or any of the CCI Subsidiaries (x) that is required to be taken (or not to be taken) by this Agreement and for which CCI shall have requested in writing the Company’s consent to permit its non-compliance and the Company shall not have granted such consent or (y) at the written request, or with the written consent, of the Company, which action taken (or not taken) is not required under the terms of this Agreement; (G) any hurricane, cyclone, tornado, earthquake, flood, tsunami, wildfire, natural or man-made disaster, force majeure event, act of God or other comparable event (including, in each case, any continuation or worsening of any of the foregoing); (H) any epidemic, pandemic or disease outbreak and any material worsening of any epidemic, pandemic or disease outbreak threatened or existing as of the date hereof, or any shutdown or material limiting of certain United States or foreign federal, state or local government services, declaration of martial law, quarantine or similar directive, guidance, policy or other similar action by any Governmental Authority in connection with any epidemic, pandemic or disease outbreak; (I) changes or prospective changes in GAAP or in any Law of general applicability unrelated to the Merger (or the interpretation or enforcement of the foregoing); or (J) the negotiation, execution and delivery of this Agreement or the public announcement or pendency of the Merger or other transactions contemplated by this Agreement, including any impact thereof on relationships, contractual or otherwise, with business partners, service providers, customers, lessors, suppliers, vendors, investors, lenders, partners, distributors, financing sources, regulators, unions, works councils, contractors, officers, directors or employees of CCI or the CCI Subsidiaries, including by reason of the identity of the Company or any of its Affiliates or any communication by the Company or any of its Affiliates with respect to the conduct of the business of CCI or the CCI Subsidiaries or the performance of this Agreement; provided, however, that if any Effect described in any of clauses (B), (C), (D), (E), (G), (H) and (I) has had a disproportionate adverse impact on CCI and the CCI Subsidiaries, taken as a whole, relative to others in the residential real estate industry in the geographic regions in which CCI and the CCI Subsidiaries operate, then the incremental disproportionate impact of such Effect shall be taken into account for the purpose of determining whether a CCI Material Adverse Effect has occurred or would reasonably be expected to occur.
“CCI Properties” means each real property, or interest therein, owned, or leased (including ground leased) as lessee or sublessee, by CCI or any CCI Subsidiary as of the date of this Agreement (including all of CCI’s or any CCI Subsidiary’s right, title and interest in and to buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).
“CCI Subsidiary” means (i) any corporation of which more than 50% of the outstanding voting securities is directly or indirectly owned by CCI or CROP and (ii) any partnership, limited liability company, joint venture or other Person of which more than 50% of the total equity interest is directly or indirectly owned by CCI or CROP or of which CCI or any CCI Subsidiary is a general partner, a manager, a managing member or the equivalent.
“Claim” means any and all claims, causes of action, demands, lawsuits, suits, information requests, proceedings, governmental investigations or audits and administrative orders.
“Closing Cash Amount” means the aggregate amount of all cash and cash equivalents of the Company and the Company Subsidiaries as of the Closing less the amount of any outstanding checks or other issued but uncleared payments, in each case calculated in accordance with the Accounting Principles.
“Closing Time” means 12:01 a.m. local time on the Closing Date.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collected Delinquent Amounts” means any Delinquent Amounts actually received by CCI or the Company after the Closing and prior to the date on which the Post-Closing Statement becomes final and binding pursuant to Section 3.1(c)(i)(4), net of any reasonable out-of-pocket costs actually incurred by CCI or the Company in collecting such Delinquent Amounts.
“Company Governing Documents” means the Articles of Organization and the Limited Liability Company Agreement.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, (i) has a material adverse effect on the business, properties, assets, liabilities, financial condition or results of operations of the Company, or (ii) prevents or materially impairs the ability of the Company to perform its obligations hereunder or consummate the transactions contemplated hereby; provided, however, that no Effects relating to, arising out of or in connection with or resulting from any of the following shall be deemed, either alone or in combination with any of the following, to constitute or contribute to a Company Material Adverse Effect or be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (A) any failure of the Company to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any Effect underlying such failure may be taken into account in determining whether there has been a Company Material Adverse Effect (if not otherwise falling within any of the exceptions in clauses (B) through (J))); (B) any changes that generally affect the residential real estate industry in which the Company operates; (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates; (D) any changes in the regulatory or political conditions in the United States or in any other country or region of the world; (E) the commencement, continuation, escalation or worsening of any war (whether or not declared), military actions or armed hostilities or the occurrence of any acts of cyberattack, data breach, civil unrest, civil disobedience, national emergency, terrorism or sabotage occurring; (F) any action taken (or not taken) by the Company (x) that is required to be taken (or not to be taken) by this Agreement and for which the Company shall have requested in writing CCI’s consent to permit its non-compliance and CCI shall not have granted such consent or (y) at the written request, or with the written consent, of CCI, which action taken (or not taken) is not required under the terms of this Agreement; (G) any hurricane, cyclone, tornado, earthquake, flood, tsunami, wildfire, natural or man-made disaster, force majeure event, act of God or other comparable event (including, in each case, any continuation or worsening of any of the foregoing); (H) any epidemic, pandemic or disease outbreak and any material worsening of any epidemic, pandemic or disease outbreak threatened or existing as of the date hereof or any shutdown or material limiting of certain United States or foreign federal, state or local government services, declaration of martial law, quarantine or similar directive, guidance, policy or other similar action by any Governmental Authority in connection with any epidemic, pandemic or disease outbreak; (I) changes or prospective changes in GAAP or in any Law of general applicability unrelated to the Merger (or the interpretation or enforcement of the foregoing); or (J) the negotiation, execution and delivery of this Agreement or the public announcement or pendency of the Merger or other transactions contemplated by this Agreement, including any impact thereof on relationships, contractual or otherwise, with business partners, service providers, customers, lessors, suppliers, vendors, investors, lenders, partners, distributors, financing sources, regulators, unions, works councils, contractors, officers, directors or employees of the Company, including by reason of the identity of CCI or any of its Affiliates or any communication by CCI or any of its Affiliates with respect to the conduct of the business of the Company or the performance of this Agreement; provided, however, that if any Effect described in any of clauses (B), (C), (D), (E), (G), (H) and (I) has had a disproportionate adverse impact on the Company and the Company Subsidiaries, taken as a whole, relative to others in the residential real estate industry in the geographic regions in which the Company operates, then the incremental disproportionate impact of such Effect shall be taken into account for the purpose of determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.
“Company Properties” means each real property, or interest therein, owned, or leased (including ground leased) as lessee or sublessee, by the Company or any Company Subsidiary as of the date of this Agreement, including but not limited to the Property, and all of the Company’s or any Company Subsidiary’s right, title and interest in and to buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property.
“Company Subsidiary” (i) any corporation of which more than 50% of the outstanding voting securities is directly or indirectly owned by the Company, and (ii) any partnership, limited liability company, joint venture or other entity of which more than 50% of the total equity interest is directly or indirectly owned by the Company or of which the Company or any Company Subsidiary is a general partner, manager, managing member or the equivalent.
“Company Unit” means each unit of “Member Interests” or “Economic Interests” of the Company, each as defined in the Limited Liability Company Agreement, or in the case of such interest that is not denominated in units, such Member’s “Member Interests” or “Economic Interests” of the Company.
“Confidentiality Agreement” means the Confidentiality Agreement, dated May 2, 2025, between CCI and MGI.
“Contract” means any written or oral contract, agreement, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, guaranty, binding commitment or other obligation.
“CROP OP Agreement” means the Sixth Amended and Restated Limited Partnership Agreement of CROP, dated as of July 15, 2021, as amended on October 20, 2021, November 12, 2021, February 7, 2022, December 1, 2022, July 25, 2023, August 21, 2023, September 19, 2023, December 5, 2024, September 18, 2025, and by any subsequent amendment.
“Delinquent Amounts” means all rent, additional rent, tenant charges, utility reimbursements, RUBS charges, fees, expense reimbursements, damages, late fees and other amounts payable by any tenant, former tenant or other occupant of the Property to the Company or any Company Subsidiary under any lease, in each case to the extent attributable to any period prior to the Closing Date and unpaid as of the Closing, whether billed or unbilled, accrued or unaccrued, disputed or undisputed, subject to a payment plan or not subject to a payment plan, and whether owed by a current or former tenant or occupant.
“Disclosure Letters” means, collectively, the Company Disclosure Letter and the CCI Disclosure Letter.
“Effect” means any event, circumstance, change, effect, development, condition or occurrence.

“Election Form” means the form used by Members to indicate their preference for the receipt of cash or CROP Units in the Merger in form and substance reasonably acceptable to the Parties.
“Eligible Receivable” means accounts receivable under the Accounting Principles that (i) are validly due and owing under written leases or Contracts in effect as of the Closing, (ii) are not disputed, subject to setoff, subject to a payment plan, owed by a former tenant, owed by an Affiliate or related party, or subject to bankruptcy, eviction, collection or similar proceedings, and (iii) are not more than ninety (90) days past due as of the Closing Date.
“Enforceability Exceptions” has the meaning set forth at Section 4.2(b).
“Environmental Law” means any Law (including common law) relating to the investigation, pollution (or cleanup or other remediation thereof), restoration or protection of the natural resources, endangered or threatened species, or environment (including ambient air, soil, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Substances), including Laws relating to (i) the use, handling, presence, transportation, treatment, generation, processing, recycling, remediation, storage, disposal, release or discharge of Hazardous Substances, and (ii) any noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.
“Environmental Permit” means any permit, approval, license, exemption, action, consent or other authorization issued, granted, given, authorized by or required under any applicable Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means, with respect to an entity (the “Referenced Entity”), any other entity, which, together with the Referenced Entity, would be treated as a single employer under Code Section 414 or ERISA Section 4001.
“Escrow Account” means the account designated for the purpose of holding the Escrow Amount, established in accordance with the terms of the Escrow Agreement.
“Escrow Amount” means an amount in cash equal to one and a half percent (1.5%) of the Cash Consideration.
"Estimated Unit Recipient Expense Amount" means, with respect to each Full Unit Elector, such Full Unit Elector's Pro Rata Share of the estimated Transaction Expenses reasonably determined by Manager; provided that such amount shall be consistent with the amount of Cash Consideration held back from the Members pursuant to Section 7.12(a).
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Final Determination” means (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final, (b)

a closing agreement made under Section 7121 of the Code (or a comparable agreement under the laws of a state, local or foreign taxing jurisdiction) with the relevant Governmental Authority or other administrative settlement with or final administrative decision by the relevant Governmental Authority, or (c) with respect to a dispute, an occurrence where, with respect to any matters properly in dispute pursuant to Section 3.1(c)(i)(3), (i) the Parties have reached a mutual agreement in writing, or (ii) the Accounting Firm has resolved such matters in writing in accordance with Section 3.1(c)(i)(4).
“Fraud” means intentional common law fraud under the Laws of the State of Delaware (i) in the making of a specific representation or warranty expressly set forth in Article 4 or Article 5 of this Agreement, (ii) in the Disclosure Letters and (iii) in any certificate delivered pursuant to this Agreement.
"Full Unit Elector" means each Member who elects to receive one hundred percent (100%) of such Member's Merger Consideration in CROP Units.

“Fundamental Representations” means the representations and warranties contained in Section 4.1 (Organization and Qualification; Subsidiaries); Section 4.2 (Authority; Approval Required); Section 4.3(a)(i) (No Conflict; Required Filings and Consents); Section 4.4(a)-(b) (Capital Structure); Section 4.18 (Brokers); Section 5.1 (Organization and Qualification; Subsidiaries); Section 5.2 (Authority); Section 5.3(a)(i) (No Conflict; Required Filings and Consents); and Section 5.6 (Brokers).
“GAAP” means United States generally accepted accounting principles.
“Governmental Authority” means the United States government, all state and local governments within the United States, and all agencies thereof, or any foreign government, or any other governmental or quasi-governmental regulatory, judicial or administrative authority, instrumentality, board, bureau, agency, commission, body, department, self-regulatory organization, arbitration panel (public or private) or similar entity or subdivision thereof, including any stock exchange, or any other Person lawfully empowered by any of the foregoing to enforce or seek compliance with any applicable Law.
“Hazardous Substances” means: (i) those materials, substances, chemicals, wastes, products, compounds, solid, liquid, gas, minerals in each case, whether naturally occurred or man-made, that are listed, designated, classified or regulated as hazardous or toxic under any Environmental Law; (ii) petroleum and petroleum-derived products, including crude oil and any fractions thereof, and lead-containing paint or plumbing; and (iii) polychlorinated biphenyls, urea formaldehyde foam insulation, methane, asbestos in any form, radioactive materials or wastes and radon.
“Income Tax Returns” means any Tax Returns in respect of any Income Taxes.
“Income Taxes” means (i) Taxes imposed on or with respect to net income of the Company or any of its Subsidiaries (including gross basis income Tax withholding obligations of the Company and its Subsidiaries), and (ii) without duplication, any franchise, gross receipts, excise, and margin Taxes of the Company or any of its Subsidiaries.
“Indebtedness” means, with respect to any Person and without duplication, as of the date of determination (i) the principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under leases that are required to be capitalized on the books and records of such Person in accordance with GAAP (or, with respect to the Company, in accordance with the Accounting Principles), (v) all obligations in respect of bankers acceptances or letters of credit, in each case, to the extent drawn and payable thereunder, (vi) net cash payment obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), (vii) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument, and (viii) any agreement to provide any of the foregoing. Notwithstanding the foregoing, “Indebtedness” shall not include any (i) obligations under operating leases, or (ii) bankers’ acceptances and similar instruments to the extent undrawn.
“Intellectual Property” means all United States and foreign (i) patents, patent applications and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) registered and unregistered copyrights and rights in copyrightable works, (iv) rights in confidential and proprietary information, including trade secrets, know-how, ideas, formulae, invention disclosure, models, algorithms and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.
“IRS” means the United States Internal Revenue Service or any successor agency.
“Knowledge” means (i) with respect to the Company, the actual conscious knowledge of the persons named in Section 1.1(a) of the Company Disclosure Letter, and (ii) with respect to CCI, the actual knowledge of the persons named in Section 1.1(a) of the CCI Disclosure Letter, in each case of either (i) or (ii).
“Law” means any and all domestic (federal, state, municipal or local) or foreign laws, statutes, common laws, rules, ordinances, codes, decrees, writs, rulings, determinations, requirements, regulations and Orders issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any award, Order, ruling or decision of an applicable arbitrator or arbitration panel.
“Lien” means with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, hypothecation, charge, security interest, preferential arrangement, option or other third-party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, other than transfer restrictions arising under applicable securities Laws.
“Lightning Development” means Lightning Development LLC, a Wisconsin limited liability company, which directly owns the Property.
“Limited Liability Company Agreement” means the Limited Liability Company Agreement of the Company, dated and effective as of November 4, 2022, as amended.
“Losses” means any and all losses, damages, liabilities, obligations or claims, whether known or unknown, accrued or unaccrued, fixed or contingent, matured or unmature, asserted or unasserted, out-of-pocket expenses (including reasonable attorneys’ and accountants’ and other professionals’ fees and expenses), assessments and Taxes arising from (1) the inaccuracy or breach by the Company of any representation or warranty of the Company contained in Article 4 or in any certificate delivered pursuant to this Agreement; (2) the inaccuracy or breach by the CCI Parties of any representation or warranty of the CCI Parties contained in Article 5 or in any certificate delivered pursuant to this Agreement; (3) the breach of any agreement or covenant of the Company or the CCI Parties, as applicable, contained in this Agreement; (4) any Third-Party Claim indemnifiable pursuant to Article 10; or (5) Fraud; provided that for purposes of calculating the amount of any Losses, any qualification with respect to materiality, Company Material Adverse Effect or CCI Material Adverse Effect shall be ignored.
“Manager” means Mandel/Woodnote Equity LLC, the manager of the Company.
“Mandel Member” has the meaning set forth at Section 3.1(a)(ii).
“Member Approval” means the affirmative written consent of all of the holders of the outstanding Company Units to approve this Agreement and the Merger in form and substance reasonably acceptable to the Parties.
“MGI” means Mandel Group, Inc., a Wisconsin corporation.
“Net Closing Date Assets” means, as of the Closing Date, an amount equal to (A) the sum of all current assets of the Company, including the Closing Cash Amount and all Eligible Receivables, minus (B) the sum of all current liabilities of the Company.
“Order” means a judgment, writ, stipulation, injunction, order or decree of any Governmental Authority or arbitrator.
“Owner Solicitation Period” means the period commencing on the date of this Agreement and expiring ninety (90) days thereafter; provided, however, MGI shall have the right to extend the Owner Solicitation Period for an additional thirty (30) days by providing written notice to CCI prior to the expiration of the initial Owner Solicitation Period; provided further, however, that any such extension of the Owner Solicitation Period shall not be extended beyond December 21, 2026 without the prior written consent of each of the Parties.
“Permitted Liens” means any of the following: (i) Liens for current Taxes or governmental assessments, charges or claims of payment not yet delinquent or that are being contested in good faith and for which adequate accruals or reserves have been established as of the date of this Agreement; (ii) Liens that are carriers’, suppliers’, landlord’s, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other similar Liens arising in the ordinary course of business if the underlying obligations are not delinquent, or are being contested in good faith; (iii) with respect to any real property, Liens that are zoning, building or other regulations, requirements, entitlements or other land use or environmental regulations by any Governmental Authority that do not materially impact the use of the real property as currently conducted; (iv) with respect to the Company, Liens that are disclosed on Section 4.15 of the Company Disclosure Letter; (v) with respect to the Company, Liens arising pursuant to any Company Contract or, with respect to CCI, Liens arising pursuant to any Contract of CCI; (vi) with respect to the Company Properties or the CCI Properties, as applicable, Liens that are recorded in a public record or disclosed on existing title policies made available to the other Party prior to the date hereof and any unrecorded easements (including reciprocal easement agreements), rights of way and other similar restrictions; (vii) with respect to the Company or CCI, as applicable, Liens that were incurred in the ordinary course of business since December 31, 2024 and that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of such Party and its subsidiaries, taken as a whole; (viii) Liens with respect to pledges or deposits under workers’ compensation legislation, unemployment insurance, social security, ERISA or similar Laws or to secure public or statutory obligations; (ix) Liens of any utility company to construct or maintain lines, pipes, wires, cables, poles, conduits and distribution boxes and equipment in, over, under, or upon any portion of the Company Properties or the CCI Properties, as applicable; (x) Liens related to matters of recorded plats with respect to the Company Properties or the CCI Properties, as applicable; (xi) easements, rights-of-way, covenants, conditions, restrictions and other similar matters affecting title and other title defects, none of which materially impairs the use or occupancy of the Company Properties or the CCI Properties, as applicable; and (xii) Liens arising pursuant to non-exclusive licenses to Intellectual Property.
“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, group (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).
“Post-Closing Statement” has the meaning set forth in Section 3.1(c)(i).
“Pro Rata Share” shall mean, with respect to the Manager and each Member, a percentage equal to a quotient, (a) the numerator of which is the aggregate amount of the Merger Consideration actually received by the Manager or such Member, as applicable, and (b) the denominator of which is the aggregate amount of the Merger Consideration actually received by the Manager and all Members.

“Proration Items” means those proration items set forth in Section 3.1(c)(i)(2) relating to the period up to and including the Closing Time, with respect to the Company, and relating to the period after the Closing Time, with respect to CCI.
“Purchase Price” means [***], plus the Net Closing Date Assets, minus the outstanding principal amount of the Existing Loan Documents.
“R&W Insurance Policy” shall mean the representation and warranty insurance policy procured by CCI in connection with the transactions contemplated by this Agreement that is conditionally bound as of the Closing Date.
“R&W Policy Retention” means the retention amount, deductible, self-insured amount or similar amount applicable under the R&W Insurance Policy as finally issued or conditionally bound as of the Closing Date; provided that the R&W Policy Retention shall not exceed [***] without the Manager’s prior written consent.
“REIT” means a “real estate investment trust” within the meaning of Section 856 of the Code.
“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.
“Solicitation Materials” means the written communications by the Company, the Manager and any Affiliates of the Manager to the Members used in connection with soliciting, obtaining or seeking the Member Approval.
“SEC” means the U.S. Securities and Exchange Commission (including the staff thereof).
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“Tax” or “Taxes” means any federal, state, local and foreign income, gross receipts, capital gains, withholding, property, recording, stamp, transfer, sales, use, franchise, employment, payroll, social security, severance, excise, environmental, ad valorem, profits, intangibles, franchise, value added, alternative or add-on minimum, estimated and any other taxes, duties, assessments or similar governmental charges, together with penalties, interest or additions imposed with respect to such amounts by the U.S. or any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or any other basis.
“Tax Basis Certificate” means a written certificate in respect of an applicable Member’s basis in its interests in the Company as of December 31, 2025 as reasonably determined by the Company based on the books and records of the Company, in form and substance reasonably acceptable to the Parties.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Payment” means 4% of the Purchase Price.
“Third-Party Claim” means a third-party Claim asserted against an Indemnified Party by a Person other than a Buyer Indemnified Party or a Seller Indemnified Party; provided, however, that a Claim asserted against any Buyer Indemnified Party by any current or former Affiliate, manager, director, lender, tenant, vendor, service provider, contractor, officer, member, partner, equityholder, employee or Representative of the Company, any Company Subsidiary, the Manager, any Member or any of their respective Affiliates shall constitute a Third-Party Claim to the extent such Claim arises out of, relates to or results from facts, events, circumstances, actions or omissions first arising or occurring prior to the Closing.
“Transaction Expenses” means all fees, costs and expenses incurred prior to the Closing Time and payable by or on behalf of the Company or any Company Subsidiary in connection with the negotiation, preparation, execution and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, including (i) fees and expenses of the Company Financial Advisor and any other investment banker, broker or financial advisor, (ii) fees and expenses of legal counsel, accountants and other professional advisors, and (iii) any change of control, transaction, retention, success or similar bonus or payment that becomes payable to any manager, director, officer, employee or other service provider of the Company or any Company Subsidiary solely as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, in each case of clauses (i) – (iii), to the extent unpaid as of immediately prior to the Closing. For the avoidance of doubt, “Transaction Expenses” shall not include the Loan Assumption Costs.
"Unit Recipient Expense Amount" means, with respect to each Full Unit Elector, such Full Unit Elector's Pro Rata Share of the Transaction Expenses as finally determined in accordance with Section 7.12(c).
“Unit Value” means $11.3574.
“Woodnote Equity FMM” means Woodnote Equity FMM LLC, a Delaware limited liability company, which owns 0.5% of the issued and outstanding membership interests in Lightning Development.
In addition to the terms defined in Section 1.1(a), the following terms have the respective meanings set forth in the sections set forth below opposite such term:

Defined Term	Location of Definition
50/50 Target	Section 3.1(c)(i)(5)
Accounting Firm	Section 3.1(c)(i)(4)
Accreditation Cut-Off	Section 3.1(d)(v)(2)
Accredited Investor Questionnaire	Section 3.1(d)(i)
Acquisition Proposal	Section 7.3(h)
Adverse Recommendation Change	Section 7.3(d)
Aggregate Cash Cap	Section 3.1(a)(iii)
Agreement	Preamble
Allocable Consideration	Section 7.7(g)
Allocation Schedule	Section 3.1(d)(iv)
Approval Time	Section 7.3(b)
Articles of Merger	Section 2.3
Buyer Indemnified Parties	Section 10.2
CCI	Preamble
CCI Board	Recitals
CCI Disclosure Letter	Article 5
CCI Expense Advance	Section 7.12(b)
CCI Parties	Preamble
CCI Releasing Parties	Section 11.11(b)
CCI Terminating Breach	Section 9.1(c)(i)
Claim Amount	Section 3.6(e)(iii)
Claim Notice	Section 10.5(a)
Closing	Section 2.2
Closing Date	Section 2.2
Closing Estimate Statement	Section 3.1(c)(i)(1)
Company	Preamble
Company Disclosure Letter	Article 4
Company Financial Advisor	Section 4.19
Company Insurance Policies	Section 4.15
Company Material Contracts	Section 4.12(a)(xvii)
Company Permits	Section 4.8(a)
Company Tax Protection Agreement	Section 4.13(e)
Company Terminating Breach	Section 9.1(d)(i)
Company Voting Debt	Section 4.4(c)
Contested Amount	Section 10.5(b)
Covenant Basket	Section 10.4(e)
CROP	Preamble
CROP Unit Clawback	Section 3.6(e)(iii)(A)
CROP Unit Positive Adjustment Notice	Section 3.1(c)(i)(4)
CROP Units	Recitals

Defined Term	Location of Definition
50/50 Target	Section 3.1(c)(i)(5)
Accounting Firm	Section 3.1(c)(i)(4)
Accreditation Cut-Off	Section 3.1(d)(v)(2)
Accredited Investor Questionnaire	Section 3.1(d)(i)
Acquisition Proposal	Section 7.3(h)
Adverse Recommendation Change	Section 7.3(d)
Aggregate Cash Cap	Section 3.1(a)(iii)
Agreement	Preamble
Allocable Consideration	Section 7.7(g)
Deposit	Section 3.6(a)
Direct Sales Treatment	Section 2.5
Disclosure Information	Section 5.11(c)
Dispute Period	Section 10.5(b)
Election	Section 3.1(d)(i)
Election Deadline	Section 3.1(d)(i)
Enforceability Exceptions	Section 4.2(b)
Escrow Agreement	Section 3.6(a)
Existing Loan Documents	Section 4.21
Expense Shortfall	Section 7.12(c)
Expense Surplus	Section 7.12(c)
Financial Information	Section 7.11
Indemnified Party	Section 10.5(a)
Indemnifying Party	Section 10.5(a)
Interim Period	Section 6.1(a)
Leases	Section 4.10(d)
Loan Approvals	Section 7.5(d)
Loan Assumption Costs	Section 7.5(c)
Manager	Preamble
Manager Recommendation	Section 4.2(c)
Mandel Members	Section 3.1(a)(ii)
Mandel Released Parties	Section 11.11(b)
Member(s)	Recitals
Merger	Recitals
Merger Consideration	Section 3.1(a)(v)
Merger Effective Time	Section 2.3
Merger Sub	Preamble
Minimum Threshold	Recitals
MPSI Acquisition Agreement	Recitals
Non-Recourse Parties	Section 11.11(a)
Notice of Disagreement	Section 3.1(c)(i)(3)

Defined Term	Location of Definition
50/50 Target	Section 3.1(c)(i)(5)
Accounting Firm	Section 3.1(c)(i)(4)
Accreditation Cut-Off	Section 3.1(d)(v)(2)
Accredited Investor Questionnaire	Section 3.1(d)(i)
Acquisition Proposal	Section 7.3(h)
Adverse Recommendation Change	Section 7.3(d)
Aggregate Cash Cap	Section 3.1(a)(iii)
Agreement	Preamble
Allocable Consideration	Section 7.7(g)
OFAC	Section 4.23(a)
Other Acquisition Agreements	Recitals
Outside Date	Section 9.1(b)(i)
Owner Entity(ies)	Recitals
Party(ies)	Preamble
Pass-Through Tax Return	Section 7.7(b)
Pending Claim	Section 3.6(e)(iv)
Permits	Section 4.8(a)
Post-Closing Statement	Section 3.1(c)(i)(3)
PPM	Section 7.1(a)
Pre-Closing Tax Claim	Section 7.7(d)
Property(ies)	Recitals
Proposed Allocation	Section 7.7(g)
Qualifying REIT Income	Section 9.3(f)(i)
Related Party Transactions	Section 4.17
Related Transactions	Recitals
Release Date	Section 10.11(a)
Remaining Owner Entities	Section 3.1(a)(ii)
Resolution Period	Section 3.1(c)(i)(4)
Response Notice	Section 10.5(b)
Restricted Units	Section 3.6(e)(i)
Restriction Period	Section 3.6(e)(ii)
Retention Losses	Section 10.4(a)
Reviewable Issuer	Section 7.7(b)
RUBS	Section 3.1(c)(i)(2)(iv)
Seller Indemnified Parties	Section 10.3
Service Contracts	Section 4.10(e)
Shared Policy Costs	Section 7.10
Shortfall	Section 3.1(c)(i)(5)
Straddle Period	Section 7.7(f)
Superior Proposal	Section 7.3(i)

Defined Term	Location of Definition
50/50 Target	Section 3.1(c)(i)(5)
Accounting Firm	Section 3.1(c)(i)(4)
Accreditation Cut-Off	Section 3.1(d)(v)(2)
Accredited Investor Questionnaire	Section 3.1(d)(i)
Acquisition Proposal	Section 7.3(h)
Adverse Recommendation Change	Section 7.3(d)
Aggregate Cash Cap	Section 3.1(a)(iii)
Agreement	Preamble
Allocable Consideration	Section 7.7(g)
Surviving Entity	Section 2.1
Tax Claim	Section 7.7(d)
Tax Protection Agreement	Recitals
Termination Escrow Agreement	Section 9.3(f)
Transfer Agent	Section 3.6(a)
Transfer Taxes	Section 7.7(a)
Unit Expense Reduction	Section 3.1(b)(i)
Unit Recipient	Section 3.6(e)(i)
Vacant Units	Section 3.1(c)(i)(2)(ii)
WI-DFI	Section 2.3
WLLCA	Recitals
Section 1.2    Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
(a)    when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated;
(b)    the table of contents and headings in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
(c)    whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limiting the generality of the foregoing” unless expressly provided otherwise;
(d)    “or” shall be construed in the inclusive sense of “and/or”;
(e)    the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;
(f)    the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic format) in a visible form;

(g)    all references herein to “$” or dollars shall refer to United States dollars;
(h)    no specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty;
(i)    it is the intent of the Parties that each representation, warranty, covenant, condition and agreement contained in this Agreement shall be given full, separate and independent effect and that such provisions are cumulative;
(j)    the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” and shall refer to business similar in nature and magnitude to actions customarily taken without any authorization by the board of directors in the course of normal day-to-day operations;
(k)    if any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter;
(l)    all references herein to days mean calendar days unless otherwise specified;
(m)    all references herein from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively;
(n)    the phrase “wholly owned subsidiary” shall be deemed to be preceded with “directly or indirectly”;
(o)    references to a Person are also to its successors and permitted assigns;
(p)    any references herein to any Contract or other document means such Contract or document as from time to time amended, modified or supplemented (if permitted under this Agreement) and includes all exhibits, schedules or other attachments thereto;
(q)    except as otherwise expressly provided herein, all references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith; and
(r)    the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

ARTICLE 2

THE MERGERS
Section 2.1    The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the WLLCA, at the Merger Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease, with the Company surviving the Merger (the Company, as the surviving entity upon consummation of the Merger, the “Surviving Entity”). The Merger shall have the effects set forth in the applicable provisions of the WLLCA and this Agreement.
Section 2.2    Closing. The closing of the Merger (the “Closing”) will take place (a) by electronic exchange of documents and signatures at 10:00 a.m., New York City time, no later than the third (3rd) Business Day after all the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or valid waiver of such conditions) shall have been satisfied or validly waived by the Party entitled to the benefit of such condition (subject to applicable Law), or (b) at such physical location or on such other date as may be agreed in writing by the Company and CCI. The date on which Closing occurs in accordance with the preceding sentence is referred to herein as the “Closing Date.”
Section 2.3    Effective Time. As soon as practicable on the Closing Date, the Parties shall cause articles of merger with respect to the Merger in form and substance reasonably acceptable to the Parties to be duly executed and filed with the Wisconsin Department of Financial Institutions (the “WI-DFI”) in accordance with the WLLCA (the “Articles of Merger”), and make any other filings, recordings or publications required to be made by the Company, the CCI Parties or the Surviving Entity under the WLLCA in connection with the Merger. The Merger shall become effective at such date and time as the Articles of Merger is accepted for record by the WI-DFI or on such other date and time (not to exceed thirty (30) days after the Articles of Merger are accepted for record by the WI-DFI) as specified in the Articles of Merger (such date and time, the “Merger Effective Time”), it being understood and agreed that the Parties shall cause the Merger Effective Time to occur on the Closing Date.
Section 2.4    Organizational Documents of the Surviving Entity. At the Merger Effective Time and by virtue of the Merger, (i) the articles of organization of the Company as in effect immediately prior to the Merger Effective Time shall be the articles of organization of the Surviving Entity, and (ii) the operating agreement of the Company as in effect immediately prior to the Merger Effective Time shall be the operating agreement of the Surviving Entity.
Section 2.5    Tax Treatment of Mergers. The Parties intend that, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), (i) the Merger shall be treated as an “assets-over merger” within the meaning of Section 1.708-1(c)(3)(i) of the Treasury Regulations, with the Company treated as having contributed all of its assets to CROP under Section 721(a) of the Code and CROP treated as the “resulting partnership” for purposes of Section 1.708-1(c) of the Treasury Regulations, and (ii) in respect of each Member receiving Cash Consideration in connection with the Merger, (x) CROP shall be treated as directly purchasing Company Interests from each such Member immediately prior to the Merger and each such Member shall be treated as receiving Cash Consideration in exchange for the sale of Company Interests to CROP (the “Direct Sale Treatment”) and (y) each such Member shall be treated as consenting to the Direct Sale treatment, in each case, in accordance with Section 1.708-1(c)(4) of the Treasury Regulations. The Parties further intend that, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), any cancellation of Restricted Units pursuant to Section 3.6(e)(iii) or Section 7.12(c), as applicable, shall be treated as a reimbursement by the applicable Unit Recipient of a portion of the Merger Consideration previously received by such Unit Recipient, and not as a sale, exchange, redemption or other taxable disposition by such Unit Recipient. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law), all Parties shall file all United States federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the Merger described in this Section 2.5, and no Party shall take a position inconsistent with such treatment. The Parties further intend that, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), any Unit Expense Reduction shall be treated as a reduction in the Merger Consideration payable to the applicable Full Unit Elector, and not as a separate fee, expense reimbursement, or compensation paid by or on behalf of such Full Unit Elector to CCI or CROP. The CCI Expense Advance shall be treated as an additional cost of the transaction to CCI and not as Merger Consideration paid to or for the benefit of the Full Unit Electors.
ARTICLE 3

EFFECTS OF THE MERGERS
Section 3.1    Effects of the Merger.
(a)    The Merger. At the Merger Effective Time and by virtue of the Merger and without any further action on the part of the CCI Parties, the Company or the holders of any securities of the CCI Parties or the Company:
(i)    The limited liability company interests of Merger Sub that are issued and outstanding immediately prior to the Merger Effective Time shall be converted into and become limited liability company interests of the Surviving Entity, and CROP shall be the sole holder of all issued and outstanding limited liability company interests of the Surviving Entity immediately following the Merger Effective Time;
(ii)    Each of Barry R. Mandel and his Affiliates (for the avoidance of doubt, including the Manager and the Barry R. Mandel 2003 Trust), David Pavela and Robert Monnat (collectively, the “Mandel Members”) shall be entitled to receive, in exchange for the Mandel Members’ Company Units and in accordance with the terms of this Agreement, (a) Cash Consideration, or (b) CROP Units, equal to the share of the Merger Consideration allocated to its membership interests in the Company pursuant to the Limited Liability Company Agreement as reasonably determined by the Manager, which allocation shall be set forth on Exhibit B (which, when provided, shall be deemed an “Election” by the Mandel Members, and which exhibit may be updated as agreed by the Manager and CROP in writing), and subject to adjustments as provided in Section 3.1(c); provided that the aggregate Cash Consideration paid to the Mandel Members (or any individual Mandel Member) for the Mandel Members’ Company Units and for the interests of the Mandel Members in each other Owner Entity (other than Park Lafayette Property Holdings, LLC) (collectively, the “Remaining Owner Entities”) in accordance with the Other Acquisition Agreements, shall not exceed fifty percent (50%) of the total aggregate Merger Consideration due to the Mandel Members (or any individual Mandel Member) for the Mandel Members’ Company Units in all of the Remaining Owner Entities, after giving effect to any payments made pursuant to Section 3.1(c);
(iii)    Each Member (other than the Mandel Members) shall be entitled to receive, in exchange for such Member’s Company Units and in accordance with the terms of this Agreement, a combination of (a) Cash Consideration and (b) CROP Units in an aggregate amount equal to the share of the Merger Consideration (as defined below) allocated to its membership interests in the Company pursuant to the Limited Liability Company Agreement as reasonably determined by the Manager, subject to adjustment as provided in Section 3.1(c); provided that the aggregate mix of consideration paid in the Merger for the Company Units of all Members (other than the Mandel Members) shall not exceed fifty percent (50%) cash (or such other percentage as the Manager and CROP may agree in writing), after giving effect to any payments made pursuant to Section 3.1(c) and the proration procedures set forth in Section 3.1(d)(iii) (the “Aggregate Cash Cap”);
(iv)    For purposes of determining the Merger Consideration payable at the Closing, Net Closing Date Assets and Proration Items shall be deemed to equal the Net Closing Date Assets and Proration Items set forth in the Closing Estimate Statement (as defined below), subject to final adjustment after Closing pursuant to Section 3.1(c);
(v)    As used in this Agreement, the “Merger Consideration” shall equal the Purchase Price (as adjusted by the Proration Items); and
(vi)    From and after the Merger Effective Time, all Company Units shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto, except for the right to receive the Merger Consideration therefor in accordance with this Agreement, in each case, to be issued in consideration therefor upon the surrender of the Company Units in accordance with Section 3.2.
(b)    Payment Timing. The Merger Consideration shall be paid as follows:
(i)    Subject to the adjustments set forth in Section 3.1(c), one hundred percent (100%) of the Merger Consideration payable in CROP Units shall be issued to the Members of the Company at the Closing in accordance with the elections and procedures set forth in Sections 3.1(d) and 3.2; provided, however, that the number of CROP Units issued to each Full Unit Elector shall be reduced by a number of CROP Units equal to (A) such Full Unit Elector's Estimated Unit Recipient Expense Amount, divided by (B) the Unit Value (rounded to the nearest 1/1,000th of a unit) (such reduction, the "Unit Expense Reduction");

(ii)    An amount equal to one hundred percent (100%) of the Merger Consideration payable in cash less the Escrow Amount shall be paid by CROP at the Closing, by wire transfer of immediately available funds, to a segregated account designated in writing by the Manager, in its capacity as paying agent for the Members pursuant to Section 3.1(k); and
(iii)    Subject to the adjustments set forth below, the remainder of the Merger Consideration released from the Escrow Account to the Manager, for the benefit of and further payment to the Members as the paying agent solely for this purpose, on the Release Date in accordance with Section 10.11 and shall be treated as deferred contingent purchase price eligible for installment treatment under Section 453 of the Code (other than any amounts required to be treated as interest under Sections 483 or 1274 of the Code).
(c)    Adjustment of the Merger Consideration.
(i)    Net Closing Date Assets; Proration Items.
(1)    At least five (5) Business Days prior to the Closing, the Company shall prepare and deliver to CCI a statement (the “Closing Estimate Statement”) setting forth in reasonable detail the Company’s good faith estimates (and attaching reasonable supporting details to enable a review of such statement by the other Parties) of the Net Closing Date Assets, which shall be prepared in accordance with the Accounting Principles, and Proration Items; provided that the Company shall consider in good faith any comments or objections reasonably made by CCI to the Closing Estimate Statement and, if applicable, the estimates of Net Closing Date Assets and Proration Items shall be adjusted to reflect any such comments or objections that are mutually agreed to between the Company and CCI; provided further, however, that, if the Company and CCI are unable to resolve any differences prior to the Closing, the estimates of Net Closing Date Assets and Proration Items as reflected in the Closing Estimate Statement shall be used. For the purpose of estimating Net Closing Date Assets, accrued real and personal property taxes shall be calculated using the actual real and personal property taxes levied for the year of Closing (if available). If the actual tax levy is not known at the time of Closing, the Company shall calculate accrued real and personal property taxes based on the real and personal property taxes for the previous year.
(2)    For purposes of calculating the Proration Items, the Company will be charged and credited for each proration set forth below relating to the period up to and including the Closing Time, and CCI will be charged and credited for each proration set forth below relating to the period after the Closing Time:
(i)    CCI shall receive a credit for the prorated amount of all rents actually collected by the Company prior to and including the Closing Time for the calendar month of Closing and attributable to periods after the Closing Time (including but not limited to prepaid rent for periods subsequent to the Closing Time). For the avoidance of doubt, rents do not include the amount attributable to any Wisconsin sales Tax due on such rent, whether or not such sales Tax is separately stated, and whether or not stated in a lease or otherwise that rent includes sales Tax. No Income Taxes with respect to the Company will be attributable to the Proration Items. CCI shall also receive a credit for the prorated amount of all rents which are due and payable to the Company for the month of Closing by any tenant but uncollected as of the Closing and attributable to periods after the Closing Time. Any amounts received from tenants after Closing shall be applied first to rent and other amounts then due and owing for post-Closing periods, second to amounts attributable to the period from and after the Closing Time during the month in which Closing occurs, and only thereafter to Delinquent Amounts attributable to periods prior to and including the Closing Time. If the Manager receives any rent or other payments from the Property after the Closing, but attributable to any period after the Closing Time, the Manager shall promptly remit said rent and other payments to CCI. If the Manager receives any rent or other payments from the Property after the Closing that constitute Delinquent Amounts, the Manager shall promptly remit such amounts to CCI. At Closing, the Manager, on behalf of the Members, shall deliver to CCI an updated rent roll (to be attached as Section 4.10(c) of the Company Disclosure Letter), which will include a schedule of all such Delinquent Amounts. Subject to the terms set forth below in this subsection, CCI shall cause the Company to include all Delinquent Amounts in the first bills submitted to the tenants in question after the Closing, and shall continue to do so for six months thereafter. Except as set forth above, CCI shall not be obligated to pursue collection of any Delinquent Amounts or evict any tenant under any of the Leases. No Delinquent Amounts shall be remitted separately to the Manager or the Members. Instead, Collected Delinquent Amounts shall be included in the calculation of the Proration Items as finally determined pursuant to Section 3.1(c)(i)(4), and the Company shall receive a credit for the prorated amount of such Collected Delinquent Amounts attributable to periods prior to and including the Closing Time.
(ii)    Not less than five (5) Business Days prior to the Closing Date, the Company shall provide CCI with a list of each residential unit at the Property that are vacated at least five (5) days prior to the Closing Date (the “Vacant Units”). CCI and its Representatives shall be entitled to conduct a complete walk-through inspection of such Vacant Units. For purposes of calculating the Proration Items, CCI shall receive a credit in an amount equal to (A) $750 for each Vacant Unit that is not made “Rent Ready” prior to the Closing in accordance with the Company’s customary management practices at the Property and (B) the reasonable cost necessary to replace any missing or non-functioning kitchen appliance, water heater or HVAC equipment serving only such unit. For purposes hereof, “Rent Ready” means all carpets and surfaces cleaned, all walls painted, all appliances in good working order, and otherwise in good condition and ready to be occupied.
(iii)    Current operating expenses and other liabilities of the Company accrued up to, but not including, the date of Closing, shall either be paid by the Company at the direction of Manager at or prior to Closing or be credited to CCI. All operating expenses and other liabilities that relate to a period beginning before and ending after the Closing Date shall be prorated as of the Closing Time, with the Company responsible for the portion attributable to the period before the Closing Date and CCI responsible for the portion attributable to the period on and after the Closing Date. If any such amounts are not known, then said amounts shall be estimated by prorating the amounts last billed on a daily basis over the applicable billing period. If, on or before the Closing, the Company pays any such expenses attributable to any period beginning on or after Closing (“Paid Post Closing Expenses”), as part of its normal and customary operations, then the Company shall receive a credit in the amount of any such Paid Post Closing Expenses.
(iv)    CCI and the Manager acknowledge that the Company uses a Ratio Utility Billing System (“RUBS”) at the Property for water, sewer and trash and common area gas and electric collection. At Closing, the Company shall receive a credit for the estimated amount of the RUBS charges to be paid by the tenants for common area gas and electric, sewer, water and trash for the period of time from the date for which Company was last reimbursed for utility costs prior to Closing Time, calculated based on the average RUBS payable by the tenants for the three-month period preceding the Closing Date (which amount shall constitute Collected Delinquent Amounts). Any RUBS charges, utility reimbursements or similar receivables attributable to any period prior to the Closing Time that are collected after the Closing and prior to the date on which the Post-Closing Statement becomes final and binding pursuant to Section 3.1(c)(i)(4) shall be treated as Collected Delinquent Amounts and included solely in the calculation of the Proration Items as finally determined pursuant to Section 3.1(c)(i)(4), and no such RUBS charges, utility reimbursements or similar receivables shall be remitted separately to the Manager or the Members. From and after the Closing and prior to delivery of the Post-Closing Statement, CCI shall use commercially reasonable efforts to collect all outstanding RUBS charges from tenants, including by including such RUBS charges on tenant bills in a manner consistent with the Company’s billing practices prior to the Closing. Except as set forth above, CCI shall not be obligated to pursue collection of any outstanding RUBS charges or evict any tenant under any of the Leases.
(v)    In the event any amounts are inadvertently omitted from the Net Closing Date Assets or Proration Items in the Closing Estimate Statement, the Manager and the Members shall not be deemed to have waived their rights to such amounts.
(3)    No later than ninety (90) days following the Closing Date, CCI shall prepare and deliver to MGI, with reasonable supporting detail, a statement (the “Post-Closing Statement”) setting forth CCI’s good faith calculation of the Net Closing Date Assets, which shall be prepared in accordance with the Accounting Principles, and the Proration Items. The Post-Closing Statement shall become final and binding upon the Parties forty-five (45) days following MGI’s receipt thereof unless MGI delivers written notice of its disagreement (a “Notice of Disagreement”) to CCI on or prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature and amount of any disagreement so asserted.
(4)    If a timely Notice of Disagreement is delivered by MGI within such forty-five (45)-day period, then the Post-Closing Statement (as revised in accordance with clause (i) or (ii) below) shall become final and binding upon the Parties on the earlier of (i) the date MGI and CCI resolve in writing any and all differences they have with respect to any matter specified in the Notice of Disagreement, and (ii) the date any matters properly in dispute are finally resolved in writing by the Accounting Firm. During the fifteen (15) days immediately following the delivery of a Notice of Disagreement (such period, the “Resolution Period”), MGI and CCI shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in any Notice of Disagreement, and all such discussions related thereto shall (unless otherwise agreed by MGI and CCI) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule. At the end of the Resolution Period, MGI and CCI shall submit to (A) Baker Tilly US, LLP, Milwaukee, Wisconsin, or (B) if Baker Tilly US, LLP, Milwaukee, Wisconsin, is unable or unwilling to serve, a nationally recognized independent public accounting firm mutually acceptable to MGI and CCI who is not the independent auditor of MGI, CCI or their respective Affiliates (provided that if MGI and CCI are unable to agree on such firm within ten (10) days after Baker Tilly US, LLP, informs MGI and CCI it is unable or unwilling to serve, then, within an additional five (5) days, MGI and CCI shall each select one (1) firm and those two firms shall, within five (5) days after their selection, select a third such firm) (Baker Tilly US, LLP, or the firm selected in accordance with clause (B), the “Accounting Firm”), who shall act as an expert and not as an arbitrator, for review and resolution of any and all matters (but only such matters) which remain in dispute and which were properly included in any Notice of Disagreement. The Parties agree to use their good faith efforts to hold their first meeting with the Accounting Firm within fifteen (15) days after submitting any matters that remain in dispute and that were properly included in any Notice of Disagreement to the Accounting Firm pursuant to this Section 3.1(c)(i)(4). The discussions with the Accounting Firm shall be conducted on a confidential basis. MGI and CCI shall instruct the Accounting Firm to make a final determination of the items included in the Post-Closing Statement (to the extent such amounts are in dispute) in accordance with the guidelines and procedures set forth in this Agreement and, to the extent consistent with this Section 3.1(c)(i), the Accounting Principles. MGI and CCI shall instruct the Accounting Firm not to, and the Accounting Firm shall not, assign a value to any item in dispute greater than the greatest value for such item assigned by CCI in the Post-Closing Statement or by MGI in the Notice of Disagreement, or less than the smallest value for such item assigned by CCI in the Post-Closing Statement or by MGI in the Notice of Disagreement. MGI and CCI shall also instruct the Accounting Firm to, and the Accounting Firm shall, make its determination based solely on written submissions (which written submissions shall be limited to the remaining items in dispute set forth in the Notice of Disagreement) submitted by each of MGI and CCI (which the Accounting Firm shall forward to the MGI and CCI, as applicable), and such written submissions shall be in accordance with the guidelines and procedures set forth in this Agreement. All submissions to the Accounting Firm shall be exchanged simultaneously, no Party shall engage in ex parte communications with the Accounting Firm, and each Party shall have a reasonable opportunity to respond to any new information submitted by the other Party. The Accounting Firm shall deliver a written determination setting forth in reasonable detail its resolution of each disputed item. Absent fraud or manifest error, the Post-Closing Statement and the resulting Final Determination of the Net Closing Date Assets and Proration Items shall become final and binding on the Parties on the date the Accounting Firm delivers its final resolution in writing to MGI and CCI (which final resolution shall be requested by MGI and CCI to be delivered not more than thirty (30) days following submission of such disputed matters), and such resolution by the Accounting Firm shall not be appealable. The fees and expenses of the Accounting Firm pursuant to this Section 3.1(c)(i)(4) shall be borne in inverse proportion to which the Parties prevail with respect to any disputed amounts in the calculation of the Net Closing Date Assets and Proration Items.
(5)    Following the Final Determination of the Net Closing Date Assets and Proration Items in accordance with Section 3.1(c)(i)(4), (i) if the aggregate amount of the Net Closing Date Assets and Proration Items set forth in the Post-Closing Statement (as revised in accordance with clause (i) or (ii) of Section 3.1(c)(i)(4)) is greater than the aggregate amount of the Net Closing Date Assets and Proration Items set forth in the Closing Estimate Statement, then, within five (5) Business Days after the date on which the Post-Closing Statement (as revised in accordance with clause (i) or (ii) of Section 3.1(c)(i)(4)) becomes final and binding in accordance with Section 3.1(c)(i)(4), CCI shall deliver to the Manager, for the benefit of the Members, additional consideration in an amount equal to such difference in cash and CROP Units (with any CROP Units valued at the Unit Value), which consideration shall be allocated among the Members in the same proportion as would have been the case had the total Merger Consideration at Closing been increased by the amount of such difference; provided, however, if the additional Cash Consideration to be paid to the Manager, for the benefit of the Members, in accordance with this Section 3.1(c)(i)(5) would result in the aggregate mix of Merger Consideration paid in the Merger for the Company Units of all Members (other than the Mandel Members) (including consideration paid pursuant to Sections 3.1(b)(ii)-(iii) above) to exceed the Aggregate Cash Cap, the additional consideration payable pursuant to this Section 3.1(c)(i)(5) shall be paid in a mix of cash (paid to the Manager, for the benefit of the Members) and CROP Units (paid to the Members by adjustment to the number of CROP Units issued to each such Member in accordance with Section 3.1(c)(i)(6)) such that, after giving effect to any payments made pursuant to this Section 3.1(c)(i)(5), the aggregate mix of Merger Consideration paid in the Merger for the Company Units of all Members (other than the Mandel Members) shall be as close as practicable to fifty percent (50%) cash and fifty percent (50%) CROP Units (the “50/50 Target”), and (ii) if the aggregate amount of the Net Closing Date Assets and Proration Items set forth in the Post-Closing Statement (as revised in accordance with clause (i) or (ii) of Section 3.1(c)(i)(4)) is less than the aggregate amount of the Net Closing Date Assets and Proration Items set forth in the Closing Estimate Statement (a “Shortfall”), then, within five (5) Business Days after the date on which the Post-Closing Statement (as revised in accordance with clause (i) or (ii) of Section 3.1(c)(i)(4)) becomes final and binding in accordance with Section 3.1(c)(i)(4), (A) CCI and the Manager shall execute and deliver joint written instructions directing the Transfer Agent to pay to CCI from the Escrow Account, with respect to Members (or the Manager, as applicable) who received Cash Consideration (or the cash-electing portion of such Person’s Merger Consideration), an amount equal to the sum of (I) such Person’s Pro Rata Share of such Shortfall multiplied by (II) a fraction, (X) the numerator of which is the aggregate amount of Cash Consideration actually received by such Person, and (Y) the denominator of which is the aggregate amount of Merger Consideration actually received by such Person, and (B) concurrently therewith, a number of Restricted Units held by each Unit Recipient shall be cancelled in accordance with Section 3.6(e)(iii) equal to (I) such Unit Recipient's Pro Rata Share of such Shortfall divided by the Unit Value (rounded to the nearest 1/1,000th of a unit) multiplied by (II) a fraction, (X) the numerator of which is the aggregate number of CROP Units held by such Unit Recipient multiplied by the Unit Value (rounded to the nearest 1/1,000th of a unit), and (Y) the denominator of which is the aggregate amount of Merger Consideration actually received by such Unit Recipient. CCI and the Manager shall execute and deliver joint written instructions directing the Transfer Agent to pay to CCI from the Escrow Account an amount equal to the Shortfall (and such payment shall be deemed borne by the Manager and the Members in accordance with their respective Pro Rata Shares). Any amounts remaining in the Escrow Account following five (5) Business Days after the date on which the Post-Closing Statement (as revised in accordance with clause (i) or (ii) of Section 3.1(c)(i)(4)) becomes final and binding in accordance with Section 3.1(c)(i)(4) shall be released to the Manager, for the benefit of the Members, in accordance with Section 10.11. Notwithstanding the foregoing, in no event (other than Fraud) will the Manager or the Members be required to make, in the aggregate, any payment(s) under this Section 3.1(c)(i)(5) (for the avoidance of doubt, including any cancellation of Restricted Units pursuant to Section 3.6(e)(iii)) for any amount in excess of an amount equal to the Adjustment and Indemnity Cap.
(6)    Any adjustment to the number of CROP Units issued to a Member pursuant to Section 3.1(c)(i)(5)(i) (whether arising from payment of Cash Consideration in excess of the Aggregate Cash Cap or otherwise) shall be effected as follows: (A) within five (5) Business Days following the Final Determination of the Net Closing Date Assets and Proration Items in accordance with Section 3.1(c)(i)(4), CCI shall deliver written notice to CROP and each affected Member specifying the number of CROP Units to be issued (each, a “CROP Unit Positive Adjustment Notice”); and (B) subject to such Member’s satisfaction of all requirements to receive CROP Units under this Agreement, including the requirements set forth in Section 3.1(d), upon receipt of a CROP Unit Positive Adjustment Notice, CROP shall cause the Transfer Agent to record on the partnership unit ledger of CROP the issuance of CROP Units (including any fractional shares thereof) equal to the number of CROP Units set forth in such Member’s CROP Unit Positive Adjustment Notice without further action or consent by such Member.
(ii)    Preparation; Access. In connection with the preparation and review of the Post-Closing Statement, each Party shall provide the other Party and its Representatives reasonable access during normal business hours to the books, records and personnel reasonably necessary to verify the calculations, subject to customary confidentiality restrictions.
(iii)    Further Adjustment of Merger Consideration. Between the date of this Agreement and the Merger Effective Time, if the Company Units, shares of CCI common stock or partnership units of CROP or securities convertible or exchangeable into or exercisable for shares of CCI Common Stock or partnership units of CROP shall have been changed into a different number or class of securities by reason of any stock split (whether forward or reverse), division, subdivision, combination, reclassification, consolidation of shares, reorganization, recapitalization, merger or exchange or other similar transaction, or if a stock dividend (including any distribution in securities convertible, exchangeable or exercisable for equity of the Company of the CCI Parties) having a record date during such period is declared, the Merger Consideration shall be ratably adjusted to reflect fully the effect of any such change, and thereafter all references herein to the Merger Consideration shall be deemed to be the Merger Consideration as so adjusted.
(d)    Elections by Members.
(i)    Elections by Members. Each Member may elect to receive cash and/or CROP Units (in minimum and maximum amounts as determined by CROP and the Manager as set forth in the Solicitation Materials) by delivering a duly completed and executed Election Form (an “Election”), together with a completed accredited investor questionnaire and any required supporting documentation (collectively, an “Accredited Investor Questionnaire”), to CROP and the Manager no later than 5:00 p.m. Eastern Time on the date that is thirty (30) days after the mailing of the Solicitation Materials to the members of the Company (the “Election Deadline”); provided, however, that either Party may, in its reasonable discretion, extend the Election Deadline as set forth in a written notice provided to the other Parties; provided further, however, that the Election Deadline shall not be extended beyond December 21, 2026 without the prior written consent of each of the Parties. Any Member who is not an Accredited Investor or fails to deliver an Accredited Investor Questionnaire or a properly completed Election Form shall be deemed to have elected to receive solely Cash Consideration. For the avoidance of doubt, if the Election Deadline is extended pursuant to this paragraph, all references in this Agreement to the Election Deadline shall be deemed to refer to the Election Deadline as so extended, and any Election Form delivered on or prior to the original Election Deadline shall remain valid unless revoked by the applicable Member prior to the extended Election Deadline.
(ii)    Election Materials. CROP and the Manager shall jointly administer the election and the proration procedures. The Solicitation Materials shall include, but not be limited to, (a) a written consent of the Members to solicit the Member Approval, (b) the Election Form, (c) the Accredited Investor Questionnaire, (d) instructions for completion and delivery (including electronic delivery options), (e) notice of the Election Deadline, and proration methodology, and (f) a joinder to the CROP OP Agreement.
(iii)    Proration if Aggregate Cash Cap Exceeded. Following receipt of all Elections (including any deemed Elections), if the aggregate amount of Cash Consideration elected to be received by the Members (other than the Mandel Members) would exceed the Aggregate Cash Cap, CROP and the Manager shall apply the following proration procedures:
(1)    Each electing Member (other than the Mandel Members) shall (x) have the portion of the Merger Consideration such Member elected to receive as cash reduced on a pro rata basis (based on the respective amounts of Cash Consideration elected to be received by all Members (other than the Mandel Members)), and (y) instead receive a number of CROP Units equal to the amount of such reduction divided by the Unit Value, until the aggregate Cash Consideration to be paid to the Members (other than the Mandel Members) equals the Aggregate Cash Cap.
(2)    If, after application of Section 3.1(d)(iii)(1), the aggregate mix of Merger Consideration paid in the Merger for the Company Units of all Members (other than the Mandel Members) exceeds the Aggregate Cash Cap by de minimis amounts due to rounding or fractional interests, CROP shall make equitable adjustments consistent with the foregoing to achieve the 50/50 Target as nearly as practicable; provided, however, that CROP shall provide the Manager with prior written notice of, and the reasonable opportunity to review and provide comments in good faith with respect to, any such adjustments made pursuant to this Section 3.1(d)(iii)(2).
(iv)    Allocation Schedule. Following receipt of all Elections and application of the adjustments described in Section 3.1(d)(iii), the Manager shall prepare and deliver to CCI an updated Exhibit B setting forth the percentage of the Merger Consideration to which each Member is entitled under the Company Governing Documents, along with the amount of cash and CROP Units to be paid to each Member based on such Member’s Election (the “Allocation Schedule”). Upon delivery of the Allocation Schedule to CCI, the Allocation Schedule shall be deemed to replace in its entirety any schedule set forth in Exhibit B.
(v)    Accredited Investor Status; Verification; Cash-Only Default.
(1)    As a condition to receiving CROP Units, each electing Member must represent and warrant that such Member is, and at Closing will be, an Accredited Investor, and must deliver a completed Accredited Investor Questionnaire.
(2)    If, by the Accreditation Cut‑Off, CROP has not reasonably determined, based on information provided, that a Member qualifies as an Accredited Investor, or if a Member fails to deliver a duly completed Accredited Investor Questionnaire, such Member shall be deemed to have elected to receive solely Cash Consideration and shall receive cash in lieu of CROP Units notwithstanding any election to the contrary. “Accreditation Cut‑Off” means 5:00 p.m. Eastern Time on the date that is three (3) Business Days prior to the anticipated Closing Date. CROP may waive or extend the Accreditation Cut‑Off for any Member in its sole discretion consistent with securities Law compliance; provided that any such waiver or extension shall not cause the aggregate mix of Merger Consideration paid in the Merger for the Company Units of all Members (other than the Mandel Members) to exceed the Aggregate Cash Cap after application of the proration procedures set forth in Section 3.1(d)(iii).
(e)    Transfer Books. At the Merger Effective Time, the stock transfer books of the Company shall be closed and no further registration of transfers of shares shall thereafter be made on the records of the Company. From and after the Merger Effective Time, Persons who held outstanding Company Units immediately prior to the Merger Effective Time shall cease to have rights with respect to such Company Units, except as otherwise provided for in this Agreement or by applicable Law.
(f)    Fractional Shares. Notwithstanding anything to the contrary in this Agreement, no CROP Units less than 1/1,000th of a unit shall be issued pursuant to this Agreement and, in lieu thereof, such fractional units a Person would otherwise be entitled to receive pursuant to this Agreement, but for this Section 3.1(f), shall be aggregated and rounded up to the nearest 1/1,000th of a unit.
(g)    Notice to Certain Transferees. Notwithstanding anything to the contrary in this Agreement, each Member shall be required to notify any proposed transferee of the Member’s Merger Consideration of the potential adjustments set forth in this Section 3.1 prior to effecting any transfer of the Member’s Merger Consideration.
(h)    Closing Costs. Except as expressly provided herein, all other expenses shall be prorated or allocated between the Parties in accordance with standard practice for real estate transactions in the Milwaukee, Wisconsin metropolitan area. CCI shall pay the cost of any title insurance policy obtained by CCI for any loan policy or endorsements required for the Loan Approvals or by CCI’s lender, the cost of CCI’s inspections and one-half of the title company’s standard escrow fee. The Manager, on behalf of the Members, shall pay one-half of the title company’s standard escrow fee and shall pay the base premium cost of any owner’s title insurance policy.
(i)    Tax Basis Certificate. At or prior to the Closing, the Company shall deliver to CROP the Tax Basis Certificate in respect of each Member electing to receive CROP Units pursuant to this Agreement. Within ninety (90) days following the Closing Date, each such applicable Member shall have an opportunity to update the information provided on such Tax Basis Certificate as it pertains to such Member to the extent necessary to have such Tax Basis Certificate be accurate (in form and substance reasonably acceptable to CROP) as of the Closing Date.
(j)    CROP Distributions. Each Member or other Person receiving CROP Units pursuant to this Agreement at the Closing shall be entitled, with respect to the calendar month in which the Closing occurs, to receive only the portion of any distributions on such CROP Units equal to the product of (a) the aggregate distributions that otherwise would be payable with respect to such CROP Units for such calendar month, multiplied by (b) a fraction, the numerator of which is the number of days from and including the Closing Date through and including the last day of such calendar month, and the denominator of which is the total number of days in such calendar month.
(k)    Paying Agent. The Manager is hereby appointed, and each Member by execution of its Election Form shall be deemed to have irrevocably appointed the Manager, as such Member’s agent and attorney-in-fact solely for purposes of receiving, holding, allocating, withholding and distributing the Cash Consideration payable to such Member pursuant to this Agreement. Payment by CROP to the Manager or to the account designated by the Manager in accordance with this Section 3.1(k) shall constitute payment to the Members entitled to such Cash Consideration and shall fully satisfy and discharge the CCI Parties’ obligations with respect to such Cash Consideration. From and after such payment, no CCI Party shall have any liability or obligation to any Member or any other Person for any failure by the Manager to distribute, remit, allocate, withhold or otherwise apply such Cash Consideration in accordance with this Agreement, any Election Form, the Company Governing Documents or otherwise.
Section 3.2    Exchange Procedures.
(a)    At or promptly following the Merger Effective Time, CROP shall cause the Transfer Agent to record on the partnership unit ledger of CROP the issuance of CROP Units (including any fractional shares thereof) equal to the Merger Consideration that is payable in CROP Units to each holder of Company Units pursuant to Section 3.1 and the Election Form of each such holder (but after application of the proration procedures set forth in Section 3.1(d)(iii)).
(b)    At or promptly following the Merger Effective Time, CROP shall pay, or cause to be paid, by wire transfer of immediately available funds to the account or accounts designated by the Manager to CROP in writing, the Cash Consideration to be paid to the holders of Company Units pursuant to Section 3.1 and the Election Form of each such holder (but after application of the proration procedures set forth in Section 3.1(d)(iii)).
(c)    If payment of any Merger Consideration is to be made to a Person other than the Person in whose name the Company Units are registered, it shall be a condition of payment that the Company Units surrendered shall be properly endorsed or otherwise in proper form for transfer with all documents required to evidence and effect such transfer and that the Person requesting such payment pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Company Units surrendered or establish to the satisfaction of the Surviving Entity that such Tax has been paid or is not applicable.
(d)    None of the CCI Parties or the Company or any employee, officer, director, agent or Affiliate of such entities, shall be liable to any Person in respect of any Merger Consideration (or the appropriate portion thereof) that has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts so delivered that remain unclaimed by holders of Company Units immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of CROP free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.
(e)    No interest shall be paid or accrued on the Merger Consideration.
Section 3.3    Withholding Rights. Each and any of the CCI Parties or the Company, or any of their agents, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any holder of Company Units such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Tax Law; provided that each of the CCI Parties, the Company and any of their respective Representatives agrees that, absent a change in law after the date hereof, it shall not deduct or withhold under the Code any amounts payable pursuant to this Agreement in connection with the Merger so long as each Member that is receiving Cash Consideration delivers to CROP a validly executed and correctly completed Internal Revenue Service Form W-9 establishing that backup withholding is not required on or prior to the Closing Date. Any such amounts so deducted and withheld shall be timely paid to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Company and each Member shall deliver its validly executed and correctly completed Internal Revenue Service Form W-9 establishing an exemption from backup withholding to CROP on or about the date hereof; provided that the failure to deliver such Internal Revenue Service Form W-9 shall not be deemed a breach of any condition or covenant in this Agreement and the sole remedy for any failure to deliver such Internal Revenue Service Form W-9 shall be to subject any payments to such Person to applicable withholding.

Section 3.4    Dissenters Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.
Section 3.5    General Effects of the Merger. At the Merger Effective Time, the effect of the Merger shall be as set forth in this Agreement and the Articles of Merger and as provided in the applicable provisions of the WLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.
Section 3.6    Deposit; Escrow.
(a)    Deposit. A segregated escrow account shall be opened by CCI with the Milwaukee office of First American Title Insurance Company (the “Transfer Agent”) upon execution of this Agreement by each of the Parties and an Escrow Agreement by Transfer Agent, CCI and the Manager (the “Escrow Agreement”). Within one (1) Business Day hereof, CCI will deposit an earnest money deposit of [***] (the “Deposit”), which Deposit shall be held and applied by the Transfer Agent in accordance with the terms of this Agreement and the Escrow Agreement.
(b)    Refund of Deposit. Notwithstanding the foregoing, subject to the terms of this Agreement, (i) the Deposit shall be refundable to CCI: (A) if this Agreement is terminated by CCI pursuant to Section 9.1(d)(i), (B) if a breach of any representation or warranty or failure to perform or comply with any obligation, covenant or agreement on the part of the Company set forth in this Agreement has occurred that would cause any of the conditions set forth in Section 8.2(a)-(f) not to be satisfied at the Closing (other than any failure of a closing condition caused by the CCI Parties), (C) if this Agreement is terminated pursuant to Section 9.1(b)(i) on account of the conditions set forth in Section 8.2(a)-(f) or Section 8.3(c) not being satisfied, or (D) if the Company and the other Owner Entities fail to obtain the requisite approval of their respective members prior to the end of the Owner Solicitation Period such that the Minimum Threshold would not be satisfied, (ii) the Deposit shall be refundable to CCI if, after satisfying the Minimum Threshold, the Company fails to obtain the Member Approval prior to the end of the Owner Solicitation Period, (iii) a portion of the Deposit equal to [***] shall become non-refundable and shall be released to the Company if the Closing fails to occur due to a failure by the CCI Parties to (A) obtain lender consents to the assumption of existing Indebtedness with respect to the Property, or (B) procure customary agency financing where existing Indebtedness with respect to the Property is not assumed, and (iv) the Deposit shall become non-refundable and shall be released to the Company (A) if this Agreement is terminated by the Company pursuant to Section 9.1(c)(i), or (B) if a breach of any representation or warranty or failure to perform or comply with any obligation, covenant or agreement on the part of the CCI Parties set forth in this Agreement has occurred that would cause any of the conditions set forth in Section 8.3 not to be satisfied at the Closing (other than any failure of a closing condition caused by the Company.

(c)    Adjustment and Indemnity Escrow. At the Closing, CCI shall deposit, or cause to be deposited, with the Transfer Agent an amount in cash equal to the Escrow Amount, which amount shall constitute a holdback from, and not an increase to, the Merger Consideration otherwise payable to the Manager, for the benefit of the Members, at the Closing. The Escrow Amount shall be held in a segregated Escrow Account established pursuant to the Escrow Agreement and shall secure, in the following order of priority: first, any amounts payable to CCI pursuant to Section 3.1(c)(i)(5)(ii) (Shortfall); second, any amounts payable to any Buyer Indemnified Party pursuant to Article 10; and third, the payment or release of any remaining amount to the Manager, for the benefit of the Members, in accordance with Section 10.11. Concurrently with any payment from the Escrow Account pursuant to the foregoing priority, each Unit Recipient's Restricted Units shall be cancelled in accordance with Section 3.6(e)(iii) in a number proportional to such Unit Recipient's Pro Rata Share of the applicable amount, such that Unit Recipients bear their proportionate share of any Shortfall or indemnification obligation through cancellation of Restricted Units in parallel with the payment of cash from the Escrow Account; provided, however, that, to the extent the cancellation of Restricted Units is deferred pursuant to the first proviso of Section 3.6(e)(iii)(A), the payment of cash from the Escrow Account shall not be delayed on account of such deferral and such cancellation of Restricted Units shall instead occur reasonably promptly following the final determination of Transaction Expenses in accordance with Section 7.12(c). No portion of the Escrow Amount shall be released to the Manager or the Members unless and until all amounts then payable to CCI or any Buyer Indemnified Party pursuant to Section 3.1(c) or Article 10 have been paid in full (whether from the Escrow Account or through cancellation of Restricted Units, as applicable), and any Pending Claims timely made pursuant to Article 10 have been reserved in accordance with Section 10.11. The Escrow Agreement shall be in form and substance reasonably satisfactory to CCI and the Manager and shall be consistent with the terms of this Agreement. In the event of any conflict between this Agreement and the Escrow Agreement or any escrow instructions, this Agreement shall control.
(d)    Escrow Instructions. A copy of this fully executed Agreement and the Escrow Agreement will be delivered to the Transfer Agent by the Company and will serve as escrow instructions together with any additional instructions required by the Company or the CCI Parties or their respective counsels. The Company and the CCI Parties agree to cooperate with the Transfer Agent and sign any additional instructions reasonably required by the Transfer Agent to close escrow. If there is any conflict between any other instructions (including the Escrow Agreement) and this Agreement, this Agreement shall control.
(e)    CROP Unit Clawback and Restriction.
(i)    At the Closing, with respect to the Manager and each Member who receives CROP Units as all or any portion of the Manager’s or such Member's Merger Consideration (each, a "Unit Recipient"), one and a half percent (1.5%) of such Unit Recipient’s CROP Units received as Merger Consideration (collectively, the "Restricted Units") shall be subject to the clawback and transfer restrictions set forth in this Section 3.6(e). For the avoidance of doubt, Restricted Units shall be issued to and recorded in the name of the applicable Unit

Recipient on the partnership unit ledger of CROP at the Closing and shall not be delivered to or held by the Transfer Agent or any other escrow agent.
(ii)    During the period commencing on the Closing Date and ending on the date on which all Restricted Units are released or cancelled in accordance with this Section 3.6(e) (the "Restriction Period"), no Unit Recipient shall sell, transfer, assign, pledge, encumber or otherwise dispose of any Restricted Units without the prior written consent of CCI; provided that this restriction shall not prohibit any transfer that is otherwise permitted under the CROP OP Agreement to the extent the transferee agrees in writing to be bound by the terms of this Section 3.6(e) with respect to such Restricted Units.
(iii)    If, at any time during the Restriction Period, any amount becomes payable to CCI or any Buyer Indemnified Party pursuant to Section 3.1(c)(i)(5)(ii) (Shortfall) or Article 10 (Indemnification) (any such amount, a “Claim Amount”), then, concurrently with the payment of the applicable portion of such Claim Amount from the Escrow Account:
(A) each Unit Recipient shall forfeit, and CROP shall cancel from the partnership unit ledger of CROP, a number of such Unit Recipient's Restricted Units equal to (I) such Unit Recipient's Pro Rata Share of such Claim Amount divided by the Unit Value (rounded to the nearest 1/1,000th of a unit) multiplied by (II) a fraction, (X) the numerator of which is the aggregate number of CROP Units held by such Unit Recipient multiplied by the Unit Value (rounded to the nearest 1/1,000th of a unit), and (Y) the denominator of which is the aggregate amount of Merger Consideration actually received by such Unit Recipient (a “CROP Unit Clawback”); provided, however, that, notwithstanding the date upon which any Claim Amount becomes payable to CCI or any Buyer Indemnified Party, no CROP Unit Clawback shall occur prior to the final determination of Transaction Expenses in accordance with Section 7.12(c); provided further, however, that, CROP shall cause any such postponed CROP Unit Clawback to occur reasonably promptly following the final determination of Transaction Expenses in accordance with Section 7.12(c); and
(B) CROP shall record such cancellation on the partnership unit ledger, and each Unit Recipient shall be deemed to have irrevocably consented to such cancellation without further action or approval by such Unit Recipient.
(iv)    On the Release Date, the restrictions set forth in this Section 3.6(e) shall automatically terminate with respect to all Restricted Units that have not been cancelled pursuant to Section 3.6(e)(iii), and such CROP Units shall thereafter be free of any restriction imposed by this Section 3.6(e) (but shall remain subject to any other applicable transfer restrictions under the CROP OP Agreement or applicable securities Laws); provided, however, that if, on the Release Date, any Claim for indemnification has been properly asserted in accordance with the procedures set forth in Article 10 but has not been Finally Determined (each, a “Pending Claim”), a number of each Unit Recipient's Restricted Units equal to (A) such Unit Recipient's Pro Rata Share of the aggregate amount of such Pending Claims (as set forth in the applicable Claim Notices) divided by the Unit Value (rounded to the nearest 1/1,000th of a unit) multiplied by (B) a fraction, (I) the numerator of which is the aggregate number of CROP Units held by such Unit Recipient multiplied by the Unit Value (rounded to the nearest 1/1,000th of a unit), and (II) the denominator of which is the aggregate amount of Merger Consideration actually received by such Unit Recipient, shall continue to be subject to the restrictions of this Section 3.6(e) until Final Determination of such Pending Claims. Upon Final Determination of any Pending Claim any Restricted Units required to satisfy such Pending Claim shall be cancelled in accordance with Section 3.6(e)(iii), and the remaining Restricted Units, if any, that remained subject to this Section 3.6(e) until Final Determination of such Pending Claim shall be released from restriction.
(v)    Upon the cancellation of any Restricted Units pursuant to Section 3.6(e)(iii), such cancellation shall be treated for U.S. federal income tax purposes (and, where applicable, state and local income tax purposes) as a reimbursement by the applicable Unit Recipient of a portion of the Merger Consideration, and no Party shall take a position inconsistent with such treatment on any Tax Return, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code.
(vi)    Notwithstanding anything in this Agreement to the contrary, during the Restriction Period, each Unit Recipient shall remain the record holder of such Unit Recipient's Restricted Units for all purposes under the CROP OP Agreement and shall be treated as the beneficial owner of such Restricted Units for U.S. federal (and applicable state and local) tax purposes and shall be entitled to and retain all distributions or other amounts paid by CROP with respect to such Restricted Units during the Restriction Period. For the avoidance of doubt, no distributions or other amounts paid by CROP with respect to such Restricted Units during the Restriction Period shall be subject to any clawback or transfer restrictions set forth in this Section 3.6(e).
ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure letter delivered by the Company to the CCI Parties prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face, the Company hereby represents and warrants to the CCI Parties that:
Section 4.1    Organization and Qualification; Subsidiaries.
(a)    The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Wisconsin and has the requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
(b)    Each Company Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
(c)    Section 4.1(c) of the Company Disclosure Letter sets forth a true and complete list of the Company Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which the Company and the Company Subsidiaries are qualified or licensed to do business, and the percentage of interest held, directly or indirectly, by the Company in each Company Subsidiary.
(d)    Except as set forth in Section 4.1(d) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary directly or indirectly owns any equity interest or investment (whether equity or debt) in any Person (other than in the Company Subsidiaries and investments in short-term investment securities).
(e)    The Company has made available to the CCI Parties complete and correct copies of the Company Governing Documents, which are in full force and effect. The Company is in compliance with the terms of the Company Governing Documents in all material respects.
Section 4.2    Authority; Approval Required.
(a)    The Company has the requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject only to receipt of the Member Approval, to consummate the transactions contemplated by this Agreement, including the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary limited liability company actions and no other proceedings on the part of the Company are necessary to authorize this Agreement or the Merger or to consummate the other transactions contemplated by this Agreement, subject to receipt of the Member Approval, and the filing of the Articles of Merger with, and acceptance for record of such Articles of Merger by, the WI-DFI.
(b)    This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the CCI Parties, constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) (collectively, the “Enforceability Exceptions”).
(c)    The Manager has duly adopted resolutions (i) determining that this Agreement, the Merger and the other transactions contemplated by this Agreement are in the best interests of the Company and declaring the advisability of the Merger, (ii) authorizing and approving this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) directing that the Merger be submitted for consideration by the Members by means of written consent in lieu of a meeting, and (iv) subject to the terms of this Agreement, recommending the approval of the Merger by the Members (the recommendation in this clause (iv), the “Manager Recommendation”), which resolutions have not been, as of the date of this Agreement, rescinded, modified or withdrawn in any way.
Section 4.3    No Conflict; Required Filings and Consents.
(a)    The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement and its obligations hereunder will not, (i) assuming receipt of the Member Approval, conflict with or violate any provision of (A) the Company Governing Documents, or (B) any equivalent organizational or governing documents of any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained, all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound, or (iii) except as set forth in Section 4.3(a)(iii) of the Company Disclosure Letter, with or without notice, lapse of time or both, constitute or result in a breach or violation of, or a default under, or give rise to any Lien (other than any Permitted Lien), acceleration of remedies, right of termination, purchase, first offer or forced sale under, any Contract of the Company or any Company Subsidiary, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
(b)    The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the WI-DFI pursuant to the WLLCA, (ii) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
Section 4.4    Capital Structure.
(a)    As of the close of business on the date hereof, the Company owns 99.5% and Woodnote Equity FMM owns 0.5% of the issued and outstanding membership interests in

Lightning Development. Woodnote Equity FMM is wholly owned by the Company. There are no other holders of membership interests or other equity interests in Lightning Development or Woodnote Equity FMM. As of the close of business on the date hereof, 1,620 Company Units of Membership Interests were outstanding and held by those Persons listed on Section 4.4(a) of the Company Disclosure Letter, and Manager holds the interest of “Sponsor” and “Manager” under the Limited Liability Company Agreement. As of the date hereof, there are no other outstanding membership interests of the Company. The Company Units were issued in compliance with the Limited Liability Company Agreement and applicable Law.
(b)    All equity interests in each of the Company Subsidiaries that is a limited liability company were issued in compliance with such Company Subsidiary’s operating agreement and applicable Law. All of the issued and outstanding capital stock and other ownership interests of each of the Company Subsidiaries is owned directly or indirectly by the Company and is free and clear of all Liens, other than Permitted Liens.
(c)    There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) of the Company or any Company Subsidiary issued and outstanding (“Company Voting Debt”). There are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound obligating the Company or any Company Subsidiary to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or other equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments, or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, Company Voting Debt or other equity interests.
(d)    Neither the Company nor any Company Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock or partnership interests of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has granted any registration rights on any of its capital stock or partnership interests. No equity interest of the Company is owned by any Company Subsidiary.
(e)    All distributions on membership interests of the Company and any material distributions on any securities of any Company Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such distributions have been publicly announced and are not yet due and payable).
(f)    All of the outstanding securities of the Company and any Company Subsidiary were issued in compliance with applicable securities Laws.

Section 4.5    Financial Statements. Except as set forth in Section 4.5(b)(x) of the Company Disclosure Letter, (a) the consolidated unaudited financial statements of the Company and the Company Subsidiaries as of and for the years ended December 31, 2024 and December 31, 2025, and (b) the unaudited property-level financial statements for the Property for the six-month period ended June 30, 2026, including the related notes and schedules, true and complete copies of which are attached as Section 4.5(b)(y) of the Company Disclosure Letter, (i) have been prepared from, are in accordance with, and accurately reflect the books and records of the Company and the Company Subsidiaries in all material respects, (ii) have been prepared in accordance with the Accounting Principles, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or for normal and recurring year-end adjustments, which adjustments are not, individually or in the aggregate, material to the Company), and (iii) fairly present in all material respects (subject to normal and recurring year-end adjustments, none of which is material, individually or in the aggregate), to the extent of the line items presented therein, the financial position and results of operation of the Company, the Company Subsidiaries and/or the Property, as applicable, as of their respective dates and for the periods presented therein. Since December 31, 2025, there has been no material change in the accounting principles, policies, practices, estimation methodologies or procedures used by the Company or any Company Subsidiary, including with respect to accounts receivable, reserves for doubtful accounts, accounts payable, accrued expenses, revenue recognition, expense accruals, capital expenditures, prepaid expenses or deferred revenue, except as set forth in Section 4.5 of the Company Disclosure Letter. If audited financial statements of the Company or any Company Subsidiary for the year ended December 31, 2025, are available prior to Closing, the Company shall deliver such audited financial statements to CCI promptly following availability.
Section 4.6    Absence of Certain Changes or Events. Since December 31, 2025, (a) the Company and each Company Subsidiary have conducted their respective business in all material respects in the ordinary course of business, (b) except as set forth in Section 4.6(b) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has taken any action that would have been prohibited by Section 6.1(b) if taken from and after the date of this Agreement, and (c) there has not been any Company Material Adverse Effect or, to the Knowledge of the Company, any Effect that, individually or in the aggregate with all other Effects, would reasonably be expected to have a Company Material Adverse Effect.
Section 4.7    No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against on the balance sheet of the Company dated as of December 31, 2025 (including the notes thereto), (b) for liabilities or obligations incurred in connection with the negotiation, preparation or execution of this Agreement and the transactions contemplated hereby, (c) for liabilities or obligations incurred in the ordinary course of business since December 31, 2025, and (d) executory liabilities arising after the Closing under Material Contracts solely to the extent such obligations are not attributable to any pre-Closing period, neither the Company nor any Company Subsidiary has any liability or obligation (whether accrued, absolute, contingent or otherwise) that either alone or in the aggregate has had, or would reasonably be expected to have, a Company Material Adverse Effect.

Section 4.8    Permits; Compliance with Law.
(a)    Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 4.11, which are addressed solely in that Section, the Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority (“Permits”) necessary for the Company and each Company Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted (the “Company Permits”), and all such Company Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Company Permits, individually, or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company has paid all fees and assessments due and payable, in each case, in connection with all such Permits except where failure to pay, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no event has occurred with respect to any of the Company Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such Company Permits. Neither the Company nor any of the Company Subsidiaries has received any written notice indicating, nor to the Knowledge of the Company, is there any pending applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of the Company or the Company Subsidiaries or the Company Properties that impairs the validity of any Company Permit or which would reasonably be expected, if accepted or granted, to result in the revocation of any Company Permit, except where the impairment or revocation of any such Company Permits, individually, or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
(b)    Except as set forth in Section 4.8(b) of the Company Disclosure Letter, since January 1, 2024, neither the Company nor any Company Subsidiary has been in conflict with, or in default or violation of, any Law applicable to the Company or any Company Subsidiary or by which any property or assets of the Company or any Company Subsidiary is bound (except for compliance with Laws addressed in Section 4.10, Section 4.11, Section 4.13 and Section 4.16, which are solely addressed in those Sections) except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
Section 4.9    Litigation. Except as set forth in Section 4.9 of the Company Disclosure Letter, there is no material Action pending or, to the Knowledge of the Company, threatened in writing (i) against (A) the Company or any Company Subsidiary, (B) any current or former director, officer, employee or agent of the Company or any Company Subsidiary with respect to which the Company or any Company Subsidiary has any obligation to indemnify or advance expenses, (C) any Affiliate of the Company relating to the Company or any Company Subsidiary, or (D) the Manager, any Member or any of their respective Affiliates, in each case relating to the Company, any Company Subsidiary, the Property or the transactions contemplated hereby, or (ii) against or involving any Affiliate of the Company or any Company Subsidiary that would reasonably be expected to result in liability to the Company or any Company Subsidiary or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement, and, in the case of each of clause (i) and clause (ii), to the Knowledge of the Company, there is no basis for any such Action. Neither the Company nor any Company Subsidiary has been permanently or temporarily enjoined by any Order from engaging in or continuing to conduct the business of the Company or the Company Subsidiaries. No Order has been issued in any proceeding to which the Company or any of the Company Subsidiaries is or was a party, or, to the Knowledge of the Company, in any other proceeding, that enjoins or requires the Company or any of the Company Subsidiaries to take action of any kind with respect to its businesses, assets or properties. There are no material outstanding Orders, unsatisfied judgments, penalties, or awards against or affecting the Company or any Company Subsidiary, their respective properties, assets, or operations, or against or affecting any Affiliate of the Company or any Company Subsidiary. Since December 31, 2024, neither the Company nor any Company Subsidiary has entered into any settlement agreement, release or similar arrangement or received or made any settlement offer for any Action to which the Company or any Company Subsidiary is a party or potentially could be a party (in each case, either as plaintiff or defendant).
Section 4.10    Properties.
(a)    Except as set forth in Section 4.10(a) of the Company Disclosure Letter, the Company Properties are free and clear of Liens, except for Permitted Liens. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary has received written notice of any uncured violation of any Law affecting any portion of any of the Company Properties issued by any Governmental Authority and (ii) neither the Company nor any Company Subsidiary has received written notice to the effect that there is any (A) condemnation or rezoning proceeding that is pending or, to the Knowledge of the Company, threatened with respect to any of the Company Properties or (B) zoning, building or similar Law that is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties or by the continued maintenance, operation or use of the parking areas associated with the Company Properties.
(b)    Except as set forth in Section 4.10(b) of the Company Disclosure Letter, to the Knowledge of the Company, there is no material structural defect, material defect in any building system, material water intrusion, material mold condition or material unrepaired casualty damage affecting the Property that would reasonably be expected to materially impair the current use or operation of the Property.
(c)    The Company and the Company Subsidiaries have good title to, or a valid and enforceable leasehold interest in, all personal assets owned, used or held for use by them except as would not reasonably be expected to be material to the Company or the Company Subsidiaries, taken as a whole. Except as would not reasonably be expected to be material to the Company or the Company Subsidiaries, taken as a whole, neither the Company’s nor the

Company Subsidiaries’ ownership of any such personal property is subject to any Liens, other than Permitted Liens.
(d)    The Company or a Company Subsidiary holds the lessor’s interest under all leases, licenses, tenancies, possession agreements and occupancy agreements related to the Company Properties (collectively, the “Leases”). Attached as Section 4.10(c) of the Company Disclosure Letter is the current rent roll for the Company Properties, which accurately describes, in all material respects, the following information concerning the Leases as of the date thereon: unit number, name of tenant, rental rate, expiration date, delinquency report, amount of security deposit and any concessions under the Leases. The Company makes no representation with respect to the accuracy of any other information from the rent roll not described in the preceding sentence. Notwithstanding anything in this Agreement to the contrary, the Company does not covenant or represent that tenants under Leases will not be in default under their respective Leases, and the existence of any default by any tenant under its Lease shall not affect the obligations of CCI hereunder. To the Knowledge of the Company, all Leases are in full force and effect. Neither the Company nor any Company Subsidiary, as lessor under the Leases, has received any notice that it is in default of any of its obligations under the Leases beyond any applicable grace period that has not been cured.
(e)    True and correct copies of all service, equipment, franchise, operating, management, parking, supply, utility and maintenance agreements relating to the Company Properties (the “Service Contracts”) have been made available to CCI, and the same are in full force and effect and have not been modified or amended except in the ordinary course of business. To the Knowledge of the Company, no material event of default exists (which remains uncured) under any of the Service Contracts. There are no management agreements or leasing agreements or other similar agreements to which the Company or any Company Subsidiary is a party that will not be terminable upon thirty (30) days’ notice or less without payment of penalty.
(f)    To the Knowledge of the Company, there is no material defect in the structural condition of the improvements on the Company Properties, including the roof, structural elements and mechanical systems thereon (including all HVAC, plumbing, electrical, elevator, security, utility, sprinkler and safety systems), nor any material damage from casualty or other cause, nor any soil condition that will not support all of the improvements thereon without the need for unusual or new subsurface excavations, fill, footings, caissons or other installations, except for any such defect, damage or condition that has been corrected or will be corrected in the ordinary course of business as part of the Company’s scheduled annual maintenance and improvement program. There are no outstanding citations issued by any health, building or other Governmental Authority under the Occupational Safety and Health Act or under the Americans with Disabilities Act having jurisdiction over the operation of the Company Properties. To the Knowledge of the Company, there is no material water, mold (toxic or otherwise) or fungi damage in or on the Company Properties that requires abatement or modification.

(g)    The Company or the applicable Company Subsidiary presently possesses, and at the Closing will continue to possess, all governmental licenses, permits, certificates of inspection, other authorizations, filings and registrations necessary to operate the Company Properties. All public utilities, including telephone, gas, electric power, sanitary and storm sewer and water, are available for connection at the boundaries of the Company Properties and such utilities are adequate for the current use of the Company Properties. The means of ingress and egress, parking, access to public streets and drainage facilities are adequate for the current use of the Company Properties. There are no requirements imposed against any of the Company Properties imposing any obligation on the owner thereof to construct any offsite improvements as a condition to further development of such Company Property or otherwise.
(h)    A policy of title insurance has been issued for the Property insuring, as of the effective date of such insurance policy, (i) fee simple title interest held by the Company or the applicable Company Subsidiary with respect to the Property and (ii) to the Knowledge of the Company, such insurance policies are in full force and effect, and no material claim has been made against any such policy that remains outstanding.
Section 4.11    Environmental Matters. Except as set forth in Section 4.11 of the Company Disclosure Letter or in any Environmental Site Assessment delivered to CCI or obtained by CCI prior to the Closing Date, and except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect: (i) no written notification, demand, request for information, citation, summons, notice of violation or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of the Company, is threatened, in each case relating to the Company or any of the Company Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law or Hazardous Substance; (ii) the Company and the Company Subsidiaries are, and for the past year, have been, in compliance with all Environmental Laws and all applicable Environmental Permits; (iii) the Company and each of the Company Subsidiaries is in possession of all Environmental Permits necessary for the Company and each Company Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted, and all such Environmental Permits are valid and in full force and effect; (iv) any and all Hazardous Substances disposed of by the Company and each Company Subsidiary since January 1, 2024, were disposed in accordance with all applicable Environmental Laws and Environmental Permits; (v) the Company and the Company Subsidiaries are not subject to any Order, determination or award by any Governmental Authority pursuant to any Environmental Laws, any Environmental Permit or with respect to any Hazardous Substance; and (vi) to the Knowledge of the Company, there are no outstanding liabilities or obligations of the Company or any of the Company Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance.
Section 4.12    Material Contracts.

(a)    Except for this Agreement, the Company Governing Documents and the Existing Loan Documents, Section 4.12 of the Company Disclosure Letter sets forth a true, correct and complete list of each Contract (or the accurate description of principal terms in case of oral Contracts), including all amendments, supplements and side letters thereto, to which the Company or any Company Subsidiary is a party or by which it is bound or to which the Property or other material asset is subject, and each Contract to which the Manager or any of its Affiliates is a party or by which any of them is bound, in each case solely to the extent relating to the Company, any Company Subsidiary or the Property, that:
(i)    obligates the Company or any Company Subsidiary to make non-contingent aggregate annual expenditures (other than principal or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $25,000 and is not cancelable within ninety (90) days without material penalty to the Company or any Company Subsidiary;
(ii)    contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that materially restricts the business of the Company or any Company Subsidiary, including upon consummation of the transactions contemplated by this Agreement, or that otherwise materially restricts the lines of business conducted by the Company or any Company Subsidiary or the geographic area in which the Company or any Company Subsidiary may conduct business;
(iii)    obligates the Company or any Company Subsidiary to indemnify any past or present managers, directors, officers or employees of the Company or any Company Subsidiary, other than the Company Governing Documents or any equivalent organizational or governing documents of any other Company Subsidiary;
(iv)    constitutes (A) an Indebtedness for borrowed money obligation of the Company or any Company Subsidiary with a principal amount greater than $25,000, or (B) a Contract under which (1) any Person (including the Company or a Company Subsidiary) has directly or indirectly guaranteed Indebtedness, liabilities or obligations of the Company or any Company Subsidiary, or (2) the Company or any Company Subsidiary has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person (other than the Company or any Company Subsidiary);
(v)    provides for the pending purchase or sale, option to purchase or sell or other right to purchase, sell, dispose of or ground lease (by merger, by purchase or sale of assets or stock, by lease or otherwise) (other than any right of first refusal or right of first offer) of (A) any real property (including the Property or any portion thereof), or (B) any other asset of the Company or any Company Subsidiary or equity interests of any Person, in the case of (A) and (B), with a purchase or sale price greater than $25,000;
(vi)    constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;

(vii)    constitutes a loan to any Person (other than a wholly owned subsidiary of the Company) by the Company or any Company Subsidiary;
(viii)    sets forth the operational or economic terms of a joint venture, partnership, limited liability company or strategic alliance of the Company or any Company Subsidiary with a third party;
(ix)    prohibits the pledging of Company Units or capital stock or partnership interests of any Company Subsidiary or prohibits the issuance of guarantees by any Company Subsidiary;
(x)    contains covenants limiting the ability of the Company or any Company Subsidiary to sell, transfer, pledge or otherwise, dispose of any material assets or business of the Company or any Company Subsidiary;
(xi)    contains restrictions on the ability of the Company or any Company Subsidiary to pay dividends or other distributions, other than the Company Governing Documents or any equivalent organizational or governing documents of any other Company Subsidiary;
(xii)    has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $25,000;
(xiii)    provides for the management or operation of any of the Company Properties by any third party;
(xiv)    is a lease, sublease, license or other rental agreement or occupancy agreement that grants any possessory interest in and to any space situated on or in the Company Properties or that otherwise gives rights with regard to the use of the Company Properties pursuant to which the Company or any Company Subsidiary expects to receive annualized rental income per year in excess of $25,000 and has a term of more than one (1) year;
(xv)    is a ground lease under which the Company or a Company Subsidiary holds a leasehold interest in the Company Properties or any portion thereof;
(xvi)    provides a right of first refusal or right of first offer of any real property; or
(xvii)    is with a Governmental Authority (such Contracts described in this Section 4.12(a), “Company Material Contracts”).
(b)    Each Company Material Contract is legal, valid, binding on and enforceable against the Company or the Company Subsidiary that is a party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, the Company and each Company Subsidiary has performed all obligations required to be performed by it under each Company Material Contract and, to the Knowledge of the Company, each other party thereto has performed all obligations required to be performed by it under such Company Material Contract. None of the Company, any Company Subsidiary or, to the Knowledge of the Company, any other party thereto, is in breach or violation of, or default under, any Company Material Contract, and, to the Knowledge of the Company, no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any Company Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary has received written notice of any violation or default under, or currently owes any termination, cancellation or other similar fees or any liquidated damages with respect to, any Company Material Contract, except for violations, defaults, fees or damages that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
(c)    Since December 31, 2024, (i) neither the Company nor any Company Subsidiary has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any Company Material Contract and (ii) no party has exercised, or to the Knowledge of the Company, threatened to exercise, any force majeure or similar provision under any Company Material Contract.
(d)    Neither the Company nor any Company Subsidiary owes any termination, cancellation or other similar fees or any liquidated damages to any property manager or operator.
Section 4.13    Taxes.
(a)    The Company and each Company Subsidiary has timely filed with the appropriate Governmental Authority all U.S. federal and state income and other material Tax Returns required to be filed by them, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns are complete and correct in all material respects. The Company and each Company Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with the Accounting Principles for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. If and to the extent requested by CCI, true and complete copies of all United States federal income Tax Returns that have been filed with the IRS by the Company and each Company Subsidiary with respect to the taxable years ending on or after December 31, 2024, have been made available to CCI. No written claim has been proposed by any Governmental Authority in any jurisdiction where the Company or any Company Subsidiary do not file Tax Returns that the Company or any Company Subsidiary is or may be subject to Tax by such jurisdiction.
(b)    (i) There are no audits or investigations by any Governmental Authority or other proceedings, to the Knowledge of the Company, pending or threatened in writing with regard to any material Taxes or material Tax Returns of the Company or any Company Subsidiary; (ii) no deficiency for any material Taxes of the Company or any Company

Subsidiary has been claimed, proposed or assessed, in each case, in writing by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith; (iii) neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither the Company nor any Company Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return, other than any valid extensions; and (v) neither the Company nor any Company Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).
(c)    The Company is a partnership for U.S. federal income tax purposes and has been since its formation either a partnership or a disregarded entity for U.S. federal income tax purposes. Each Company Subsidiary is a disregarded entity for U.S. federal income tax purposes and has been since its formation. The Company is not a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.
(d)    The Company and the Company Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
(e)    There are no Company Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement (other than customary commercial Contracts not primarily relating to Taxes entered into in the ordinary course of business), and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of the Company threatened to raise, a material claim against the Company or any Company Subsidiary for any breach of any Company Tax Protection Agreements. As used herein, “Company Tax Protection Agreement” means any written agreement to which the Company or any Company Subsidiary is a party pursuant to which: (i) any liability to holders of interests in the Company or any Company Subsidiary relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; or (ii) for Tax purposes, the Company or any Company Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, or (D) only dispose of assets in a particular manner.
(f)    There are no Tax Liens upon any property or assets of the Company or any Company Subsidiary except Liens for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with the Accounting Principles.

(g)    There are no Tax allocation or sharing agreements or similar arrangements (other than customary commercial Contracts not primarily relating to Taxes entered into in the ordinary course of business or any such agreement between or among solely the Company and the Company Subsidiaries) with respect to or involving the Company or any Company Subsidiary, and after the Closing Date neither the Company nor any Company Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.
(h)    Neither the Company nor any Company Subsidiary has requested or received any private letter ruling or other similar written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and neither the Company nor any Company Subsidiary is subject to any such private letter ruling or other similar written ruling of a Governmental Authority that is still in effect.
(i)    Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any Company Subsidiary) (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, (C) pursuant to Law or (D) by Contract (other than customary Company Tax Protection Agreements or commercial Contracts not primarily relating to Taxes entered into in the ordinary course of business).
(j)    Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(k)    No written power of attorney that has been granted by the Company or any Company Subsidiary (other than to Company or a Company Subsidiary) currently is in force with respect to any matter relating to material Taxes.
(l)    The Company does not own a direct or indirect interest in an entity that is treated as a corporation (including a REIT) for U.S. federal and applicable state and local income tax purposes.
Section 4.14    Intellectual Property. To the Knowledge of the Company, neither the Company nor any Company Subsidiary: (a) owns any registered trademarks, patents or copyrights, (b) has any pending applications, registrations or recordings for any trademarks, patents or copyrights or (c) is a party to any Contracts with respect to use by the Company or any Company Subsidiary of any trademarks or patents of any third party. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, (i) no Intellectual Property used by the Company or any Company Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) no Person is misappropriating, infringing or otherwise violating any Intellectual Property of the Company or any Company Subsidiary, and (iii) the Company and the Company Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of the Company and the Company Subsidiaries as it is currently conducted. Since January 1, 2024, neither the Company nor any Company

Subsidiary has received any written or, to the Knowledge of the Company, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party.
Section 4.15    Insurance. Section 4.15 of the Company Disclosure Letter sets forth a true and complete list of all insurance policies and all material fidelity bonds of the Company and the Company Subsidiaries, the general type of insurance, insurer, policy number and aggregate limit (the “Company Insurance Policies”). All such Company Insurance Policies are in full force and effect, and all premiums currently due and payable thereunder have been paid. Neither the Company nor any Company Subsidiary has received any written notice of cancellation, non-renewal, termination, premium default, premium increase, denial of coverage, reservation of rights or coverage limitation with respect to any of the Company Insurance Policies. Section 4.15 of the Company Disclosure Letter sets forth a true and complete list of all pending claims and all material claims made since January 1, 2024 under any of the Company Insurance Policies, including the date of claim, nature of claim, amount claimed, amount paid, deductible or retention applied, and current status. To the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to a material claim under any of the Company Insurance Policies. No Company Insurance Policy is written on an audited, retrospective or similar premium basis. The Company has made available to CCI reasonably in advance of the date of this Agreement complete and accurate copies of five (5) years of loss runs of the Company Insurance Policies. To the Knowledge of the Company, the Company Insurance Policies provide all insurance coverage required to be maintained by the Company and the Company Subsidiaries under applicable Law and Contracts to which the Company or any Company Subsidiary is bound. To the Knowledge of the Company, neither the Company nor any Company Subsidiary has taken any action that would reasonably be expected to invalidate, materially impair or provide a basis for an insurer to deny coverage under any of the Company Insurance Policies with respect to any occurrence, act, fact or circumstances first arising or occurring prior the Closing. Since December 31, 2025, neither the Company nor any Company Subsidiary has modified, reduced, terminated or allowed to lapse any of the Company Insurance Policies, except for replacements in the ordinary course of business with coverage that is not materially less favorable to the Company, the Company Subsidiaries or the Property.
Section 4.16    Benefit Plans; Employment Matters.
(a)    Except as set forth at Section 4.16 of the Company Disclosure Letter, the Company and the Company Subsidiaries do not and are not required to, and have not and have never been required to, maintain, sponsor or contribute to, and do not have any liability with respect to, any Benefit Plans. Neither the Company nor any Company Subsidiary has any contract, plan or commitment, whether or not legally binding, to create any Benefit Plan.
(b)    None of the Company, any Company Subsidiaries or any of their respective ERISA Affiliates has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).
(c)    Neither the Company nor any Company Subsidiary has, or has ever had, any employees.
(d)    The execution, delivery and performance of this Agreement will not constitute a triggering event that will result (either alone or upon the occurrence of any additional or subsequent event) in any “parachute payment” as defined in Section 280G of the Code.
Section 4.17    Related-Party Transactions. Except as set forth in Section 4.17(a) of the Company Disclosure Letter or as expressly permitted by this Agreement, since December 31, 2025, there have been no, and there are no currently existing, agreements, arrangements, understandings, transactions, advances, loans, guarantees, indemnities, services, management arrangements, leasing arrangements, shared services arrangements or side letters between the Company or any Company Subsidiary, on the one hand, and the Manager, any Member, Barry R. Mandel, MGI, any Affiliate of any of the foregoing, or any current or former director, manager, officer, employee, member, equityholder or Representative of any of the foregoing, on the other hand (collectively, the “Related Party Transactions”). Except as set forth in Section 4.17(b) of the Company Disclosure Letter or as expressly contemplated by this Agreement, no Related Party Transaction will continue after the Closing, and neither the Company nor any Company Subsidiary will have any liability or obligation after the Closing with respect thereto, including any termination, cancellation, reimbursement, indemnification, management, leasing, services, success, incentive, promote or similar fee.
Section 4.18    Brokers. No broker, investment banker or other Person (other than the Persons listed in Section 4.18 of the Company Disclosure Letter, pursuant to the terms of the engagement letter between the Company and such Person, true, correct and complete copies of which have been provided to CCI prior to the date hereof) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 4.19    Opinion of Financial Advisor. The Manager has received the oral opinion (which opinion has been or will be confirmed in writing) of Robert A. Stanger & Co., Inc. (the “Company Financial Advisor”), to the effect that, as of the date of this Agreement and based on and subject to the assumptions, limitations, qualifications and conditions set forth in its written opinion, the Merger Consideration is fair, from a financial point of view, to the Members (excluding any holder of Company Units owned by the Manager or its Affiliates). The Company will deliver to CCI a complete and correct copy of such opinion promptly after receipt thereof by the Manager solely for informational purposes and on a non-reliance basis (though such delivery need not be prior to entering into this Agreement).
Section 4.20    Appraisal Rights. No dissenters’, appraisal or similar rights are available to the holders of membership interests of the Company with respect to the Merger and the other transactions contemplated hereby.
Section 4.21    Existing Loans. Section 4.21 of the Company Disclosure Letter lists each secured loan presently encumbering any Company Property and any unsecured loan that will be an obligation of the Company or any Company Subsidiary at Closing, together with the respective outstanding balance of each such loan as of the date hereof. The loan documents evidencing such loans (collectively, the “Existing Loan Documents”) are in full force and effect as of the date hereof. No event of default, and, to the Knowledge of the Company, no event that with the passage of time or giving of notice (or both) would constitute a material event of default, exists under any of the Existing Loan Documents, or would cause the acceleration of any material obligation of any party thereto or the creation of a Lien upon any Company Property other than Permitted Liens. True and correct copies of all Existing Loan Documents have been made available to CCI. Section 4.21 of the Company Disclosure Letter identifies each consent, approval, waiver, notice, assumption, release or other similar action required under the Existing Loan Documents in connection with the execution, delivery or performance of this Agreement, the Merger, the assumption or repayment of the applicable Indebtedness, and the release of the Company, the Company Subsidiaries and their Affiliates, including Barry R. Mandel, MGI Security LLC, the Manager and MGI, from any guarantees, environmental indemnities or other credit support obligations.
Section 4.22    Non-Foreign Status. Each of the Company and each Company Subsidiary, is a “United States person” (as defined in Section 7701(a)(30) of the Code) and is not a “foreign person” (within the meaning of Section 1445 of the Code).
Section 4.23    OFAC; Anti-Corruption Laws.
(a)    Neither the Company nor any Company Subsidiary is, nor will the Company or any Company Subsidiary become, a Person with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including Executive Order 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism)), or other governmental action, and neither the Company nor any Company Subsidiary has engaged or will engage in any dealings or transactions with any such restricted Person.
(b)    The Company and the Company Subsidiaries (including in each case any of their officers and directors) have complied and are in compliance with applicable Anti-Corruption Laws. Neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any director, officer or Representative of the Company or any Company Subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made, taken or will take any action in furtherance of any direct or indirect unlawful payment, promise to pay or authorization or approval of the payment or giving of money, property or gifts of anything of value, directly or indirectly to any foreign or domestic government official or employee, (iii) made, offered or taken an act in furtherance of any direct or indirect unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, (iv) made any payment to any customer, supplier or tenant, or to any officer, director, partner, employee or agent of any such customer, supplier or tenant, for the unlawful sharing of fees to any such customer, supplier or tenant or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (v) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer, supplier or tenant or any such officer, director, partner, employee or agent of such customer, officer or tenant, or (vi) taken any action or made any omission in violation of any applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts, in each case, in violation of any applicable Anti-Corruption Law. Neither the Company nor any Company Subsidiary has received any written communication that alleges that the Company or any Company Subsidiary, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.
Section 4.24    Solvency. None of the Company or any Company Subsidiary has (a) made a general assignment for the benefit of creditors, (b) filed, or had filed against it, any bankruptcy case, or any case or proceeding seeking liquidation, reorganization, dissolution, winding up or composition or readjustment of debts, (c) suffered the appointment of a receiver, custodian, trustee or liquidator with respect to any substantial part of its assets, (d) suffered the attachment or other judicial lien or seizure of any substantial part of its assets, (e) failed to pay, or become unable to pay, its debts as they come due, (f) made an offer of settlement, extension or composition to its creditors generally, or (g) taken any action for the purpose of authorizing, consenting to or effecting any of the foregoing.
Section 4.25    No Improper Payments. Except as set forth in Section 4.25 of the Company Disclosure Letter, since December 31, 2025, (a) neither the Company nor any Company Subsidiary has declared, set aside, made or paid any dividend, distribution, return of capital, redemption, repurchase or other payment or transfer of value, whether in cash, property or otherwise, to any member, equityholder or other holder of equity interests of the Company or any Company Subsidiary, or to any Affiliate of any of the foregoing in such Person’s capacity as such, except for distributions expressly permitted under the Company Governing Documents or the applicable governing documents of such Company Subsidiary and made in the ordinary course of business consistent with past practice, and (b) none of the Company, any Company Subsidiary, the Manager, any Member or, to the Knowledge of the Company, any of their respective directors, managers, officers, employees, agents, representatives or Affiliates has, directly or indirectly, in connection with the Company, any Company Subsidiary or the Property, misappropriated, converted, embezzled or improperly diverted any funds, deposits, revenues, assets, personal property, books and records, business opportunities or other property or rights of the Company or any Company Subsidiary.
Section 4.26    No Other Representations and Warranties; Non-Reliance.
(a)    Except for the representations and warranties expressly set forth in this Article 4, or any document, agreement, certificate or other instrument delivered by the Company or the Manager at Closing, (i) any and all warranties and representations previously made by the Company, or any Person on behalf of the Company, written or oral, express or implied, in any way relating to the Property, the Company Units, the Company or this transaction are terminated and of no further force or effect, and (ii) neither the Company nor any Person on behalf of the Company, has made any representation or warranty, written or oral, expressed or implied, with respect to the Company or any Company Subsidiary, the Property or the Company Units, including without limitation, their respective businesses, operations, assets (including the Properties), liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), or the accuracy or completeness of any information regarding the Company or any Company Subsidiary.
(b)    Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees with the representation of the CCI Parties in Section 5.11(a), and hereby acknowledge and confirm that, other than the representations and warranties expressly set forth in Article 5, or any document, agreement, certificate or other instrument contemplated by this Agreement, none of the CCI Parties or any other Person has made or is making, and the Company is not relying on, any representations or warranties relating to the CCI Parties whatsoever, express or implied, by operation of law or otherwise, including any implied representation or warranty as to the accuracy or completeness of any information furnished or made available to the Company or any of their Representatives by the CCI Parties or their Representatives.
ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE CCI PARTIES
Except as set forth in (a) the disclosure letter delivered by the CCI Parties to the Company prior to the execution and delivery of this Agreement (the “CCI Disclosure Letter”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the CCI Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this

Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face, or (b) the CCI SEC Documents publicly filed with or publicly furnished to the SEC on or after January 1, 2026, and prior to the date of this Agreement, excluding any information or documents incorporated by reference therein or filed as exhibits thereto and any disclosures set forth or referenced in any risk factor section, forward-looking statements section or in any other section therein to the extent they are forward-looking statements or cautionary, non-specific, predictive or forward-looking in nature (and then only to the extent that the relevance of any disclosed event, item or occurrence in such filings to a matter covered by a representation or warranty set forth in this Article 5 is reasonably apparent on its face), the CCI Parties hereby jointly and severally represent and warrant to the Company that:
Section 5.1    Organization and Qualification; Subsidiaries.
(a)    CCI is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.
(b)    CROP is a limited partnership duly organized, validly existing and in good standing under the Laws of Delaware and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted.
(c)    Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Wisconsin and has the requisite limited liability company power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted.
Section 5.2    Authority.
(a)    Each of the CCI Parties has the requisite corporate or limited liability company, as applicable, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Merger. The execution and delivery of this Agreement by the CCI Parties and the consummation by them of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate, limited liability company, or partnership actions, as applicable, and no other proceedings on the part of the CCI Parties are necessary to authorize this Agreement or the Merger or to consummate the other transactions contemplated by this Agreement, subject to the filing of the Articles of Merger with, and acceptance for record of such Articles of Merger by, the WI-DFI.
(b)    This Agreement has been duly executed and delivered by the CCI Parties and, assuming due authorization, execution and delivery by the Company, constitutes a legally valid and binding obligation of the CCI Parties, enforceable against them in accordance with its terms, subject to the Enforceability Exceptions.

(c)    The CCI Board has (i) authorized and approved this Agreement, (ii) authorized and approved, on behalf of CCI in CCI’s capacity as the manager of the general partner of CROP, this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) authorized and approved, on behalf of Merger Sub in CCI’s capacity as the manager of the general partner of the manager of Merger Sub, this Agreement, the Merger and the other transactions contemplated by this Agreement.
Section 5.3    No Conflict; Required Filings and Consents.
(a)    The execution and delivery of this Agreement by the CCI Parties does not, and the performance of this Agreement and its obligations hereunder will not, (i) conflict with or violate any provision of the CCI Governing Documents (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.3(b) have been obtained, all filings and notifications described in Section 5.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the CCI Parties or by which any property or asset of a CCI Party is bound, or (iii) with or without notice, lapse of time or both, constitute or result in a breach or violation of, or a default under, or give rise to any Lien (other than any Permitted Lien), acceleration of remedies, right of termination, purchase, first offer or forced sale under, any Contract of a CCI Party, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect.
(b)    The execution and delivery of this Agreement by each of the CCI Parties do not, and the performance of this Agreement by each of the CCI Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the WI-DFI pursuant to the WLLCA, (ii) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect.
Section 5.4    Merger Consideration.
(a)    CROP will have, at the Closing, sufficient immediately available funds to pay the Cash Consideration and any other amounts required to be paid by it at Closing pursuant to this Agreement.
(b)    The CROP Units issuable in the Merger, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and issued in compliance with all applicable state and federal securities Laws, including a valid exemption from registration.
Section 5.5    Litigation. There is no material Action pending or, to the Knowledge of CCI, overtly threatened against any CCI Party that would reasonably be expected to materially impair the ability of the CCI Parties to consummate the transactions contemplated by this Agreement, and to the Knowledge of the CCI Parties, there is no basis for any such Action. None of the CCI Parties have been permanently or temporarily enjoined by any Order from engaging in or continuing to conduct the business of the CCI Parties.
Section 5.6    Brokers. No broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of a CCI Party.
Section 5.7    Financial Statements. The consolidated audited financial statements of the CCI Parties as of and for the years ended December 31, 2024 and December 31, 2025, including the related notes and schedules, true and complete copies of which have been publicly filed with the SEC, (i) have been prepared from, are in accordance with, and accurately reflect the books and records of the CCI Parties in all material respects, (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or for normal and recurring year-end adjustments, which adjustments are not, individually or in the aggregate, material to the CCI Parties), and (iii) fairly present in all material respects (subject to normal and recurring year-end adjustments, none of which is material, individually or in the aggregate), the consolidated financial position of the CCI Parties, taken as a whole, as of their respective dates and the consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows of the CCI Parties for the periods presented therein.
Section 5.8    No CCI Material Adverse Effect. Since December 31, 2025, no event or events have occurred that had or would reasonably be expected to have, either individually or in the aggregate, a CCI Material Adverse Effect.
Section 5.9    Compliance with Law. Since January 1, 2024, none of the CCI Parties has been in conflict with, or in default or in violation of, any Law applicable to any CCI Party or by which any property or assets of any CCI Party is bound except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect.
Section 5.10    Tax Matters. For U.S. federal income tax purposes, (i) CROP is a partnership and has been since its formation a partnership or a disregarded entity, and (ii) Merger Sub is a disregarded entity and has been since formation. Each of CROP and Merger Sub has timely filed with the appropriate Governmental Authority all Tax Returns required to be filed by it, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns are complete and correct in all respects. Each of CROP and Merger Sub has duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all Taxes required to be paid by it, whether or not shown on any Tax Return.
Section 5.11    No Other Representations and Warranties; Non-Reliance.
(a)    Except for the representations and warranties expressly set forth in this Article 5, or any document, agreement, certificate or other instrument contemplated by this Agreement, no CCI Party nor any Person on behalf of a CCI Party, has made any representation or warranty, expressed or implied, with respect to CCI or any CCI Subsidiary, including their respective businesses, operations, assets (including the CCI Properties), liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), or the accuracy or completeness of any information regarding CCI or any CCI Subsidiary.
(b)    Notwithstanding anything contained in this Agreement to the contrary, the CCI Parties acknowledge and agree with the representation of the Company in Section 4.26(a), and hereby acknowledge and confirm that, other than the representations and warranties expressly set forth in Article 4, or any document, agreement, certificate or other instrument contemplated by this Agreement, the Company has not and no other Person has made or is making, and the CCI Parties are not relying on, any representations or warranties relating to the Company whatsoever, express or implied, by operation of law or otherwise, including any implied representation or warranty as to the accuracy or completeness of any information furnished or made available to the CCI Parties or any of their Representatives by the Company or their Representatives.
(c)    EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, INCLUDING SECTION 3.1(C), ARTICLE 4 AND ARTICLE 10, AND IN ANY DOCUMENT OR INSTRUMENT EXECUTED AND DELIVERED BY THE COMPANY, THE MANAGER OR ANY OF THEIR RESPECTIVE AFFILIATES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND EXCEPT IN THE CASE OF FRAUD, CCI AGREES TO ACCEPT ASSETS OF THE COMPANY, INCLUDING, WITHOUT LIMITATION, THE PROPERTY, WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED OR OTHERWISE, AS TO THE: (A) VALUE, NATURE, QUALITY OR PHYSICAL CONDITION OF THE PROPERTY; (B) INCOME DERIVED FROM THE PROPERTY; (C) MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS OF THE PROPERTY FOR A PARTICULAR PURPOSE; (D) COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY GOVERNMENTAL AUTHORITY OR BODY; (E) MANNER OR QUALITY OF CONSTRUCTION OR MATERIALS INCORPORATED INTO THE PROPERTY; (F) MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY; (G) THE ENVIRONMENTAL CONDITION OF THE PROPERTY; (H) THE PRESENCE OF MOLD, FUNGUS, MILDEW, OR ANY SIMILAR SUBSTANCE ON OR IN THE PROPERTY; OR (I) ANY OTHER MATTER REGARDING THE PROPERTY. CCI ACKNOWLEDGES THAT ANY REPORTS OR

MATERIALS MADE AVAILABLE BY THE COMPANY OR THE MANAGER TO CCI (THE “DISCLOSURE INFORMATION”) IS BEING PROVIDED OR MADE AVAILABLE FOR INSPECTION WITH NO REPRESENTATIONS OR WARRANTIES AS TO THE TRUTH, ACCURACY, COMPLETENESS, METHODOLOGY OF PREPARATION OF THE DISCLOSURE INFORMATION, OR OTHERWISE, OF ANY KIND, INCLUDING WITHOUT LIMITATION ANY REPORTS OR AUDITS OR ANY OTHER MATERIALS, DATA OR OTHER INFORMATION SUPPLIED TO CCI IN CONNECTION WITH CCI’S INSPECTION OF THE PROPERTY. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, INCLUDING SECTION 3.1(C), ARTICLE 4 AND ARTICLE 10, AND IN ANY DOCUMENT OR INSTRUMENT EXECUTED AND DELIVERED BY THE COMPANY, THE MANAGER OR ANY OF THEIR RESPECTIVE AFFILIATES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND EXCEPT IN THE CASE OF FRAUD, CCI ACKNOWLEDGES THAT CCI IS RELYING SOLELY ON CCI’S OWN INSPECTIONS, ASSESSMENTS, INVESTIGATIONS, TESTING AND SAMPLING RELATING TO THE COMPANY UNITS, THE COMPANY AND THE PROPERTY TO DETERMINE WHETHER OR NOT TO EFFECT THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND CCI AGREES TO ACCEPT THE COMPANY UNITS, THE COMPANY AND ITS ASSETS, INCLUDING, WITHOUT LIMITATION, THE PROPERTY, IN THEIR “AS IS” “WHERE IS” AND “WITH ALL FAULTS” CONDITION AT CLOSING; PROVIDED, HOWEVER, THAT NOTHING IN THIS SECTION 5.11(C) SHALL LIMIT, WAIVE, IMPAIR OR OTHERWISE AFFECT (I) ANY ADJUSTMENT TO THE MERGER CONSIDERATION PURSUANT TO SECTION 3.1(C), (II) ANY CLAIM OR RECOVERY UNDER ARTICLE 10, THE ESCROW AGREEMENT OR THE R&W INSURANCE POLICY, OR (III) ANY CLAIM FOR FRAUD OR ANY RIGHT TO SPECIFIC PERFORMANCE UNDER THIS AGREEMENT.
ARTICLE 6

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGERS
Section 6.1    Conduct of Business by the Company.
(a)    The Company covenants and agrees that, between the date of this Agreement and the earlier to occur of the Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Interim Period”), except (1) to the extent required by applicable Law, (2) as may be consented to in advance in writing by CCI (which consent shall not be unreasonably withheld, conditioned or delayed), (3) as may be expressly contemplated by this Agreement, or (4) as set forth in Section 6.1(a) of the Company Disclosure Letter, the Company shall, and shall cause each Company Subsidiary to, (i) conduct its business in all material respects in the ordinary course of business, and (ii) use its commercially reasonable efforts to (A) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties, and (B) maintain its material assets and properties in their current condition (normal wear and tear and damage excepted).

(b)    Without limiting the foregoing, the Company further covenants and agrees that, during the Interim Period, except (1) to the extent required by applicable Law, (2) as may be consented to in advance in writing by CCI (which consent shall not be unreasonably withheld, conditioned or delayed), (3) as may be expressly contemplated by this Agreement, or (4) as set forth in Section 6.1(b) of the Company Disclosure Letter, the Company shall not, and shall not cause or permit any Company Subsidiary to, do any of the following:
(i)    amend or propose to amend the Company Governing Documents or the equivalent organizational or governing documents of any Company Subsidiary;
(ii)    adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of the Company or any Company Subsidiary (other than a wholly owned subsidiary of the Company);
(iii)    declare, set aside or pay any constructive or deemed non-cash distributions (whether in stock, property or otherwise) with respect to Company equity securities or ownership interests in the Company or any Company Subsidiary or otherwise make any non-cash payment to its or their members or other equity holders in their capacity as such;
(iv)    redeem, repurchase or otherwise acquire, directly or indirectly, any debt interests of the Company or any equity or debt interests of Company Subsidiary or securities convertible or exchangeable into or exercisable therefor;
(v)    adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;
(vi)    except for transactions among the Company and one or more wholly owned subsidiaries of the Company, issue, sell, pledge, dispose, encumber or grant any membership interests of the Company or any Company Subsidiaries or any options, warrants, convertible securities or other rights of any kind to acquire any membership interests of the Company or any Company Subsidiary;
(vii)    acquire or agree to acquire any material assets, except (A) acquisitions by the Company or any wholly owned subsidiary of the Company of or from an existing wholly owned subsidiary of the Company and (B) other acquisitions of personal property for a purchase price of less than $25,000 in the aggregate;
(viii)    sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any material property or assets, except in the ordinary course of business, provided that the posting of collateral in connection with any Contract to which the Company or any Company Subsidiary is a party shall be considered to be done in the ordinary course of business;
(ix)    incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or guarantee such Indebtedness of another Person (other than a wholly owned subsidiary of the Company) except Indebtedness incurred in the ordinary course of business that does not, in the aggregate, exceed $25,000;
(x)    (A) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), or (B) make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, in each case, other than loans, advances or capital contributions to, or investments in, any wholly owned subsidiary of the Company;
(xi)    enter into any “keep well” or similar agreement to maintain the financial condition of another entity;
(xii)    other than in the ordinary course of business, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any material rights or claims under, any Company Material Contract (or any Contract that, if existing as of the date hereof, would be a Company Material Contract) in any material respect, other than (A) any termination or renewal in accordance with the terms of any existing Company Material Contract, or (B) as may be reasonably necessary to comply with the terms of this Agreement;
(xiii)    authorize, make or commit to make any material capital expenditures other than (A) in the ordinary course of business, (B) to address obligations under existing Contracts, or (C) in conjunction with emergency repairs;
(xiv)    make any payment, direct or indirect, of any liability of the Company or any Company Subsidiary before the same comes due in accordance with its terms, other than in the ordinary course of business and that do not trigger a prepayment penalty or in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;
(xv)    waive, release, assign, settle or compromise any material Action, other than waivers, releases, assignments, settlements or compromises that (A) involve only the payment of monetary damages in an amount (less any portion of such payment payable under an existing property-level insurance policy or reserved for such matter by the Company on the most recent balance sheet of the Company made available to CCI as of the date of this Agreement) no greater than $25,000 individually or $50,000 in the aggregate, (B) do not involve the imposition of injunctive relief against the Company or any Company Subsidiary or the Surviving Entity, and (C) do not provide for any admission of material wrongdoing by the Company or any of the Company Subsidiaries;
(xvi)    (A) hire any officer or employee of the Company or any Company Subsidiary, (B) except where due to cause, terminate any officer of the Company or any Company Subsidiary, (C) increase in any manner the amount of compensation of any officer of the Company or any Company Subsidiary, (D) enter into or adopt any bonus or other compensation arrangement for any officer or employee of the Company or any Company Subsidiary, or (E) enter into or adopt any Benefit Plan;

(xvii)    make any material change to its methods, policies, principles or practices of accounting in effect on January 1, 2025, except as required by a change in applicable Law or by a Governmental Authority with competent jurisdiction;
(xviii)    enter into any new line of business;
(xix)    form any new funds, joint ventures or other pooled investment vehicles;
(xx)    fail to duly and timely file all material reports and other material documents required by applicable Law to be filed with any Governmental Authority, subject to extensions permitted by Law;
(xxi)    enter into or modify any Company Tax Protection Agreement;
(xxii)    make, change or rescind any material election relating to Taxes; change a material method of Tax accounting; file or amend any material Tax Return; settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment; enter into any material closing agreement related to Taxes; knowingly surrender any right to claim any material Tax refund; or give any waiver of a statute of limitations with respect to any material Tax assessment or audit except, in each case, to the extent required by Law;
(xxiii)    except as required by applicable Law, take any action (or fail to take any action) that would make dissenters’, appraisal or similar rights available to the holders of membership interests in the Company with respect to the Merger or any other transactions contemplated by this Agreement;
(xxiv)    subject to any Lien, except Permitted Liens and Liens that would not reasonably be expected to have a Company Material Adverse Effect, any Company Units or material properties or assets of the Company or any Company Subsidiary;
(xxv)    materially modify or reduce the amount of any insurance coverage provided by the existing insurance policies of the Company, other than (A) any modifications or reductions in accordance with the terms of any existing insurance policies of the Company, or (B) any replacement of existing insurance policies of the Company in the ordinary course of business;
(xxvi)     enter into any transaction that would be disclosable under item 404(a) of Regulation S-K promulgated under the Exchange Act if the Company were subject to such regulation except in the ordinary course of business or as contemplated by this Agreement;
(xxvii)     make or permit any material alterations to the Property other than in the ordinary course of business;
(xxviii)     lease any material portion of the Property except in the ordinary course of business;

(xxix)    enter into any Contract or terminate any existing Contract, in each case with respect to the Property, except (A) in the ordinary course of business, or (B) to the extent such Contract is terminable by the Company with thirty (30) days prior written notice; or
(xxx)     authorize or enter into any Contract or arrangement to do any of the foregoing.
Section 6.2    Conduct of Business by CCI. The CCI Parties covenant and agree that during the Interim Period, except (A) to the extent required by applicable Law, or (B) as may be consented to in advance in writing by the Manager (which consent shall not be unreasonably withheld, conditioned or delayed), the CCI Parties shall not take any action that would reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated hereby (including the Merger) or result in a failure of any of the conditions to Closing set forth in this Agreement to be satisfied.
Section 6.3    No Control of Other Parties’ Business. Nothing contained in this Agreement shall give (a) any CCI Party, directly or indirectly, the right to control or direct the Company or any Company Subsidiary’s operations prior to the Merger Effective Time, or (b) the Company, directly or indirectly, the right to control or direct CCI or any CCI Subsidiary’s operations prior to the Merger Effective Time. Prior to the Merger Effective Time, (i) the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries’ respective operations, and (ii) CCI shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the CCI Subsidiaries’ respective operations.
ARTICLE 7

ADDITIONAL COVENANTS
Section 7.1    Preparation of the PPM and Solicitation Materials; Company Member Approval.
(a)    As promptly as reasonably practicable following the date of this Agreement, (i) the CCI Parties shall prepare (with the Company’s reasonable cooperation) a private placement memorandum (the “PPM”) to offer the CROP Units to be issued in the Merger, and (ii) the Company shall prepare (with the CCI Parties reasonable cooperation) the Solicitation Materials to solicit the Member Approval; provided, however, that the CCI Parties, with respect to the PPM, and the Company, with respect to the Solicitation Materials, shall provide the other Party and its counsel with drafts of the PPM or Solicitation Materials, as applicable, no later than five (5) Business Days prior to the distribution thereof to the Members and shall consider in good faith and incorporate any of such other Party’s reasonable and timely comments. The PPM and the Solicitation Materials may be in a combined document. Each of the CCI Parties and the Company shall furnish all information and provide such other assistance as may be reasonably requested in connection with the preparation and distribution of the PPM and the Solicitation Materials, including, with respect to Company, (i) the opinion of the Company Financial Advisor provided for in Section 4.19 hereof, (ii) unaudited financial statements of the Company for the fiscal year ended December 31, 2025, (iii) unaudited interim financial statements of the Company for the quarter ending June 30, 2026, and (iv) unaudited interim financial statements of the Company for any subsequent quarters that have been completed by the time of the mailing of the Solicitation Materials. The CCI Parties shall also use their reasonable best efforts to take any action required to be taken under the Securities Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the private issuance of the securities referenced above, and the Company shall furnish all information concerning the Company and its members as may be reasonably requested in connection with any such actions.
(b)    None of the information supplied or to be supplied in writing by or on behalf of the CCI Parties for inclusion or incorporation by reference in PPM or the Solicitation Materials will, at the time it is first mailed to the Members or on the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The covenants contained in this Section 7.1(b) will not apply to statements or omissions to the extent based upon information supplied to the CCI Parties by or on behalf of the Company.
(c)    None of the information supplied or to be supplied in writing by or on behalf of the Company for inclusion or incorporation by reference in the PPM or the Solicitation Materials will, at the time it is first mailed to the members of the Company or on the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The covenants contained in this Section 7.1(c) will not apply to statements or omissions to the extent based upon information supplied to the Company by or on behalf of the CCI Parties.
(d)    If, at any time prior to the receipt of the Member Approval, any information relating to CCI or the Company, as the case may be, or any of their respective Affiliates, should be discovered by CCI or the Company which, in the reasonable judgment of CCI or the Company, should be set forth in an amendment of, or a supplement to, either of the PPM or the Solicitation Materials, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and the CCI Parties and the Company shall reasonably cooperate in the prompt amendment of, or supplement to, the PPM or modification of the Solicitation Materials and, to the extent required by Law, in disseminating the information contained in such amendment, supplement or modification to the Members. Nothing in this Section 7.1(d) shall limit the obligations of any Party under Section 7.1(a).
(e)    Following the date of this Agreement, the Company shall, in accordance with applicable Law and the Company Governing Documents, (i) establish a record date (which date shall be no later than the date immediately preceding the date that the Solicitation Materials are mailed to the Members for determining the Members entitled to vote), and (ii) solicit the written consent of the Members for the purpose of obtaining the Member Approval. (A) The Company shall use its commercially reasonable efforts to cause the Solicitation Materials, which shall contain the Manager Recommendation, and (B) CCI shall use its commercially reasonable efforts to cause the PPM, in each case, to be mailed or otherwise distributed to the Members as soon as practicable following the date of this Agreement. The Company shall use its reasonable best efforts to obtain the Member Approval.
Section 7.2    Access to Information; Confidentiality.
(a)    During the period from the date of this Agreement to and including the Merger Effective Time, subject to the prior written consent of the Company which shall not be unreasonably withheld or delayed, the CCI Parties and their respective Representatives shall have such reasonable access during normal business hours to the Property and to the Company’s books and records as the CCI Parties may reasonably request in connection with the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, the Company shall not be required by this Section 7.2(a) to provide the CCI Parties or their respective Representatives with access to or to disclose information (i) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business (provided, however, that the Company shall use its commercially reasonable efforts (without payment of any consideration, fees or expenses) to obtain the required consent of such third party to such access or disclosure), (ii) of a sensitive or personal nature that would reasonably be expected to expose the Company, the CCI Parties or any of their respective Affiliates to the risk of liability, (iii) the disclosure of which would violate any Law applicable to such Party or any of its Representatives (provided, however, that the withholding Party shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty), or (iv) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding Party shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure that does not result in a loss of any such attorney-client, attorney work product or other legal privilege). The CCI Parties will use their reasonable best efforts to minimize any disruption to the businesses of the Company and any of its subsidiaries that may result from the requests for access, data and information hereunder.
(b)    Each Party will hold, and will cause its respective Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.2, in strict confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement. Effective as of the Closing, the Confidentiality Agreement shall be terminated and shall be of no further force or effect, and from and after the Closing no party thereto shall have any further rights or obligations thereunder; provided, however, that such termination shall not relieve any party thereto of liability for any breach of the Confidentiality Agreement occurring prior to the Closing, and the Parties’ shall remain subject to Section 7.4.

(c)    CCI shall cause (at its sole expense) the Company to maintain and preserve all such books, records and other documents in the possession of the Company as of the Closing Date that are required to be retained under current retention policies until the date that is six (6) years after the Closing Date.
Section 7.3    No Solicitation.
(a)    The Company shall not, and shall cause each of the Company Subsidiaries and shall direct each of its and their respective Affiliates and Representatives not to, directly or indirectly, (i) initiate or solicit or knowingly facilitate or encourage any inquiries, proposals or offers for any Acquisition Proposal, (ii) engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any Person relating to, any inquiry, proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (iii) enter into or engage in, continue or otherwise participate in any discussions or negotiations with any Person regarding or otherwise in furtherance of, or furnish to any Person other than the CCI Parties or their Representatives, any information in connection with or for the purpose of encouraging or facilitating any inquiry, proposal, offer or other action that constitutes, or could reasonably be expected to lead to an Acquisition Proposal, (iv) release any Person from or fail to enforce any confidentiality agreement, standstill agreement or similar obligation, (v) enter into any Alternative Acquisition Agreement, or (vi) take any action to exempt any Person from any Takeover Statute or similar restrictive provision of the Company Governing Documents. In furtherance of the foregoing, the Company shall, and shall cause each Company Subsidiary and shall direct each of its and their respective Representatives to, immediately cease any discussions, negotiations or communications with any Person with respect to any Acquisition Proposal or potential Acquisition Proposal and use reasonable efforts to cause such Person to return or destroy all non-public information concerning the Company and the Company Subsidiaries to the extent permitted pursuant to any confidentiality agreement with such Person and promptly terminate all physical and electronic data room access granted to such Person.
(b)    Notwithstanding Section 7.3(a), until the earlier of (x) the receipt of the Member Approval (the “Approval Time”), and (y) the termination of this Agreement in accordance with its terms, except as otherwise set forth in this Section 7.3, if the Manager receives a bona fide written Acquisition Proposal made after the date hereof which has not resulted from a violation of this Section 7.3, the Company, the Manager and their respective Representatives may, subject to compliance with this Section 7.3(b), Section 7.3(c) and Section 7.3(d), (i) engage in negotiations or discussions with any third party (or take any of the actions prohibited by clauses (ii) or (iii) of Section 7.3(a) with respect to such third party or Acquisition Proposal), and (ii) thereafter furnish to such third party and its Representatives and financing sources confidential or nonpublic information relating to the Company, but only in response to a request for information or access, if and only if, in each such case set forth in clauses (i) and (ii), (A) the Manager determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, that (I) such unsolicited bona fide written Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, and (II) failure to take any such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law and the Company Governing Documents, and (B) the Company has received from such third party, prior to engaging in any of the activities described in clauses (i) and (ii), an executed confidentiality agreement with terms no less favorable to the Company and no less restrictive on such third party and its Representatives than those contained in the Confidentiality Agreement, a copy of which shall be provided, promptly after its execution (and in any event within forty-eight (48) hours thereof), to CCI for informational purposes; provided that all such confidential or nonpublic information (to the extent that such information has not been previously provided or made available to CCI) is provided or made available to CCI, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such third party.
(c)    In addition to the requirements set forth in Section 7.3(b), the Manager and the Company shall not take any of the actions referred to in clauses (i) and (ii) of Section 7.3(b) (except solely to notify such Person of the existence of the provisions of this Section 7.3) unless the Company shall have first delivered to CCI written notice advising CCI that the Company intends to take such action. In addition, the Company will promptly (and in any event no later than 48 hours after receipt thereof) notify CCI in writing if (i) any Acquisition Proposal is received by the Company or any Company Subsidiary, (ii) any request for information relating to the Company or any Company Subsidiary is received by the Company or any Company Subsidiary from any Person who informs the Company or any Company Subsidiary that it is considering making or has made an Acquisition Proposal, or (iii) any discussions or negotiations are sought to be initiated with the Company or any Company Subsidiary regarding any Acquisition Proposal, and thereafter shall promptly (and in any event no later than 48 hours after the occurrence of such developments, discussions or negotiations or receipt of materials) keep CCI reasonably informed of all material developments, discussions and negotiations concerning any such Acquisition Proposal, request or inquiry.
(d)    Without limiting or affecting Section 7.3(a), Section 7.3(b) or Section 7.3(c), at any time prior to the Approval Time (and in no event after the Approval Time), the Manager may: (i) (A) change, withhold, withdraw, qualify or modify or announce its intention to change, withhold, withdraw, qualify or modify, in each case in a manner adverse to CCI, the Manager Recommendation, (B) authorize, approve, endorse, declare advisable, adopt or recommend or announce its intention to authorize, approve, endorse, declare advisable, adopt or recommend, any Acquisition Proposal, (C) authorize, cause or permit the Company or any Company Subsidiary to enter into any Alternative Acquisition Agreement, (D) publicly make a recommendation with respect to any tender offer or exchange offer for the Company’s membership interests other than a recommendation against such offer, or (E) fail to make the Manager Recommendation or to include the Manager Recommendation in the Solicitation Materials (any event described in clause (A)-(E), an “Adverse Recommendation Change”), or (ii) terminate this Agreement pursuant to Section 9.1(c)(ii) in order to enter into an Alternative Acquisition Agreement, in each case, in connection with the receipt of an Acquisition Proposal received by the Company after the date of this Agreement which has not resulted from a violation of this Section 7.3 that the Manager, after discussions with a financial advisor of nationally recognized reputation and outside legal counsel, determines in good faith, would, if consummated, constitute a Superior Proposal and that making the Manager Recommendation or failing to take such action would be reasonably likely to be inconsistent with the Manager’s fiduciary duties under applicable Law and the Company Governing Documents, and only if and to the extent that all of the following conditions are met: (I) the Company promptly notifies CCI, in writing at least five (5) Business Days before taking such action, that the Company intends to take such action, which notice includes the reasons therefor and attaches a copy of the most current version of any proposed agreement (including copies of the current drafts of all agreements, all exhibits thereto, term sheets, financing commitments and other material documentation and material correspondence that relate to such Acquisition Proposal in the possession of the Company), a reasonably detailed summary of all material terms of such Acquisition Proposal and the identity of the third party making such Acquisition Proposal; (II) if requested by CCI, during such five (5) Business Day period, the Company and its Representatives have discussed and negotiated in good faith with CCI and its Representatives regarding any proposal by CCI to amend the terms of this Agreement in response to such Acquisition Proposal; and (III) after such five (5) Business Day period, the Manager, after discussions with a financial advisor of nationally recognized reputation and outside legal counsel, determines in good faith, and having complied with this Section 7.3, taking into account any proposal by CCI to amend the terms of this Agreement, that such failure to make an Adverse Recommendation Change or enter into an Alternative Acquisition Agreement would still be reasonably likely to be inconsistent with the Manager’s fiduciary duties under applicable Law and the Company Governing Documents (it being understood and agreed that in the event of any material amendment or modification to the terms of any such Superior Proposal (provided that any amendment or modification to the financial terms shall constitute a material amendment for purposes of this Section 7.3(d)), a new written notification from the Company consistent with that described in clause (i) of this Section 7.3(d) shall be required and a new notice period under clause (i) of this Section 7.3(d) shall commence, during which notice period the Company shall be required to comply with the requirements of this Section 7.3(d) anew).
(e)    Nothing in this Section 7.3 or elsewhere in this Agreement shall prevent the Manager or the Company, directly or indirectly, from (i) taking and disclosing to the Members a position with respect to an Acquisition Proposal as contemplated by Rule 14e-2(a) promulgated under the Exchange Act, or (ii) making any required disclosure to the Members under applicable Law, if the Manager determines in good faith after consultation with its outside legal counsel that the failure to do so would be inconsistent with the duties of the Manager under applicable Law or the Company Governing Documents; provided, however, that to the extent any such disclosure affirmatively addresses the approval, recommendation or declaration of advisability by the Manager with respect to this Agreement or an Acquisition Proposal, such disclosure shall be deemed to be an Adverse Recommendation Change if not accompanied by an express affirmation of the Manager Recommendation.
(f)    The Company shall not, and shall cause the Company Subsidiaries not to, reimburse or agree to reimburse any fees or expenses of any Person in connection with an Acquisition Proposal unless (i) the Manager has determined in good faith, after consultation with outside legal counsel, that failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law and the Company Governing Documents, (ii) such reimbursement obligation is fully disclosed to CCI and taken into account in determining whether such Acquisition Proposal constitutes a Superior Proposal, and (iii) such reimbursement obligation reduces Net Closing Date Assets dollar-for-dollar if it remains unpaid at Closing.
(g)    The Company agrees that in the event the Manager (or any officer, employee or Representative thereof) or any officer or Representative of the Company or any Company Subsidiary takes any action that, if taken by the Company would constitute a violation of this Section 7.3, then the Company shall be deemed to be in violation of this Section 7.3.
(h)    For purposes of this Agreement, “Acquisition Proposal” means any proposal or offer from any Person (other than CCI or any CCI Subsidiaries) made after the date of this Agreement, whether in one transaction or a series of related transactions, relating to any (A) merger, consolidation, share exchange, business combination or similar transaction involving the Company or any Company Subsidiary that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X) representing 20% or more of the consolidated assets of the Company, (B) sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of the Company or any Company Subsidiaries that are significant subsidiaries representing 20% or more of the consolidated assets of the Company, (C) issue, sale or other disposition by the Company of (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding membership interests of the Company, (D) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the outstanding membership interests of the Company, or (E) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company in which a third party shall acquire beneficial ownership of 20% or more of the outstanding membership interests of the Company; provided, however, that the term “Acquisition Proposal” shall not include (I) the Merger or any of the other transactions contemplated by this Agreement or (II) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among Company and one or more of the Company Subsidiaries or solely among the Company Subsidiaries.
(i)    For purposes of this Agreement, “Superior Proposal” means an Acquisition Proposal made after the date of this Agreement, substituting “50%” for “20%” in each place it appears, that (a) allows for the payment of consideration solely in cash, cash equivalents or publicly traded equity securities (which, for the avoidance of doubt, shall mean securities not subject to any lock-up or similar restrictions), or (b) the Manager has determined in its good faith judgment, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, is more favorable to the Members than the transactions contemplated by this Agreement (after taking into account all relevant factors, including likelihood of consummation on the terms proposed, any break-up fees and expense reimbursement provisions and all legal, financial and regulatory aspects of such proposal, as well as any revisions, modifications or amendments to the terms of the transactions contemplated by this Agreement pursuant to Section 7.3(d)).
Section 7.4    Public Announcements. Except with respect to any action taken pursuant to, and in accordance with, Section 7.1 or Section 7.3, (a) so long as this Agreement is in effect, and (b) with respect to any initial press release issued following the Closing by any Party or its Affiliates, the Parties shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties’ prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that a Party may, without obtaining the other Parties’ prior written consent, (i) make any disclosure to the extent required by applicable Law, (ii) communicate on a confidential basis with third parties to the extent necessary for the purpose of seeking any third-party consent in accordance with this Agreement, (iii) communicate with its Representatives who have a need to know in connection with the consummation of the transactions contemplated by this Agreement, and (iv) provide communications and engage in discussions regarding this Agreement and the transactions contemplated hereby, based on, and consistent in all material respects with, the PPM and Solicitation Materials, with such Party’s equity holders (including the Members) in connection with the consummation of the transactions contemplated by this Agreement (including, with respect to obtaining the Member Approval).
Section 7.5    Appropriate Action; Consents; Filings.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including (i) taking all actions necessary to cause the conditions to Closing set forth in Article 8 to be satisfied, (ii) preparing and filing any applications, notices, registrations and requests as may be required or advisable to be filed with or submitted to any Governmental Authority in order to consummate the transactions contemplated by this Agreement, (iii) obtaining all necessary or advisable actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and the making of all necessary or advisable registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, (iv) subject to Section 7.6(c), defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible, and (v) executing and delivering any additional instruments reasonably necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement; provided, that, notwithstanding anything to the contrary in this Agreement, no Party will have any obligation (A) to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or other disposition of any assets or businesses of such Party, any of its Subsidiaries or their respective Affiliates or (B) otherwise to take or commit to take any actions that would limit the freedom of such Party, its Subsidiaries (including Subsidiaries of CCI after the Closing) or their respective Affiliates with respect to, or their ability to retain, one or more of their businesses, product lines or assets.
(b)    In connection with and without limiting the foregoing Section 7.5(a), (i) each of the Parties shall give (or shall cause their respective Affiliates to give) any notices to third parties, and (ii) each of the Parties shall use, and cause each of their respective Affiliates to use, its commercially reasonable efforts to obtain any third-party consents, in each case, that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement. Each of the Parties will, and shall cause their respective Affiliates to, furnish to the other Parties such necessary information and reasonable assistance as the other Parties may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority in connection with the consummation of the transactions contemplated by this Agreement, and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other Party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority (to the extent permitted by applicable Law), and supplying each other with copies of all material correspondence, filings or communications between such Party and any Governmental Authority, in each case, with respect to this Agreement or the transactions contemplated hereby. To the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the other Parties on, all the information relating to the other Parties and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, no Party shall, nor shall any Party permit its respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any investigation or other inquiry with respect to the Merger or the other transactions contemplated by this Agreement without giving the other Parties prior written notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Parties the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority.
(c)    Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any

Governmental Authority) with respect to the Merger and the other transactions contemplated by this Agreement, none of the Parties or any of their respective Representatives shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person other than commercially reasonable processing and consent fees and any other expenses required to be paid in connection with obtaining the consent or approval of any lender with respect to any Indebtedness; provided that the CCI Parties shall be solely responsible for all loan assumption fees, application fees, third-party reports, and processing fees charged by existing lenders in connection with the assumption of existing Indebtedness encumbering the Property (collectively, the “Loan Assumption Costs”). Subject to the immediately foregoing sentence, the Parties shall cooperate with respect to reasonable accommodations that may be requested or appropriate to obtain such consents.
(d)    During the Interim Period, the CCI Parties shall use their commercially reasonable efforts to obtain approval of the Company’s lenders to (i) the assumption by the CCI Parties or their Affiliates of existing Indebtedness encumbering the Property, and (ii) the unconditional release of the Company and its Affiliates (for the avoidance of doubt, including the Barry R. Mandel, MGI Security LLC, the Manager and MGI) from any guarantees or environmental indemnities with respect thereto, and, in each case, shall provide such lenders with all necessary documentation and other information reasonably requested in connection therewith (collectively, the “Loan Approvals”). The Company and its Affiliates shall reasonably cooperate and work with their respective lenders and the CCI Parties to help obtain the Loan Approvals with respect to the assumption of existing Indebtedness encumbering the Property.
(e)    The Company shall have the right to review and provide comments in good faith to and to reasonably approve any documentation related to the Loan Approvals (including any releases from any guarantees or environmental indemnities) entered into by the CCI Parties in connection with the assumption of existing Indebtedness encumbering the Property.
Section 7.6    Notification of Certain Matters; Transaction Litigation.
(a)    The CCI Parties shall give prompt notice to the Company, and the Company shall give prompt notice to CCI, of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement.
(b)    The CCI Parties shall give prompt notice to the Company, and the Company shall give prompt notice to CCI, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date, or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Notwithstanding anything to the contrary in this Agreement, the failure by the Company or the CCI Parties to provide such prompt notice under this Section 7.6(b) shall not constitute a breach of covenant for purposes of Section 8.2(b), Section 8.3(b), Section 9.1(c)(i), Section 9.1(d)(i) or Article 10.
(c)    The CCI Parties shall give prompt notice to the Company, and the Company shall give prompt notice to CCI, of any Action commenced or, to such Party’s Knowledge, threatened against, relating to or involving such Party or any CCI Subsidiary or any Company Subsidiary, respectively, or any of their respective directors, officers or partners that relates to this Agreement, the Merger or the other transactions contemplated by this Agreement.
Section 7.7    Tax Matters. The provisions of this Section 7.7 shall govern certain tax matters following the Closing as follows:
(a)    CCI and the Company shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to such taxes, “Transfer Taxes”), and shall reasonably cooperate in attempting to minimize the amount of Transfer Taxes. All Transfer Taxes (including any related fees and expenses) shall be paid one hundred percent (100%) by the Members.
(b)    The Manager shall cause to be prepared in accordance with the past practices of the Company or such applicable Company Subsidiary (except as otherwise required by applicable Law), and CROP shall cause the Company to file, all Income Tax Returns for each of the Company and any Company Subsidiary for a taxable period (or portion thereof) that ends on or before the Closing Date that is due after the Closing Date to the extent that (i) the Company or any Company Subsidiary is treated as a pass-through entity for purposes of such Income Tax Return, and (ii) the results of operations reflected on such Income Tax Returns are also reflected on the Tax Returns of the Members or its owners (“Pass-Through Tax Return”). At least thirty (30) days prior to the due date (including any applicable extension) for filing any such Pass-Through Tax Return, the Manager will deliver a copy of such Pass-Through Tax Return to CCI for its review and comment.  The Manager will consider in good faith any reasonable comments received from CCI at least fifteen (15) days prior to the due date (including any applicable extension); provided, however, that if a tax position taken on such Pass-Through Tax Return is with respect to a Reviewable Issue, then Manager and CCI shall seek in good faith to resolve any disagreement and revise such Pass-Through Tax Return to reflect the parties’ agreement on such Reviewable Issue.  A “Reviewable Issue” means an issue that will have a materially adverse impact on CCI’s or its Affiliates’ income or deductions for a taxable period (or portion thereof) that begins after the Closing Date in respect of its ownership of Company (or the property owned by the Company), and is not related to the allocation of the purchase price contemplated by Section 7.7(g). All such Pass-Through Tax Returns shall be filed as prepared by the Manager. CROP will provide the Manager with a proof of filing all such Pass-Through Tax Returns promptly after filing. Except for Pass-Through Tax Returns, each of the CCI Parties shall duly file in good faith all other Tax Returns of the Company relating to any taxable period or portion of a taxable period ending on or before the Closing Date that is due after the Closing Date and shall prepare and file such Tax Returns on a basis consistent with the past practice of the Company except as otherwise required by applicable Law; provided that (A) the Manager shall provide (at Manager’s expense) all assistance reasonably requested by the CCI Parties in connection therewith, and (B) such CCI Party shall provide copies of all such Tax Returns to the Manager after filing.
(c)    Without the prior written consent of the Manager (which consent shall not be unreasonably conditioned, withheld or delayed) and except to the extent expressly provided for in this Agreement, from and after the Closing, the CCI Parties shall not (and shall not permit or cause any of its Affiliates, including the Company and the Company Subsidiaries after the Closing, to): (i) make, change, or revoke any Tax election or accounting method with respect to, or that has any retroactive effect on, the Company or any Company Subsidiaries for any taxable period (or portion thereof) that ends on or before the Closing Date; (ii) except for the filing of Tax Returns in accordance with Section 7.7(b), file any Tax Return of the Company or any Company Subsidiaries with respect to any taxable period (or portion thereof) that ends on or before the Closing Date; (iii) amend or cause to be amended any Tax Return of the Company or any Company Subsidiaries or request for an administrative adjustment under Section 6227 of the Code with respect to any taxable period (or portion thereof) that ends on or before the Closing Date; (iv) file any ruling request with any Governmental Authority that relates to Taxes or Tax Returns of the Company or any Company Subsidiaries for any taxable period (or portion thereof) that ends on or before the Closing Date; (v) enter into any voluntary disclosure with any Governmental Authority regarding any Tax or Tax Returns of the Company or any Company Subsidiaries for any taxable period (or portion thereof) that ends on or before the Closing Date; (vi) extend or waive the applicable statute of limitations with respect to a Tax of the Company or any Company Subsidiaries for any taxable period (or portion thereof) that ends on or before the Closing Date; or (vii) cause the Company or any Company Subsidiary to engage in a transaction after the Closing on the Closing Date that is outside the ordinary course of business, in each case, to the extent any such action is reasonably expected to result in an increase in Income Tax liabilities of any Member in respect of a taxable period (or portion thereof) that ends on or before the Closing Date or a reduction in the Merger Consideration.
(d)    The CCI Parties, the Company and their Affiliates, on the one hand, and the Manager, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any Action relating to any Taxes with respect to the Company in respect of a taxable period (or portion thereof) that ends on or before the Closing Date (a “Tax Claim”). To the extent any such Tax Claim is reasonably expected to result in an increase in Income Tax liabilities of any Member in respect of a taxable period (or portion thereof) that ends on or before the Closing Date or a reduction in the Merger Consideration (any such Tax Claim, a “Pre-Closing Tax Claim”), the Manager shall have the right (but not an obligation) to control (at its own expense) any such Pre-Closing Tax Claim, and the CCI Parties (at their own expense)

shall control any other Tax Claim, in each case, in accordance with the last sentence of this Section 7.7(d). The controlling party shall (i) keep the non-controlling party reasonably informed of the status of the Tax Claim (including furnishing all material correspondences and documents from the relevant Governmental Authority in connection with such Tax Claim) and shall permit the non-controlling party (at its own expense) to participate in the defense of such Tax Claim, and (ii) shall not settle or compromise such Tax Claim without the prior written consent of the non-controlling party (which consent shall not be unreasonably conditioned, withheld or delayed).
(e)    Each of the CCI Parties, the Company, the Company Subsidiaries, the Manager and their respective Affiliates shall reasonably cooperate fully, as and to the extent reasonably requested by the other party, in connection with any Tax matters relating to CROP, the Company or the Company Subsidiaries (including by the provision of reasonably relevant records or information). Such cooperation shall include furnishing or causing to be furnished to each other, upon reasonable request, as promptly as practicable, such information relating to CROP, the Company or the Company Subsidiaries (including access to books and records) as is reasonably necessary for the preparation and filing of any Tax Returns with respect to CROP, the Company or the Company Subsidiaries to the extent such information is in the relevant party’s possession, cooperation in the preparation for any Action by any Governmental Authority and the prosecution or defense of any Action relating to any Tax of or with respect to CROP, the Company or the Company Subsidiaries. Such cooperation shall also include providing information reasonably necessary to report the cancellation of any Restricted Units pursuant to Section 3.6(e)(iii) in a manner consistent with the tax treatment set forth in Section 2.5. Until the applicable statute of limitations (including periods of waiver) has run for any Tax Returns filed or required to be filed with respect to CROP, the Company or the Company Subsidiaries covering the periods up to and including the Closing Date, each of the CCI Parties, the Company and the Company Subsidiaries shall, and shall cause their respective Affiliates to, retain or cause to be retained all books and records of CROP, the Company and the Company Subsidiaries (including any Tax Returns and related workpapers) in their possession on the Closing Date and, following the Closing Date, shall provide the other party and its Affiliates access to such books and records for inspection and copying by the other party, or their agents or employees upon reasonable request and upon reasonable notice.
(f)    Subject to Section 3.1(c)(i), for all Tax purposes under this Agreement, Taxes (or Tax refunds or credits in lieu of Tax refunds) for any taxable period beginning on or before and ending after the Closing Date (a “Straddle Period”) shall be allocated to the portion of such period ending on the end of the Closing Date as follows: (i) with respect to property or similar periodic or ad valorem Taxes, the amount allocable to the portion of the period ending on the Closing Date shall equal (A) the amount of such property Taxes for such entire Straddle Period multiplied by (B) a fraction, the numerator of which is the number of days during the Straddle Period that are in the portion of such Straddle Period ending on the end of the Closing Date, and the denominator of which is the number of days in the entire Straddle Period; and (ii) with respect to all other Taxes, the amount allocable to the portion of the period ending on the end of the Closing Date shall be determined based on a closing of the books as of the end of the Closing Date.

(g)    Within ninety (90) days after the finalization of the Post-Closing Statement under Section 3.1(c), the Manager shall provide the CCI Parties with a proposed allocation (the “Proposed Allocation”) of the Cash Consideration and any adjustments thereto (including any assumed liabilities and any other items treated as taxable consideration for Tax purposes) (the “Allocable Consideration”) among the assets of the Company. If the CCI Parties disagree with the Proposed Allocation, the CCI Parties may, within thirty (30) days after delivery of the Proposed Allocation, deliver a notice (the “Objection Notice”) to the Manager to such effect, specifying the items with which the CCI Parties disagree and setting forth the CCI Parties’ proposed allocation of the Allocable Consideration. If the Objection Notice is timely and duly delivered, the Parties shall seek in good faith to resolve any disagreements which they may have with respect to any matter specified in the Objection Notice. Unless the CCI Parties and the Manager agree in writing within thirty (30) days (or such longer period mutually agreed by the CCI Parties and the Manager after the Manager’s receipt of the Objection Notice (or if no Objection Notice has been sent) the CCI Parties and Manager shall each be able to make their own allocation on their own tax returns.
Section 7.8    Release of Liens. During the Interim Period, the Company shall, and shall cause the Company Subsidiaries as applicable, to use commercially reasonable efforts to have the Liens set forth in Section 7.8 of the Company Disclosure Letter, released at or prior to the Closing, including by filing applicable financing statement amendments and security release documents, and, in connection therewith, the CCI Parties shall provide such reasonable cooperation as the Company may request.
Section 7.9    Intentionally Omitted.
Section 7.10    R&W Insurance Policy. CCI shall cause the R&W Insurance Policy to be conditionally bound by the Closing Date to provide the CCI Parties with insurance coverage in respect of inaccuracies or breaches of the representations and warranties made by the Company contained herein. The R&W Insurance Policy shall expressly provide that the insurer thereunder may not seek to or enforce any subrogation rights it might have against the Manager or any Member (except in the case of Fraud). The premium, underwriting fee, brokerage commissions and other costs and expenses (other than attorney’s fees) related to the R&W Insurance Policy (the “Shared Policy Costs”) shall be borne fifty percent (50%) by the CCI Parties and fifty percent (50%) by the Manager and the Members (based on his, her or its respective Pro Rata Share). Following the Closing, CCI shall not amend, terminate, or modify the R&W Insurance Policy subrogation provisions in any manner that would adversely affect the Manager or Members without the prior written consent of the Manager. In the event this Agreement is terminated prior to Closing, the Shared Policy Costs shall be borne one hundred percent (100%) by the CCI Parties; provided that the Company shall bear one hundred percent (100%) of such costs if the termination is on account of a Company Terminating Breach or gives rise to a Termination Payment.
Section 7.11    SEC Financial Statement Cooperation. CCI has advised the Company and the Manager that CCI may be required to publicly file, in compliance with certain laws and regulations (including, without limitation, the reporting requirements of the Securities Act of

1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, including Regulation S-X of the SEC), audited financial statements, pro forma financial statements and other financial information related to the Property (the “Financial Information”). If requested by CCI in writing prior to or within ninety (90) days following the Closing, the Company agrees to use its commercially reasonable efforts, at no cost or expense to the Company or the Manager, to make available to CCI information regarding the Property that is the possession or control of the Company or the Manager or the applicable property or asset manager and that is reasonably necessary for CCI and its representatives and agents to prepare the Financial Information at CCI’s expense. To the extent requested by CCI in writing prior to Closing, the Company agrees to use its commercial reasonable efforts, at no cost or expense to the Company or the Manager, to make available to CCI information regarding the Property that is the possession or control of the Company or the Manager or the applicable property or asset manager and that is reasonably necessary for CCI and its representatives and agents to prepare the Financial Information prior to the Closing at CCI’s expense. The provisions of this Section 7.11 shall survive Closing for a period of ninety (90) days after the Closing.
Section 7.12    Transaction Expenses.
(a)    On or prior to the Closing, in the Manager’s sole discretion and responsibility, the Company shall, and shall cause each Company Subsidiary to, pay in full all Transaction Expenses and/or the Manager shall holdback from distribution of the Cash Consideration to the Members any amounts necessary to pay any unpaid, accrued or outstanding Transaction Expenses. From and after the Closing, CCI shall promptly notify the Manager upon receipt by any CCI Party or their respective Affiliates of any invoices or other claims for payment relating to Transaction Expenses and, following receipt of such notice, the Manager shall pay, or cause to be paid, the Transaction Expenses evidenced in such invoice or other claim for payment that are not in dispute with the applicable service provider (and shall pay any disputed amounts of Transaction Expenses following resolution with respect thereto). Notwithstanding anything herein to the contrary, this obligation shall survive Closing and shall not be subject to any deductible, cap, escrow-only recovery limitation, Pro Rata Share limitation, survival period or exclusive-remedy limitation set forth in Article 10.
(b)    Notwithstanding the foregoing, at the Closing, CROP shall pay to the Manager for further distribution to the applicable payees an amount equal to the aggregate Estimated Unit Recipient Expense Amounts for all Full Unit Electors (the "CCI Expense Advance"). The CCI Expense Advance shall be in lieu of, and shall reduce dollar-for-dollar, the Transaction Expenses otherwise payable by the Manager from Cash Consideration pursuant to this Section 7.12, and shall not constitute an increase in the Merger Consideration or the Purchase Price. In consideration of CCI's payment of the CCI Expense Advance, the CROP Units issued with respect to each Full Unit Elector shall be reduced by the applicable Unit Expense Reduction in accordance with Section 3.1(b)(i). For the avoidance of doubt, (i) the CCI Expense Advance shall not be included in the calculation of the Aggregate Cash Cap or the Cash Consideration, and (ii) each Full Unit Elector shall be deemed to have borne such Full Unit Elector's Pro Rata Share of Transaction Expenses through the Unit Expense Reduction.

(c)    The Manager shall deliver to CCI a final accounting of all Transaction Expenses within ninety (90) days following the Closing Date (or such later date as CCI and the Manager may agree in writing). Within thirty (30) days following the final determination of actual Transaction Expenses, if the Unit Recipient Expense Amount for any Full Unit Elector exceeds such Full Unit Elector's Estimated Unit Recipient Expense Amount (such excess, the "Expense Shortfall"), CROP shall cancel from the partnership unit ledger a number of such Full Unit Elector's CROP Units equal to the Expense Shortfall divided by the Unit Value (rounded to the nearest 1/1,000th of a unit), and CROP shall pay to the Manager for further distribution to the applicable payees an amount equal to the aggregate Expense Shortfalls to the applicable payees. If the Estimated Unit Recipient Expense Amount for any Full Unit Elector exceeds such Full Unit Elector's Unit Recipient Expense Amount (such excess, the "Expense Surplus"), the Manager shall return such Expense Surplus to CROP, and CROP shall issue to such Full Unit Elector a number of additional CROP Units equal to the Expense Surplus divided by the Unit Value (rounded to the nearest 1/1,000th of a unit). The Manager shall provide CCI with reasonable documentation supporting the final determination of Transaction Expenses.
Section 7.13    Paying Agent Indemnity. Notwithstanding anything to the contrary in this Agreement, including Article 10 and Section 11.11, and without limiting any other rights or remedies of the CCI Parties, the Manager shall indemnify, defend and hold harmless the CCI Parties from and against any Losses arising out of or relating to the Manager’s receipt, holding, withholding, allocation, distribution or payment of Cash Consideration or Transaction Expenses, including any claim by any Member or service provider that such Person did not receive amounts payable to such Person; provided that the foregoing shall not apply to the extent such Losses result from CROP’s failure to fund the Cash Consideration required to be paid by CROP pursuant to this Agreement. The obligations of the Manager under this Section 7.13 shall be direct obligations of the Manager, shall not be subject to any deductible, cap, escrow-only recovery limitation, Pro Rata Share limitation, survival period or exclusive-remedy limitation set forth in Article 10, and shall survive the Closing until all Cash Consideration and Transaction Expenses have been finally distributed or paid and all claims relating thereto have been finally resolved or are barred by the applicable statute of limitations. The aggregate liability of the Manager for all Losses payable under this Section 7.13 arising out of or relating to the Manager’s receipt, holding, withholding, allocation, distribution or payment of Cash Consideration shall not exceed the aggregate amount of the Cash Consideration actually received by the Manager. Any Claim for indemnification pursuant to this Section 7.13 shall be made in accordance with the procedures set forth in Section 10.5.
ARTICLE 8

CONDITIONS
Section 8.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Parties to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by each of the Parties at or prior to the Merger Effective Time of the following conditions:

(a)    Authorizations. All consents, authorizations, orders or approvals of each Governmental Authority necessary for the consummation of the Merger and the other transactions contemplated by this Agreement shall have been obtained and any applicable waiting periods in respect thereof shall have expired or been terminated.
(b)    Member Approval. The Member Approval shall have been obtained in accordance with applicable Law and the applicable Company Governing Documents.
(c)    No Injunctions or Restraints. No Order issued by any Governmental Authority of competent jurisdiction prohibiting consummation of the Merger shall be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority that, in any case, prohibits, restrains, enjoins or makes illegal the consummation of the Merger or the other transactions contemplated by this Agreement.
Section 8.2    Conditions to Obligations of the CCI Parties. The obligations of the CCI Parties to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by CCI, at or prior to the Merger Effective Time, of the following additional conditions:
(a)    Representations and Warranties. (i) The representations and warranties of the Company set forth in the Fundamental Representations shall be true and correct in all material respects (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, and (ii) each of the other representations and warranties of the Company contained in this Agreement (other than those set forth at Sections 4.10(b) and (f)) of this Agreement) shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, except where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a Company Material Adverse Effect; provided, however, that representations and warranties that are made as of a specific date shall be true and correct in accordance with clauses (i) and (ii) only on and as of such date.
(b)    Performance of Covenants and Obligations of the Company. The Company shall have complied in all material respects with all agreements and covenants required to be performed by it under this Agreement on or prior to the Closing; provided, that all agreements and covenants with respect to the capitalization of the Company, including as set forth in Section 6.1(b)(iv) and (vi) shall have been complied with in all but de minimis respects.
(c)    Absence of Material Adverse Change. Since the date of this Agreement, no Effect shall have occurred that, individually or in the aggregate, constitutes, or would reasonably be expected to constitute, a Company Material Adverse Effect.

(d)    Consents. The Company shall have received the written consents identified on Section 8.2(d) of the Company Disclosure Letter in form and substance reasonably acceptable to the Parties.
(e)    Delivery of Certificate. The Company shall have delivered to CCI a certificate, dated the date of the Closing and signed by a duly authorized officer of the Company on behalf of the Company, certifying to the effect that the conditions set forth in Section 8.2(a)-(c) have been satisfied.
(f)    Estimate of Net Closing Date Assets and Proration Items. The sum of (i) the estimated Net Closing Date Assets, plus (ii) the amount by which Company-credited Proration Items exceed CCI-credited Proration Items, in each case as set forth in the Closing Estimate Statement (as finally determined pursuant to Section 3.1(c)(i)(1)), shall be greater than $0.
Section 8.3    Conditions to Obligations of the Company. The obligations of the Company to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by the Company at or prior to the Merger Effective Time, of the following additional conditions:
(a)    Representations and Warranties. (i) The representations and warranties of the CCI Parties set forth in the Fundamental Representations shall be true and correct (without giving effect to any materiality or CCI Material Adverse Effect qualifications set forth therein) in all material respects as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, and (ii) each of the other representations and warranties of the CCI Parties contained in this Agreement shall be true and correct (without giving effect to any materiality or CCI Material Adverse Effect qualifications set forth therein) as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, except where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or CCI Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a CCI Material Adverse Effect; provided, however, that representations and warranties that are made as of a specific date shall be true and correct in accordance with clauses (i) and (ii) only on and as of such date.
(b)    Performance of Covenants and Obligations of the CCI Parties. The CCI Parties shall have complied in all material respects with all agreements and covenants required to be performed by them under this Agreement, including the payment of Loan Assumption Costs, on or prior to the Closing.
(c)    Absence of Material Adverse Change. Since the date of this Agreement, no Effect shall have occurred that, individually or in the aggregate, constitutes, or would reasonably be expected to constitute, a CCI Material Adverse Effect.

(d)    Amendment of Partnership Agreement. CROP shall have amended the CROP OP Agreement substantially in the form attached hereto as Exhibit D to permit redemptions of CROP Units on a quarterly basis.
(e)    Simultaneous Closings of other Related Transactions. The Minimum Threshold of Related Transactions and the MPSI Acquisition Agreement shall close prior to or simultaneously with the Merger.
(f)    Delivery of Certificate. CCI shall have delivered to the Company a certificate, dated the date of the Closing and signed by a duly authorized officer of CCI on behalf of CCI certifying to the effect that the conditions set forth in Section 8.3(a)-(c) have been satisfied.
(g)    Tax Protection Agreement. CCI shall have countersigned and delivered the Tax Protection Agreement substantially in the form attached hereto as Exhibit C with each Member that will receive CROP Units as all or part of such Member’s Merger Consideration.
(h)    Loan Approvals. CCI shall have obtained the Loan Approvals (including, without limitation, the unconditional release of any guarantees or environmental indemnities with respect to existing Indebtedness encumbering the Property.
(i)    R&W Insurance Policy. CCI shall have delivered to the Manager a copy of the R&W Insurance Policy, which R&W Insurance Policy shall be in full force and effect or conditionally bound as of the Closing, subject to all applicable terms and conditions thereunder.
ARTICLE 9

TERMINATION, FEES AND EXPENSES, AMENDMENT AND WAIVER
Section 9.1    Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Merger Effective Time, notwithstanding receipt of the Member Approval (except as otherwise specified in this Section 9.1):
(a)    by mutual written consent of each of CCI and the Company;
(b)    by either CCI or the Company:
(i)    if the Merger shall not have occurred on or before 11:59 p.m., New York City time, December 31, 2026 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party if the failure of such Party to perform or comply in all material respects with the obligations, covenants or agreements of such Party set forth in this Agreement shall have been the primary cause of, or resulted in, the failure of the Merger to be consummated by the Outside Date; or

(ii)    if any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order shall have become final and nonappealable.
(c)    by the Company:
(i)    if a breach of any representation or warranty or failure to perform or comply with any obligation, covenant or agreement on the part of a CCI Party set forth in this Agreement has occurred that would cause any of the conditions set forth in Section 8.3(a) or Section 8.3(b) not to be satisfied at the Closing (a “CCI Terminating Breach”), which breach or failure to perform or comply cannot be cured, or, if capable of cure, has not been cured by the earlier of twenty (20) days following written notice thereof from the Company to CCI and the Outside Date; provided, however, that the Company shall not have such right to terminate this Agreement if a Company Terminating Breach shall have occurred and be continuing at the time the Company delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(c); or
(ii)    at any time prior to the Approval Time, in order to substantially concurrently enter into an Alternative Acquisition Agreement providing for a Superior Proposal in accordance with Section 7.3(d), subject to complying with the terms and conditions of this Agreement, including Section 7.3 and Section 9.3(b)(ii).
(d)    by the CCI Parties:
(i)    if a breach of any representation or warranty or failure to perform or comply with any obligation, covenant or agreement on the part of the Company set forth in this Agreement has occurred that would cause any of the conditions set forth in Section 8.2(a) or Section 8.2(b) not to be satisfied at the Closing (a “Company Terminating Breach”), which breach or failure to perform or comply cannot be cured, or if capable of cure, has not been cured by the earlier of twenty (20) days following written notice thereof from CCI to the Company and the Outside Date; provided, however, that the CCI Parties shall not have such right to terminate this Agreement if a CCI Terminating Breach shall have occurred and be continuing at the time CCI delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(d)(i); or
(ii)    at any time prior to the Approval Time, if (A) the Manager has made an Adverse Recommendation Change or (B) the Company shall have materially breached or failed to comply in any material respect with any of its obligations under Section 7.3(a).
Section 9.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, prompt written notice thereof shall be given to the other Parties, in accordance with the provisions of Section 11.1, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall immediately become null and void and have no effect, without any liability or obligation on the part of the CCI Parties or the Company, except that the Confidentiality Agreement and the provisions of Section 3.6(a), (b) and (d) (Deposit; Escrow), Section 7.2(b) (Confidentiality), Section 7.4 (Public Announcements), this

Section 9.2, Section 9.3 (Fees and Expenses) and Article 11 (General Provisions) shall survive the termination of this Agreement; provided, that no such termination shall relieve any Party from any liability or damages resulting from any Fraud or any willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case the non-breaching Party shall be entitled to all rights and remedies available at law or in equity.
Section 9.3    Fees and Expenses.
(a)    Except as otherwise expressly provided in this Agreement, all fees and expenses shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated.
(b)    In the event that this Agreement is terminated:
(i)    (A)(x) by CCI pursuant to Section 9.1(d)(i) (Company Terminating Breach), and after the date hereof and prior to the breach or failure to perform giving rise to such right of termination, a bona fide Acquisition Proposal (which, for all purposes of this Section 9.3(b)(i), all percentages included in the definition of “Acquisition Proposal” increased to 50%) has been publicly announced, disclosed or otherwise communicated to the Manager, or (y) by CCI or the Company pursuant to Section 9.1(b)(i) (Outside Date), and after the date of this Agreement but prior to such termination, a bona fide Acquisition Proposal has been publicly announced, disclosed or otherwise communicated to the Manager or the Members, and (B) within twelve (12) months after the date of such termination, an Acquisition Proposal is consummated or the Company enters into a definitive agreement in respect of an Acquisition Proposal that is later consummated, the Company shall pay to CCI an amount equal to the Termination Payment;
(ii)    by the Company pursuant to Section 9.1(c)(ii) (Superior Proposal), then the Company shall pay to CCI an amount equal to the Termination Payment; or
(iii)    by CCI pursuant to Section 9.1(d)(ii) (Adverse Recommendation Change), then the Company shall pay to CCI an amount equal to the Termination Payment.
(c)    Termination Payment. The Parties agree and acknowledge that in no event shall the Company be required to pay the applicable Termination Payment on more than one occasion. Payment of the Termination Payment shall be made by wire transfer of same day funds to the account or accounts designated by CCI, (i) in the case of any amount payable pursuant to Section 9.3(b)(i), immediately prior to or concurrently with the consummation of any Acquisition Proposal; and (ii) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), in the case of any amount payable pursuant to Section 9.3(b)(ii) or Section 9.3(b)(iii); provided that in the case of each of the foregoing clauses (i) and (ii), in the event CCI shall not have provided notice to the Company designating the account or accounts to which the Termination Payment is to be paid on or prior to the second (2nd) Business Day immediately preceding the last day that payment under the applicable clause is required to be made, the Termination Payment shall be required to be paid by the date of the second (2nd) Business Day immediately following the date that such notice is provided to the Company.
(d)    Notwithstanding anything in this Agreement to the contrary, in the event that the Termination Payment becomes payable and is paid hereunder, then such payment shall be the CCI Parties’ and their Affiliates’ sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against the Company in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, except in the case of Fraud or any willful and material breach of the Company of its representations, warranties, covenants or agreements set forth in this Agreement.
(e)    Each of the Parties acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other Parties would not enter into this Agreement. In the event that the Company shall fail to pay the applicable Termination Payment when due, the Company shall reimburse CCI for its reasonable and documented costs and expenses actually incurred or accrued by CCI (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.3. Further, if the Company fails to timely pay any amount due to CCI pursuant to Section 9.3(b) and, in order to obtain the payment, CCI commences an Action that results in a judgment against the Company for the payment set forth in this Section 9, the Company shall pay to CCI its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount at a rate per annum equal to 500 basis points above the prime rate published in the Wall Street Journal in effect on the date such payment was required to be made through the date of payment.
(f)    If the Company becomes obligated to make a Termination Payment under this Section 9.3, then, if requested by CCI, the Company shall deposit into escrow an amount in cash equal to the Termination Payment with an escrow agent selected by CCI, after reasonable consultation with the Company, and pursuant to a written escrow agreement (the “Termination Escrow Agreement”) reflecting the terms set forth in this Section 9.3(f) and otherwise reasonably acceptable to the Company and the escrow agent. The payment or deposit into escrow of the Termination Payment shall be made by the Company in accordance with the timing set forth in Section 9.3(c) or, at CCI’s reasonable request, promptly after receipt of notice from the Company that the Termination Escrow Agreement has been executed by the parties thereto. The Termination Escrow Agreement shall provide that the Termination Payment in escrow or the applicable portion thereof shall be released to CCI on an annual basis based upon the delivery by CCI to the escrow agent of any one of the following (except as waived by CCI):
(i)    a letter from CCI’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to CCI without causing CCI to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the applicable taxable year of CCI determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(I) or 856(c)(3)(A)-(I) of the Code (such income, “Qualifying

REIT Income”), in which case the escrow agent shall release to CCI such maximum amount stated in the accountant’s letter;
(ii)    a letter from CCI’s counsel indicating that CCI received a private letter ruling from the IRS holding that the receipt by CCI of the Termination Payment would either constitute Qualifying REIT Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to CCI the remainder of the Termination Payment; or
(iii)    a letter from CCI’s counsel indicating that CCI has received a tax opinion from CCI’s outside counsel or accountant, respectively, to the effect that the receipt by CCI of the Termination Payment should either constitute Qualifying REIT Income or should be excluded from gross income within the meaning of Section 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to CCI the remainder of the Termination Payment.
(g)    The Company agrees to cooperate in good faith to amend Section 9.3(f) at the reasonable request of CCI in order to (A) maximize the portion of the Termination Payment that may be distributed to CCI hereunder without causing CCI to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (B) improve CCI’s chances of securing the favorable private letter ruling from the IRS described in Section 9.3(f), or (C) assist CCI in obtaining the favorable tax opinion from its outside counsel or accountant described in Section 9.3(f). The Termination Escrow Agreement shall provide that CCI shall bear all costs and expenses under the Termination Escrow Agreement. The Company shall not be a party to the Termination Escrow Agreement and shall not bear any liability, cost or expense resulting directly or indirectly from the Termination Escrow Agreement.
ARTICLE 10

INDEMNIFICATION
Section 10.1    Survival of Representations and Warranties; Nonsurvival of Certain Covenants. The representations and warranties set forth in this Agreement shall survive until the first anniversary of the Closing Date. The covenants to be performed prior to or at the Closing shall terminate at the Closing. This Section 10.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Merger Effective Time or the full force and effect of Article 1, Article 11 or the definitions of capitalized terms not substantively defined in Article 1. All indemnification obligations pursuant to Section 10.2 and Section 10.3 shall terminate on the first anniversary of the Closing Date, provided, however, that, in each case, any Claim for indemnification made by a Buyer Indemnified Party or a Seller Indemnified Party in accordance with this Agreement prior to such termination date shall survive beyond the applicable termination date, until the final resolution of such Claim. Notwithstanding the foregoing, any claim for indemnification for Fraud shall not be subject to the limitations set forth in this Section 10.1.
Section 10.2    Indemnification by Sellers. Subject to the limitations set forth in this Article 10, from and after the Closing, the Manager and each Member shall, severally but not jointly, based on his, her or its respective Pro Rata Share, defend, indemnify and hold harmless the CCI Parties and their Affiliates (which, for the avoidance of doubt, includes the Company after the Closing) and their respective directors, officers, employees, agents and representatives (collectively, the “Buyer Indemnified Parties”) from and against any Losses arising out of, relating to or resulting from:
(a)    any breach of any representation or warranty of the Company contained in Article 4 of this Agreement or any certificate delivered hereunder;
(b)    any breach or non-fulfillment by the Company of any covenant or obligation contained in this Agreement required to be performed prior to, at or after the Closing, but only to the extent such breach or non-fulfillment was not Known to a Buyer Indemnified Party prior to the Closing;
(c)    any Third-Party Claims against the Company to the extent arising out of, relating to or resulting from facts, events, circumstances, actions or omissions first arising, occurring or existing prior to the Closing and relating to the Company, any Company Subsidiary or the Property; and
(d)    any Fraud.
Section 10.3    Indemnification by Buyer. Subject to the limitations set forth in this Article 10, from and after the Closing, the CCI Parties shall, jointly and severally, defend, indemnify and hold harmless the Manager and each Member and their respective Affiliates and their respective directors, officers, employees, agents and representatives (the “Seller Indemnified Parties”) from and against any Losses arising out of, relating to or resulting from: (a) any breach of any representation or warranty of the CCI Parties contained in Article 5 of this Agreement or any certificate delivered hereunder; and (b) any breach or non-fulfillment by the CCI Parties of any covenant or obligation contained in this Agreement that by its terms is required to be performed prior to, at or after the Closing, but only the extent such breach or non-fulfillment was not Known to a Seller Indemnified Party prior to the Closing.
Section 10.4    Limitations.
(a)    The R&W Insurance Policy shall be the sole and exclusive recourse of the Buyer Indemnified Parties with respect to any inaccuracy in or breach of any representation or warranty in this Agreement or in any certification delivered by the Company pursuant to this Agreement with respect to any representation or warranty; provided, however, the foregoing limitation shall not apply (i) in the case of any Losses incurred, arising out of, resulting from or based upon Fraud, or (ii) to any Losses arising out of, relating to or resulting from any inaccuracy in or breach of any representation or warranty of the Company contained in Article 4 (other than those set forth at Sections 4.10(b) and (f)) of this Agreement or any certificate delivered by the Company pursuant to this Agreement, solely to the extent the aggregate amount of such Losses does not exceed the R&W Policy Retention (such Losses, the “Retention Losses”), which Retention Losses shall be recoverable by the Buyer Indemnified Parties solely from the Escrow Account and through cancellation of Restricted Units, in each case in accordance with this Article 10 and Section 3.6(e).
(b)    Notwithstanding any other provision of this Agreement, absent Fraud, (i) any Retention Losses for which any Buyer Indemnified Party is entitled to indemnification pursuant to Section 10.2(a), and (ii) any Losses for which any Buyer Indemnified Party is entitled to indemnification pursuant to Section 10.2(b) and (c) shall be satisfied solely from the Escrow Account and through cancellation of Restricted Units in accordance with Section 3.6(e). In no event shall the aggregate amount recoverable by the Buyer Indemnified Parties for Retention Losses exceed the lesser of (A) the R&W Policy Retention, and (B) the sum of the then-remaining balance of the Escrow Account plus the aggregate value (determined at the Unit Value) of then-outstanding Restricted Units held by all Unit Recipients. For the avoidance of doubt, the foregoing limitation shall not apply to, limit or reduce any recovery available to the Buyer Indemnified Parties under the R&W Insurance Policy or pursuant to Section 3.1(c). For the avoidance of doubt, neither the Manager nor any Member shall be liable for any Losses in excess of his, her or its respective Pro Rata Share of such Losses, and the Buyer Indemnified Parties shall not be entitled to duplicative recovery for the same Losses. The aggregate liability of the Manager and each Member for all Losses payable under this Article 10 shall not exceed his, her or its respective Pro Rata Share of the Adjustment and Indemnity Cap; provided that such liability shall be satisfied (x) from the Escrow Account, in proportion to the portion of such Member’s Merger Consideration received as Cash Consideration, and (y) through cancellation of Restricted Units in accordance with Section 3.6(e)(iii), in proportion to the portion of such Member’s Merger Consideration received as CROP Units. For the avoidance of doubt, each Member’s Restricted Units (valued at the Unit Value) together with such Member’s allocable share of the cash Escrow Amount shall, in the aggregate, equal such Member’s Pro Rata Share of the Adjustment and Indemnity Cap. Notwithstanding anything to the contrary in this Agreement, any Person who commits Fraud shall be liable to the Buyer Indemnified Parties for up to one hundred percent (100%) of the Losses arising out of, relating to or resulting from such Fraud.
(c)    Losses shall be calculated net of any insurance or other third‑party recoveries actually received by the Indemnified Party in connection with the facts giving rise to the Claim.
(d)    Notwithstanding anything in this Agreement to the contrary, (i) the right to indemnification under this Article 10 based on covenants and agreements in this Agreement shall not be available to any Indemnified Party that had Knowledge at any time prior to the Merger Effective Time with respect to the breach of any such covenant or agreement, and (ii) the right to indemnification under this Article 10 based on representations and warranties in this Agreement shall not be available to any Indemnified Party that had Knowledge at any time prior to the date of this Agreement with respect to the breach of any such representation or warranty.
(e)    Notwithstanding anything to the contrary in this Article 10, (i) no Buyer Indemnified Party shall be entitled to indemnification pursuant to Section 10.2(b) unless and until the aggregate amount of all Losses for which Buyer Indemnified Parties would otherwise be entitled to indemnification under Section 10.2(b) exceeds One Hundred Thousand Dollars

($100,000) (the "Covenant Basket"), in which case the Buyer Indemnified Parties shall be entitled to indemnification for the full amount of such Losses (including the amount of the Covenant Basket), and (ii) no Seller Indemnified Party shall be entitled to indemnification pursuant to Section 10.3(b) unless and until the aggregate amount of all Losses for which Seller Indemnified Parties would otherwise be entitled to indemnification under Section 10.3(b) exceeds One Hundred Thousand Dollars ($100,000), in which case the Seller Indemnified Parties shall be entitled to indemnification for the full amount of such Losses (including the amount of the Covenant Basket).
Section 10.5    Claim Procedures.
(a)    Each Party that desires to make a Claim for indemnification pursuant to this Article 10 (an “Indemnified Party”) will provide notice (a “Claim Notice”) thereof in writing to CCI (if the Indemnified Party is a Seller Indemnified Party) or to the Manager (if the Indemnified Party is a Buyer Indemnified Party) (in each such case, an “Indemnifying Party”), specifying the nature and basis for such Claim and a copy of all papers served with respect to such Claim (if any). For purposes of this Section 10.5(a), receipt by a Party of written notice of any Third-Party Claim which gives rise to a Claim on behalf of such Party will require prompt delivery of a Claim Notice to the Indemnifying Party of the receipt of such Third-Party Claim; provided, however, that an Indemnified Party’s failure to send, or delay in sending, a Claim Notice will not relieve an Indemnifying Party from liability hereunder with respect to such Claim except to the extent and only to the extent the Indemnifying Party is materially prejudiced by such failure or delay.
(b)    During the thirty (30)-day period commencing upon receipt by the Indemnifying Party of the Claim Notice (the “Dispute Period”), the Indemnifying Party may deliver to the Indemnified Party who delivered the Claim Notice a written response (the “Response Notice”), which: (i) agrees that the full Claim is owed to the Indemnified Party; (ii) agrees that part, but not all, of the Claim is owed to the Indemnified Party; or (iii) indicates that no part of the Claim is owed to the Indemnified Party. If the Response Notice is delivered in accordance with clause (ii) or (iii) of the preceding sentence, the Response Notice shall also contain a brief description of the facts and circumstances supporting the contention that only a portion or no part of the Claim is owed to the Indemnified Party, as the case may be. Any part of the Claim that is not agreed to be owed to the Indemnified Party pursuant to the Response Notice (or the entire Claim, if the Response Notice asserts that no part of the Claim is owed to the Indemnified Party) is referred to as the “Contested Amount”.  If the Indemnifying Party fails to deliver a Response Notice before the expiration of such period, the Indemnifying Party shall be deemed to have accepted liability for the Claim, subject only to final determination of the amount of Losses to the extent such amount was not reasonably ascertainable in the Claim Notice.
(c)    If any portion of a Claim is agreed or deemed to be owed then, within five (5) Business Days after the date of such agreement or deemed agreement (A) CCI and the Manager shall execute and deliver joint written instructions directing the Transfer Agent to pay to CCI from the Escrow Account an amount equal to the sum of, for each of the Manager and each Member, (I) such Person’s Pro Rata Share of such owed amount multiplied by (II) a fraction, (X) the numerator of which is the aggregate amount of Cash Consideration actually received by such Person, and (Y) the denominator of which is the aggregate amount of Merger Consideration actually received by such Person, and (B) concurrently therewith, a number of Restricted Units held by each Unit Recipient shall be cancelled in accordance with Section 3.6(e)(iii) equal to (I) such Unit Recipient's Pro Rata Share of such owed amount divided by the Unit Value (rounded to the nearest 1/1,000th of a unit) multiplied by (II) a fraction, (X) the numerator of which is the aggregate number of CROP Units held by such Unit Recipient multiplied by the Unit Value (rounded to the nearest 1/1,000th of a unit), and (Y) the denominator of which is the aggregate amount of Merger Consideration actually received by such Unit Recipient; provided, however, that, to the extent the cancellation of Restricted Units is deferred pursuant to the first proviso of Section 3.6(e)(iii)(A), the payment of the applicable portion of such owed amount from the Escrow Account pursuant to clause (A) of this Section 10.5(c) shall not be delayed on account of such deferral, and the cancellation of Restricted Units pursuant to clause (B) of this Section 10.5(c) shall instead occur reasonably promptly following the final determination of Transaction Expenses in accordance with Section 7.12(c).
(d)    If the Response Notice indicates that there is a Contested Amount, the Indemnifying Party and the Indemnified Party shall negotiate in good faith for a period of thirty (30) days following receipt of the Response Notice to resolve the dispute related to the Contested Amount. If the Parties resolve such dispute, then their resolution of such dispute shall be binding on the Parties, and a settlement agreement stipulating the amount owed to the Indemnified Party shall be signed by each of the Indemnifying Party and the Indemnified Party. If the Parties are unable to resolve such dispute, the Parties will be free to pursue such remedies as may be available to them on the terms and subject to the provisions of this Agreement. With respect to any Third-Party Claim, the procedures in Section 10.9 shall govern the defense, control and settlement of such Third-Party Claim.
(e)    The Manager shall act as the sole representative of the Manager and the Members for purposes of receiving Claim Notices, delivering Response Notices, disputing or resolving Claims, giving instructions with respect to the Escrow Account and the cancellation of Restricted Units pursuant to Section 3.6(e), and any action or inaction by the Manager under this Section 10.5 shall bind the Manager and each Member.
Section 10.6    Calculation, Timing, Manner and Characterization of Indemnification Payments.
(a)    All amounts owing by an Indemnifying Party pursuant to this Article 10 will be satisfied in accordance with Section 10.5(c) within five (5) Business Days after the later of (i) the date the Indemnifying Party is deemed liable therefor pursuant to this Article 10, and (ii) if disputed, the date of the Final Determination of the Indemnifying Party’s liability to the Indemnified Party under this Agreement. For the avoidance of doubt, if only a portion of a Claim is disputed, the undisputed portion shall be satisfied in accordance with Section 10.5(c) within five (5) Business Days after delivery of the applicable Response Notice or deemed acceptance and shall not await resolution of any Contested Amount. To the extent any amount payable to any Buyer Indemnified Party is to be satisfied from the Escrow Account, CCI and the Manager shall execute and deliver joint written instructions to the Transfer Agent within five (5) Business Days after the applicable amount becomes payable pursuant to Section 10.6(a), directing the Transfer Agent to pay such amount to CCI or its designee.
(b)    Any amount payable pursuant to this Article 10 that is not paid when due shall accrue interest from the date such payment was required to be made through the date of payment at a rate per annum equal to the prime rate published in The Wall Street Journal plus 500 basis points. The Indemnifying Party shall reimburse the Indemnified Party for all reasonable and documented out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred in enforcing payment of any amount due under this Article 10.
(c)    Any indemnity payments made under this Agreement will be treated for all Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Laws following a Final Determination.
Section 10.7    Recovery. In the event Losses suffered by any Indemnified Party are recoverable under more than one provision of this Agreement and even though an Indemnified Party is permitted to rely on each provision of this Article 10 independently (as contemplated in Section 10.8), such Indemnified Party will only be permitted to recover with respect to any particular Losses suffered by it one time as it is the Parties’ intent that once any particular Losses have been recovered by a particular Indemnified Party under one provision, such Losses no longer exist with respect to such Indemnified Party and, therefore, recovery by such particular Indemnified Party for such same Losses under another provision would constitute an unintended and prohibited “double” recovery. Notwithstanding the foregoing, an Indemnified Party shall be entitled to seek recovery under such provisions of this Agreement that maximize its recovery.
Section 10.8    Reliance. The Parties acknowledge and agree that any of the subsections of Section 10.2 and Section 10.3 may be relied upon independently of and without regard to any other of such subsections more specifically or generally covering the same subject matter.
Section 10.9    Control of Third-Party Claims.
(a)    In the event of the assertion of any Third-Party Claim, the Indemnifying Party, at its option, may assume (with legal counsel reasonably acceptable to the Indemnified Party) at its sole cost and expense the defense of such Third-Party Claim only if (i) it first acknowledges in writing its indemnification obligation for such Third-Party Claim, (ii) the Third-Party Claim seeks solely monetary damages, (iii) the reasonably expected Losses do not exceed the remaining amount recoverable from the Indemnifying Party under this Article 10, (iv) the Claim does not involve Fraud, criminal or regulatory allegations, injunctive or other non-monetary relief, Tax matters, the R&W Insurance Policy or any material effect on the Buyer Indemnified Parties’ business, assets, financing, insurance, Tax position, reputation or operations, and (v) the Indemnifying Party retains counsel reasonably acceptable to the Indemnified Party; provided that the Indemnified Party will have the right at its own expense to participate jointly with the Indemnifying Party in the defense of any such Third-Party Claim. Counsel representing both the Indemnifying Party and the Indemnified Party must acknowledge in writing its obligation to act as counsel for all parties being represented and must acknowledge and respect separate attorney-client privileges with respect to each party represented. If the Indemnified Party has been advised in writing by counsel that separate counsel is advisable due to an actual or potential conflict of interest, the Indemnified Party shall be entitled to participate in the defense of such Third-Party Claim with separate counsel at the Indemnifying Party’s expense. If the Indemnifying Party elects to undertake the defense of any Third-Party Claim under this Agreement, the Indemnified Party will cooperate with the Indemnifying Party in the defense or settlement of the Third-Party Claim, including providing access to information, making documents available for inspection and copying, and making employees available for interviews, depositions and trial, in each case, at the Indemnifying Party’s expense; provided that no Indemnified Party shall be required to disclose information that is subject to any attorney-client, attorney work product or other legal privilege. The Indemnifying Party will not be entitled to settle any Third-Party Claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed, if, pursuant to or as a result of such settlement or cessation, (A) the Indemnified Party will be obligated to pay any monetary damages which, taken together with other then outstanding Claims by the Indemnified Party under this Article 10, would exceed the remaining potential Losses payable by the Indemnifying Party under this Article 10, (B) injunctive or other equitable relief will be imposed against the Indemnified Party, or (C) such settlement does not expressly and unconditionally release the Indemnified Party from all liabilities with respect to such claim.
(b)    If the Indemnifying Party, by the fifteenth (15th) day after receipt of notice of any Third-Party Claim (or, if earlier, by the fifth (5th) day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the Person asserting such Third-Party Claim) does not assume actively and in good faith the defense of any such Third-Party Claim or action resulting therefrom in accordance with Section 10.9(a) or is not entitled to assume control of such defense pursuant to Section 10.9(c), the Indemnified Party may, at the Indemnifying Party’s expense, defend against such Claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and the Indemnifying Party will be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. The Indemnified Party will not settle or compromise any Third-Party Claim for which it is entitled to indemnification under this Agreement, without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed, if, pursuant to or as a result of such settlement or cessation, (i) the Indemnifying Party will be obligated to pay any monetary damages which, taken together with other then outstanding Claims by the Indemnifying Party under this Article 10, would exceed the remaining potential Losses payable by the Indemnified Party under this Article 10, (ii) injunctive or other equitable relief will be imposed against the Indemnifying Party, or (iii) such settlement does not expressly and unconditionally release the Indemnifying Party from all liabilities with respect to such claim.
(c)    Notwithstanding anything in this Section 10.9 to the contrary, the Indemnified Party will in all cases be entitled to control the defense of a Third-Party Claim if such Third-Party Claim (i) would result in liabilities which, taken together with other then outstanding Claims by the Indemnified Party under this Article 10, would exceed the remaining potential Losses payable by the Indemnifying Party under this Article 10, (ii) would adversely affect in any material respect the Indemnified Party or its Affiliates other than as a result of money damages, or (iii) seeks injunctive or other non-monetary relief against the Indemnified Party or its Affiliates.
(d)    This Section 10.9 shall not apply to any Tax proceedings, which shall be governed by Section 7.7.
(e)    Nothing in this Section 10.9 shall apply to, limit, delay or otherwise affect any claim under, or any rights or obligations with respect to, the R&W Insurance Policy, and the Buyer Indemnified Parties shall have sole control over all matters relating to any claim or potential claim under the R&W Insurance Policy.
Section 10.10    Exclusive Remedy. Other than in respect of Fraud, claims for specific performance of covenants under Section 11.8 or the procedures set forth in Section 3.1(c) with respect to any adjustments to the Merger Consideration, the rights of the Buyer Indemnified Parties and Seller Indemnified Parties under this Article 10 (and under Section 11.8) shall be the sole and exclusive remedies of the Parties for any breach of this Agreement following the Closing.
Section 10.11    Escrow Release.
(a)    Within five (5) Business Days following the date that is one year after the Closing Date (the “Release Date”), CCI and the Manager shall execute and deliver joint written instructions directing the Transfer Agent to distribute the then-remaining Escrow Amount to the Manager, for the benefit of the Members; provided, however, that if, on the Release Date, any Pending Claim has not been Finally Determined, a portion of the Escrow Amount equal to the sum of, for each of the Manager and each Member, (i) such Person’s Pro Rata Share of the aggregate amount of such Pending Claims (as set forth in the applicable Claim Notices) multiplied by (ii) a fraction, (A) the numerator of which is the aggregate amount of Cash Consideration actually received by such Person, and (B) the denominator of which is the aggregate amount of Merger Consideration actually received by such Person, shall be retained until Final Determination of such Pending Claims.
(b)    To the extent that, on the Release Date, any portion of the Escrow Amount is not distributed pursuant to Section 10.11(a) on such date on account of a Pending Claim and, subsequent to such Release Date, such Pending Claim is resolved, CCI and the Manager shall promptly execute and deliver joint written instructions directing the Transfer Agent to (i) pay to the applicable Buyer Indemnified Parties the amount of such Losses, if any, as Finally Determined in respect of such Pending Claim, and (ii) distribute to the Manager, for the benefit of the Members, the excess, if any, of the portion of the Escrow Amount retained in respect of such Pending Claim over the amount paid pursuant to clause (i). Concurrently with any payment from the Escrow Account pursuant to clause (i) of this Section 10.11(b), Restricted Units of each Unit Recipient shall be cancelled in accordance with Section 3.6(e)(iii) in a number proportional to the portion of such Unit Recipient's Merger Consideration received as

CROP Units. Upon Final Determination of all such Claims, all remaining Restricted Units that have not been cancelled shall be released from restriction.
ARTICLE 11

GENERAL PROVISIONS
Section 11.1    Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given or made on the date of receipt by the recipient thereof if received on or prior to 11:59 p.m., New York City time, if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by e-mail of a portable document form (pdf) attachment (providing confirmation of transmission (other than by automatic response)) at the following addresses (or at such other address for a Party as shall be specified by like notice):
(a)    if to the Company:
Lightning Development LLC
c/o Mandel Group, Inc.
330 East Kilbourn Avenue, Suite 600 South
Milwaukee, WI 53202
Attn: Barry R. Mandel
Email: bmandel@mandelgroup.com
with copies (which shall not constitute notice) to:
Proskauer Rose LLP
Eleven Times Square
New York, NY 10036
Attention: David Slotkin
Email: DSlotkin@proskauer.com
Foley & Lardner LLP
777 E. Wisconsin Avenue
Milwaukee, WI 53202
Attention: Joshua Roling
Email: jroling@foley.com
(b)    if to any CCI Party to:
Cottonwood Communities, Inc.
3257 S. Richmond St., Suite 106B
Millcreek, UT 84106
Attn: Gregg Christensen

with copies (which shall not constitute notice) to:

Robert H. Bergdolt
DLA Piper LLP (US)
4141 Parklake Avenue, Suite 300
Raleigh, NC 27612
Section 11.2    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
Section 11.3    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (electronically by email or facsimile) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in portable document form (pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
Section 11.4    Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the CCI Disclosure Letter, the Company Disclosure Letter and all Schedules and Exhibits), the Confidentiality Agreement, the Escrow Agreement, the R&W Insurance Policy, any Tax Protection Agreement and all other certificates, instruments, documents or agreements contemplated by this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement. Except as set forth in Article 10 with respect to the Buyer Indemnified Parties and the Seller Indemnified Parties, Section 11.11(a) with respect to the Non-Recourse Parties, Section 11.11(b) with respect to the Mandel Released Parties, the Escrow Agreement with respect to the parties and beneficiaries thereunder, any Tax Protection Agreement with respect to the parties and beneficiaries thereunder, and any other certificate, instrument, document or agreement executed or delivered in connection with the transactions contemplated hereby with respect to the parties and express beneficiaries thereof, this Agreement is not intended to confer upon any Person other than the Parties hereto any rights or remedies. The representations and warranties in this Agreement are the product of negotiations among the

Parties and any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 11.5 without notice or liability to any other Person, except to the extent such Person is expressly entitled to rights or remedies under Article 10, the Escrow Agreement, any Tax Protection Agreement or any other certificate, instrument, document or agreement executed or delivered in connection with the transactions contemplated hereby. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 11.5    Amendment; Extension; Waiver. At any time prior to the Merger Effective Time, the Parties may, to the extent permitted under applicable Law and except as otherwise set forth herein, (a) amend any provision of this Agreement, (b) extend the time for the performance of any of the obligations or other acts of the other Parties, (c) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement, or (d) waive compliance with any of the agreements or conditions contained in this Agreement. Any such amendment of this Agreement shall be valid only if specifically set forth in an instrument in writing signed on behalf of all Parties. Any such grant by a Party of an extension or waiver in respect of any provision of this Agreement shall be valid only if specifically set forth in an instrument in writing by such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. The failure of any Party to this Agreement to assert any of its rights under this Agreement shall not constitute a waiver of those rights, and no delay on the part of any Party in exercising any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any rights under this Agreement shall preclude any other or further exercise thereof or of any other right.
Section 11.6    Governing Law; Venue.
(a)    This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to its conflicts of laws principles (whether the State of Delaware or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Delaware).
(b)    All disputes arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware state or federal court. Each of the Parties hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any such Delaware state or federal court for the purpose of any Action arising out of or relating to this Agreement brought by any Party, (ii) agrees not to commence any such Action except in such courts, (iii) agrees that any claim in respect of any Action may be heard and determined in any such Delaware state or federal court, (iv) waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any such Action, and (v) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such dispute. Each of the Parties agrees that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 11.1. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.
Section 11.7    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise, by any of the Parties without the prior written consent of the other Parties. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns, and any attempted or purported assignment or delegation in violation of this Section 11.7 shall be null and void.
Section 11.8    Specific Performance. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the effective time of any termination of this Agreement pursuant to Article 9, each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which such Party is entitled at law or in equity. In the event that any Action should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.
Section 11.9    Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) ACKNOWLEDGES THAT IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND THAT IT MAKES THIS WAIVER VOLUNTARILY, AND (C) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.9.
Section 11.10    Authorship. The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

Section 11.11    No Recourse; Release.
(a)    The CCI Parties and the Company acknowledge and agree that other than in connection with any Tax Protection Agreement, any Election Form or any other certificate, instrument, document or agreement contemplated to be executed in connection with the transactions contemplated by this Agreement, in each case, to which a Non-Recourse Party (as defined below) is a party, no Person who is not a Party, including any past, present or future director, officer, employee, Member, shareholder or other securityholder (whether direct or indirect), Affiliate or Representative of the Company or any Company Subsidiary (collectively, the “Non-Recourse Parties”), will have or be subject to any liability resulting from any claim based on, in respect of, or by reason of, this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such liability may be sought to be imposed, whether at law, in equity or otherwise; provided, however, that, for the avoidance of doubt, nothing in this Section 11.11(a) shall relieve any Party from its obligations under this Agreement. The terms and provisions of this Section 11.11(a) are intended to be enforceable by any of the Non-Recourse Parties, each of whom is an intended third-party beneficiary of this Section 11.11(a).
(b)    Effective as of the Closing, except for any rights or obligations under this Agreement or any certificate, instrument, document or agreement contemplated to be executed in connection with the transactions contemplated by this Agreement, each CCI Party on behalf of itself and each CCI Subsidiary and each of its and their respective past, present or future general or limited partners, management companies, members, shareholders, equityholders, controlling Persons or Affiliates, and each of the foregoing’s respective directors, managers, officers, owners or employees (in their capacities as such), or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “CCI Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the Manager, the Members and their respective Affiliates, and each of the foregoing’s respective past, present or future general or limited partners, management companies, members, shareholders, equityholders, controlling Persons or Affiliates, and each of the foregoing’s respective directors, managers, officers, owners or employees (in their capacities as such), or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Mandel Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort or otherwise and whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise) which the CCI Releasing Parties may have against each of the Mandel Released Parties, now or in the future, in each case in respect of any cause, matter or thing to the extent relating to the Mandel Released Parties’ relationship with and operation of the Company and the Company Subsidiaries, or any actions taken or failed to be taken by any of the Mandel Released Parties in relation to or arising from, the Mandel Released Parties’ operation of the Company and the Company Subsidiaries or their ownership of the Company and the Company Subsidiaries, in each case, occurring or arising prior to the Closing. The rights and claims waived and released by the CCI Releasing Parties hereunder include claims for damages, indemnification, contribution and other rights of recovery arising out of or relating to any breach of contract, misrepresentation or breach of warranty, negligent misrepresentation, all other claims for breach of duty and all other claims arising under applicable Law. From and after the Closing, no CCI Releasing Party shall bring any action, suit or proceeding against any Mandel Released Party, whether at law or in equity, with respect to any of the rights or claims waived and released by the CCI Releasing Parties hereunder. Notwithstanding anything to the contrary in this Agreement, this Section 11.11(b) shall not (i) apply to rights and obligations under agreements between or among a CCI Releasing Party, on the one hand, and a Mandel Released Party, on the other hand, unrelated to the Company or the Company Subsidiaries, (ii) release or discharge any Mandel Released Party of its respective obligations or liabilities pursuant to this Agreement, any Tax Protection Agreement, any Election Form or any other certificate, instrument, document or agreement contemplated to be executed in connection with the transactions contemplated by this Agreement or waive any rights or claims of any CCI Releasing Party pursuant to this Agreement, any Tax Protection Agreement, any Election Form or any other certificate, instrument, document or agreement contemplated to be executed in connection with the transactions contemplated by this Agreement, (iii) release or discharge any claims by or against any Mandel Released Party in such Mandel Released Party’s capacity as a past or present employee or service provider of the Company or any Company Subsidiary under any employment, stock option, bonus or other employment or compensation agreements or plans maintained by the Company or any Company Subsidiary prior to the Closing, (iv) affect any rights or remedies of any Buyer Indemnified Party under the R&W Insurance Policy or any other insurance policy, or any rights of any insurer under the R&W Insurance Policy to pursue subrogation against the Manager or any Member in the case of Fraud by the Manager or such Member, or (v) release or discharge any liability or obligation arising out of, or waive any claim for Fraud. This Section 11.11 shall survive the Closing.
Section 11.12    Disclosure Letters. Each of the Company Disclosure Letter and the CCI Disclosure Letter, as applicable, shall be arranged in separate parts corresponding to the numbered and lettered Sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part thereof shall be deemed to relate to and qualify only the particular representation or warranty set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (a) such information is cross-referenced in another part of such Disclosure Letter; or (b) it is reasonably apparent on the face of the disclosure (without reference to any document referred to therein or any independent knowledge on the part of the reader regarding the matter disclosed) that such information qualifies another representation or warranty of the applicable Party in this Agreement. The headings contained in the Disclosure Letters are for convenience of reference only, and shall not be deemed to modify or influence the interpretation of the information contained in the Disclosure Letters or this Agreement. The inclusion of any information in such Disclosure Letter is not intended to broaden the scope of any representation or warranty contained in this Agreement or to create any covenant, and will not (i) represent a determination that such item is material or establish a standard of materiality, (ii) represent a determination that such item did not arise in the ordinary course of business, (iii) represent a determination that the transactions contemplated by this Agreement require the consent of any third party, or (iv) constitute, or be deemed to be, an admission to any third party concerning such item. Any fact or item, including the specification of any dollar amount, disclosed in the Disclosure Letters shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement, and matters reflected in the Disclosure Letters are not necessarily limited to matters required by this Agreement to be reflected herein, and may be included solely for information purposes; and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in the Disclosure Letters in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in the Disclosure Letters is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material). No disclosure in the Disclosure Letters relating to any possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Moreover, in disclosing the information in the Disclosure Letters, the Parties do not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

COTTONWOOD COMMUNITIES, INC.

By:    /s/ Enzio Cassinis
Name:    Enzio Cassinis
Title:    President

COTTONWOOD RESIDENTIAL O.P., LP

By: Cottonwood Communities GP Subsidiary,
LLC
Its: General Partner

By: Cottonwood Communities, Inc.
Its: Sole Member

By:    /s/ Enzio Cassinis
Name:    Enzio Cassinis
Title:    President

CC WOODNOTE MS, LLC

By: CC Acquisition Manager, LLC
Its: Sole Manager

By:    /s/ Gregg Christensen
Name:    Gregg Christensen
Title:    Chief Legal Officer

[Signature page to Agreement and Plan of Merger]

COMPANY:

WOODNOTE EQUITY LLC

By: Mandel/Woodnote Equity LLC
Its: Manager

By: BR Mandel LLC
Its: Manager

By:    /s/ Barry R. Mandel
Name: Barry R. Mandel
Title: Manager

MANDEL/WOODNOTE EQUITY LLC*

By: BR Mandel LLC
Its: Manager

By:    /s/ Barry R. Mandel
Name: Barry R. Mandel
Title: Manager

*solely for purposes of Sections 3.1(b)(ii), 3.1(k), 3.2(b), 7.12, Section 7.13 and Article 11 to the extent applicable thereto
[Signature page to Agreement and Plan of Merger]

EXHIBITS
Exhibit A (Owner Entities and Properties), Exhibit B (Merger Consideration), Exhibit C (Form of Tax Protection Agreement), Exhibit D (Form of Amendment to CROP OP Agreement), Exhibit E (Accounting Principles) and Exhibit E-2 (Example Net Closing Date Assets Calculation) to this Agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant will furnish supplementally a copy of any omitted exhibit to the Securities and Exchange Commission upon request.

SCHEDULE OF OMITTED MERGER AGREEMENTS
(Filed Agreement — Existing Indebtedness Assumed)
Pursuant to Instruction 2 to Item 601 of Regulation S-K, the registrant has filed the Agreement and Plan of Merger, dated as of September 2, 2026, by and among Cottonwood Communities, Inc. (“CCI”), Cottonwood Residential O.P., LP (“CROP”), CC Woodnote MS, LLC, Woodnote Equity LLC and, solely for the limited purposes set forth therein, Mandel/Woodnote Equity LLC (the “Filed Agreement”). The registrant has omitted the seven agreements identified below, each dated as of September 2, 2026 and entered into by CCI, CROP and the Merger Sub, Acquired Company and Manager identified below. The omitted agreements are substantially identical to the Filed Agreement in all material respects, except as to the parties, the property and the purchase price, and except as described in the notes to this schedule.
The aggregate purchase price under all twelve agreements (the two filed agreements and the ten omitted agreements) is approximately $515,279,000. The registrant has not separately disclosed the purchase price under each agreement, which the registrant does not consider material.

Merger Sub	Acquired Company	Manager	Property (Location)
CC PG Waukee MS, LLC	Prairiegrass Equity LLC	Mandel/Prairiegrass Equity LLC	PrairieGrass at Waukee (Waukee, IA)
CC PG Jordan Creek MS, LLC	PG Jordan Creek LLC	Mandel/PG Jordan Creek LLC	PrairieGrass at Jordan Creek (West Des Moines, IA)
CC Crescent MS, LLC	Crescent Apartments LLC	Mandel/Crescent Apartments LLC	Crescent (Wauwatosa, WI)
CC Chiswick MS, LLC	Chiswick Apartments LLC	Mandel/Chiswick Apartments LLC	The Chiswick at Dunwood (Fox Point, WI)
CC Taxco MS, LLC	Taxco OZ Fund LLC	Mandel/Taxco Apartments LLC	Taxco Apartments (Milwaukee, WI)¹
CC Hackney House MS, LLC	Pabst Farms Apartments LLC	Mandel/Pabst Farms Apartments LLC	Hackney House (Oconomowoc, WI)
CC Echelon MS, LLC	Echelon LLC	Mandel/Echelon LLC	Echelon (Wauwatosa, WI)²

¹ Mandel/Taxco Apartments LLC is also a party as seller of a 1% interest in Taxco Apartments LLC, the property owner, in exchange for 1% of the purchase price.
² Echelon Parking Corporation is also a party and will convey the Parking Unit to CROP or its designee; a portion of the purchase price is allocated to that conveyance, and the purchase price is reduced by the Balcony Cap Ex Credit.
The registrant acknowledges that the Securities and Exchange Commission may request copies of any omitted agreement, and the registrant will furnish a copy of any such agreement to the Commission upon request.